Exhibit 10.1
Execution Version
AMENDMENT NO. 1, dated as of April 8, 2022 (this “Amendment”), to the Credit Agreement dated as of December 20, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time prior to the date hereto, the “Credit Agreement”; the Credit Agreement as amended by the Amendment, the “Amended Credit Agreement”), among CIRCOR INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), the other Credit Parties party thereto, TRUIST BANK, as Administrative Agent and as Collateral Agent, Swing Line Lender and an LC Issuer and each other Lender and LC Issuer from time to time party thereto (collectively, the “Lenders”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

WHEREAS, pursuant to Section 11.12 of the Credit Agreement, the Credit Agreement may be amended with the written consent of the Borrower, the Administrative Agent and the Required Lenders;
WHEREAS, pursuant to Section 11.12(a)(i)(F) of the Credit Agreement, Section 7.07 of the Credit Agreement may be amended with the written consent of the Borrower, the Administrative Agent and the Required Revolving Lenders;
WHEREAS, the Borrower, the Administrative Agent, the Required Revolving Lenders and the Required Lenders party hereto desire to amend the Credit Agreement on the terms set forth herein;
NOW, THEREFORE, in consideration of the covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Amendments. On the Amendment No. 1 Effective Date the Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A.

SECTION 2. Conditions to Effectiveness. This Amendment shall become effective on the date (such date being referred to as the “Amendment No. 1 Effective Date”) when each of the following conditions shall have been satisfied:

(a) (i) the Borrower shall have executed and delivered a counterpart of this Amendment to the Administrative Agent, (ii) Lenders constituting Required Lenders and Required Revolving Lenders shall have executed and delivered counterparts of this Amendment to the Administrative Agent and (iii) the Administrative Agent shall have executed a counterpart of this Amendment;
(b) each of the representations and warranties of each Credit Party contained in Section 3 hereof shall be true and correct on and as of the Amendment No. 1 Effective Date;

(c) no Default or Event of Default shall have occurred and be continuing on the Amendment No. 1 Effective Date;

(d) Truist Securities, Inc. shall have received the fees in the amounts previously agreed to in writing with the Borrower to be received on the Amendment No. 1 Effective Date pursuant to that certain Engagement Letter, dated as of March 31, 2022 and under Section 11.01 of the Credit Agreement (including the reasonable legal fees and expenses of Cahill Gordon & Reindel LLP, counsel to the Administrative Agent); and

(e) the Administrative Agent shall have received, for the account of each Lender with an Initial Term Loan or Revolving Commitment who has delivered an executed counterpart of this Amendment prior to 5:00 p.m. (New York City time) on April 7, 2022, consent fees in an amount equal to 2.00% of the aggregate principal amount of Initial Term Loans and/or 0.50% of the aggregate principal amount of Revolving Commitments, as applicable, held by such Lender immediately prior to such time; this fee will be fully earned and due and payable on the Amendment No. 1 Effective Date.

SECTION 3. Representations and Warranties. The Borrower hereby represents and warrants on and as of the Amendment No. 1 Effective Date that:

(a) the Borrower is a duly organized or formed and validly existing corporation in good standing under the laws of the jurisdiction of its formation and has the corporate power and authority to execute and deliver this Amendment and carry out the terms and provisions of this Amendment and the Amended Credit Agreement and has taken all necessary corporate action to authorize the execution and delivery of this Amendment and performance of this Amendment and the Amended Credit Agreement;

(b) the Borrower has duly executed and delivered this Amendment and each of this Amendment and the Amended Credit Agreement constitutes the legal, valid and binding agreement and obligation of the Borrower enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law);

(c) none of the execution and delivery by the Borrower of this Amendment, the performance by the Borrower of this Amendment and the Amended Credit Agreement or the compliance with the terms and provisions hereof or thereof or the consummation of the transactions contemplated hereby (i) will contravene any provision of any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority applicable to the Borrower or its properties and assets in a manner that is materially adverse to the Borrower or its Restricted Subsidiaries, (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than the Liens created pursuant to the Collateral Documents or Liens otherwise permitted under the Amended Credit Agreement) upon any of the property or assets of the Borrower pursuant to the terms of any promissory note, bond, debenture, indenture, mortgage, deed of trust, credit or loan agreement, or any other Material Agreement or (iii) will violate any provision of the Organizational Documents of the Borrower and its Restricted Subsidiaries;

(d) the representations and warranties of the Borrower contained in the Amended Credit Agreement and the other Loan Documents are true and correct in all material respects (except that if any such representation or warranty contains any materiality qualifier, such representation or warranty is true and correct in all respects) on and as of the Amendment No. 1 Effective Date (after giving effect thereto) to the same extent as though made on and as of the Amendment No. 1 Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects (except that if any such representation or warranty contains any materiality qualifier, such representation or warranty is true and correct in all respects) on and as of such earlier date; and

(e) upon the effectiveness of this Amendment, no Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated hereby.

SECTION 4. Effect on Loan Documents.

(a) On and after the effectiveness of this Amendment, each reference in any Loan Document to “the Credit Agreement” shall mean and be a reference to the Amended Credit Agreement and each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import shall mean and be a reference to the Amended Credit Agreement.

(b) Except as specifically amended herein, all Loan Documents (including all guarantees and Liens granted thereunder in respect of the Secured Obligations) shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of the Loan Documents or in any way limit, impair or otherwise affect the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents. This Amendment shall not constitute a novation of the Credit Agreement or the other Loan Documents.

(d) The Borrower and the other parties hereto acknowledge and agree that, on and after the Amendment No. 1 Effective Date, this Amendment shall constitute a Loan Document for all purposes of the Amended Credit Agreement.

SECTION 5. Governing Law, Submission to Jurisdiction, Venue and Waiver of Jury Trial. The provisions of Section 11.08 of the Credit Agreement are hereby deemed to be incorporated herein, mutatis mutandis.

SECTION 6. Miscellaneous.

(a) This Amendment shall be binding upon and inure to the benefit of the Credit Parties and their respective successors and permitted assigns, and upon the Administrative Agent and the Lenders and their respective successors and permitted assigns.

(b) To the extent permitted by applicable Requirements of Law, any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(c) This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, emailed pdf or electronic mail that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. As used herein, the term “Electronic Signature” shall mean an electronic symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Amendment as of the date first above written.

CIRCOR INTERNATIONAL, INC., as Borrower

By: /s/ Tanya Dawkins
    Name: Tanya Dawkins
Title: Treasurer

TRUIST BANK, as Administrative Agent

By: /s/ Christian Jacobsen
    Name: Christian Jacobsen
Title: Director

LENDER SIGNATURE PAGES ON FILE WITH ADMINISTRATIVE AGENT

[Signature Page to Amendment No. 1]

EXHIBIT A
TO AMENDMENT NO. 1 TO THE CREDIT AGREEMENT

[Attached]

Execution Version

CREDIT AGREEMENT
dated as of
December 20, 2021,
and as amended by Amendment No. 1, dated as of April 8, 2022 among
CIRCOR INTERNATIONAL, INC.,
as Borrower,
THE OTHER CREDIT PARTIES PARTY HERETO,
THE LENDERS PARTY HERETO,
as Lenders,
TRUIST BANK,
as the Administrative Agent, Collateral Agent,
Swing Line Lender and an LC Issuer

TRUIST SECURITIES, INC.,
CITIZENS BANK, N.A.
KEYBANC CAPITAL MARKETS INC.
as Joint Lead Arrangers and Joint Bookrunners,

TABLE OF CONTENTS
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Page

Section 11.26 Keepwell	143
Section 11.27 Acknowledgement and Consent to Bail-In of Affected Financial Institutions	143
Section 11.28 Acknowledgment Regarding any Supported QFCs	143

SCHEDULES
Schedule 1(a)    Commitments
Schedule 1(b)    Auction Procedures
Schedule 1.01(a)     Immaterial Subsidiaries
Schedule 2    Material Agreements
Schedule 2.05    Existing Letters of Credit
Schedule 5.01    Subsidiaries
Schedule 5.14    ERISA
Schedule 6.11(b)    Post-Closing Matters
Schedule 7.03    Permitted Liens
Schedule 7.04    Permitted Indebtedness
Schedule 7.05    Permitted Investments

EXHIBITS
Exhibit A-1    Form of Revolving Facility Note
Exhibit A-2    Form of Term Loan Note
Exhibit A-3    Form of Swing Line Note
Exhibit B-1    Form of Notice of Borrowing
Exhibit B-2    Form of Notice of Continuation or Conversion
Exhibit B-3    Form of LC Request
Exhibit C    Form of Compliance Certificate
Exhibit D    Form of Closing Certificates
Exhibit E    Form of Assignment and Assumption Agreement
Exhibit F    Form of Security Agreement
Exhibit G    Form of Tax Certificates
Exhibit H    Form of Joinder Agreement

-vi-

THIS CREDIT AGREEMENT is entered into as of December 20, 2021, among the following:
    (i)    CIRCOR INTERNATIONAL, INC., a Delaware corporation (herein, together with its successors and assigns, the “Borrower”);
    (ii)    each Domestic Subsidiary of the Borrower signatory hereto (herein, together with any other Domestic Subsidiary of the Borrower that becomes a party hereto by joinder supplement (substantially in the form of Exhibit H hereto) or otherwise after the date hereof and together with their respective successors and assigns, collectively, the “Subsidiary Guarantors” and, individually, “Subsidiary Guarantor”);
    (iii)    the lenders from time to time party hereto (herein, together with their respective successors and assigns, collectively, the “Lenders” and, individually, “Lender”);
    (iv)    TRUIST BANK, as the administrative agent (in such capacity, the “Administrative Agent”), collateral agent for the Creditors (in such capacity, the “Collateral Agent”), as the Swing Line Lender (as hereinafter defined) and an LC Issuer (as hereafter defined); and
    (v)    TRUIST SECURITIES, INC., CITIZENS BANK, N.A. and KEYBANC CAPITAL MARKETS INC., as joint-lead arrangers and joint-bookrunners.
RECITALS:
(1)    The Borrower will concurrently with the consummation of this Agreement, repay all of the existing indebtedness of the Borrower and its subsidiaries other than Indebtedness permitted to remain outstanding by this Agreement and terminate the commitments under the Borrower’s existing credit facility (collectively, the “Refinancing”).
(2)    In connection with the foregoing, the Borrower has requested that (i) the Lenders extend credit in the form of Initial Term Loans to the Borrower on the Closing Date, in an aggregate principal amount of $530,000,000 and (ii) the Lenders extend credit in the form of Revolving Loans made available to the Borrower at any time and from time to time prior to the Revolving Facility Termination Date, in an aggregate principal amount at any time outstanding not in excess of the Dollar Equivalent of $100,000,000 less the aggregate LC Outstandings and Swing Loans outstanding at such time, (iii) the LC Issuer issue standby Letters of Credit at any time and from time to time during the Revolving Facility Availability Period, in an aggregate Stated Amount at any time outstanding not in excess of the Dollar Equivalent of $50,000,000 and (iv) the Swing Line Lender issue Swing Loans at any time and from time to time prior to the Swing Loan Maturity Date, in an aggregate principal amount at any time outstanding not in excess of the Swing Line Commitment.
(3)    Subject to and upon the terms and conditions set forth herein, the Lenders, the Swing Line Lender and each LC Issuer are willing to extend credit and make available to the Borrower the credit facility provided for herein for the foregoing purposes.
AGREEMENT:
In consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:
ARTICLE I.

DEFINITIONS AND TERMS
Section 1.01Certain Defined Terms. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires:
“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (i) the acquisition of all or substantially all of the assets of any Person, or any business unit, division, product line or line of business of any Person, (ii) the acquisition or ownership of in excess of 50% of the Equity Interest of any Person, or (iii) the acquisition of another Person by a merger, consolidation, amalgamation or any other combination with such Person.
“Additional Escrow Amount” means an amount equal to (a) all interest that could accrue on any Future Escrow Debt from and including the date of issuance thereof to and including the date of any potential mandatory redemption to occur if the proceeds of such Future Escrow Debt are not released from the applicable Future Escrow Account, plus (b) the amount of any original issue discount on such Future Escrow Debt, plus (c) all fees and expenses that are incurred in connection with the issuance of such Future Escrow Debt and all fees, expenses or other amounts payable in connection with any redemption of such Future Escrow Debt.
“Additional Lender” means, at any time, any bank, other financial institution or institutional investor or fund that, in each case, is not an existing Lender and that agrees to provide any portion of any Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.20.
“Adjusted Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Loan, (i) the rate per annum equal to the London interbank offered rate for deposits in Dollars appearing on Reuters screen page LIBOR 01 (or on any successor or substitute page of such service or any successor to such service, or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in its reasonable discretion) (the “Eurodollar Screen Rate”) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period, with a maturity comparable to such Interest Period, divided by (ii) a percentage equal to 100% minus the Eurodollar Reserve Percentage; provided, that if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as determined by the Administrative Agent in its reasonable discretion, to be the arithmetic average of the rates per annum at which deposits in Dollars in an amount equal to the amount of such Eurodollar Loan are offered by major banks in the London interbank market to the Administrative Agent at approximately 11:00 A.M. (London time), two (2) Business Days prior to the first day of such Interest Period. For purposes of this Agreement, the Adjusted Eurodollar Rate will not be less than (A) 0.50%, with respect to Term Loans and (B) zero percent (0%), with respect to Revolving Loans.
“Adjusted Foreign Currency Rate” means with respect to each Interest Period for any Foreign Currency Loan denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”) or a comparable or successor rate as may be agreed by the Borrower and the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in its reasonable discretion) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period; provided, that to the extent a comparable or successor rate is agreed between ~~Holdings~~the Borrower and the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner in consultation with the Borrower and consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower. For purposes of this Agreement, the Adjusted Foreign Currency Rate will not be less than 0.50%.

“Administrative Agent” has the meaning set forth in the recitals and includes any successor to the Administrative Agent appointed pursuant to Section 9.11.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person, or, in the case of any Lender that is an investment fund, the investment advisor thereof and any investment fund having the same investment advisor. A Person shall be deemed to control a second Person if such first Person possesses, directly or indirectly, the power (i) to vote 15% or more of the securities having ordinary voting power for the election of directors or managers of such second Per-

son or (ii) to direct or cause the direction of the management and policies of such second Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, any director or officer (or person functioning in a substantially similar role) of the Borrower or any of its Subsidiaries shall be deemed an Affiliate of the Borrower and its Subsidiaries. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall in any event be considered an Affiliate of the Borrower or any of its Subsidiaries.
“Aggregate Credit Facility Exposure” means, at any time, the sum of (i) the Aggregate Revolving Facility Exposure at such time and (ii) the aggregate principal amount of Swing Loans outstanding at such time.
“Aggregate Revolving Facility Exposure” means, at any time, the sum of (i) the Dollar Equivalent of the principal amounts of all Revolving Loans made by all Lenders and outstanding at such time and (ii) the Dollar Equivalent of the aggregate amount of the LC Outstandings at such time.
“Agreement” means this Credit Agreement, as the same may from time to time be amended, restated, supplemented or otherwise modified.
“Amendment No. 1” means that certain Amendment No. 1 to the Credit Agreement, dated as of the Amendment No. 1 Effective Date, among the Borrower, each other Guarantor party thereto, the Lenders party thereto and the Administrative Agent.

“Amendment No. 1 Effective Date” has the meaning set forth in Amendment No. 1. The Amendment No. 1 Effective Date occurred on April 8, 2022.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries concerning or relating to bribery or corruption.
“Anti-Terrorism Law” means the USA Patriot Act or any other law of any jurisdiction applicable to the Borrower or its Subsidiaries pertaining to the prevention of future acts of terrorism, in each case as such laws may be amended from time to time.
“Applicable ECF Percentage” means, for any fiscal year of the Borrower, (a) 50% if the First Lien Net Leverage Ratio as of the last day of such fiscal year is greater than 4.10:1.00, (b) 25% if the First Lien Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 4.10:1.00 and greater than 3.60:1.00 and (c) 0% if the First Lien Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 3.60:1.00; provided that if a Default or an Event of Default has occurred and is continuing, the Applicable ECF Percentage shall be 50%.
“Applicable Lending Office” means, with respect to each Lender, the office designated by such Lender to the Administrative Agent as such Lender’s lending office for all purposes of this Agreement. A lender may have a different Applicable Lending Office for Base Rate Loans, Eurodollar Loans and Foreign Currency Loans.
“Applicable Margin” means (x) initially, a percentage per annum equal to (a) for Term Loans, (i) 4.50%, in the case of Eurodollar Loans and (ii) 3.50%, in the case of Base Rate Loans, (b) for Revolving Loans, (i) 4.50%, in the case of Eurodollar Loans and (ii) 3.50%, in the case of Base Rate Loans, and (c) for Swing Loans (all of which shall be Base Rate Loans), 3.50%~~.~~ and (y) on and after the Amendment No. 1 Effective Date, a percentage per annum equal to (a) for Term Loans, (i) 5.50%, in the case of Eurodollar Loans and (ii) 4.50%, in the case of Base Rate Loans, (b) for Revolving Loans, (i) 4.75%, in the case of Eurodollar Loans and (ii) 3.75%, in the case of Base Rate Loans, and (c) for Swing Loans (all of which shall be Base Rate Loans), 3.75%; provided that on and after the Amendment No. 1 Effective Date, the Applicable Margin shall be based on the rating determined by S&P and Moody’s (collectively, the “Debt Ratings”) of the Facilities in accordance with the pricing grid set forth below.

Level	Debt Ratings of the Facilities	Eurodollar Term Loan Applicable Margin	Base Rate Term Loan Applicable Margin
I	≥ B3 and B-	5.50%	4.50%
II	< B3 or B-	6.00%	5.00%

Each change in the Applicable Margin resulting from a publicly announced change in the Debt Ratings shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. For the avoidance of doubt, in the event of a split Debt Rating resulting in one Debt Rating in Level I and one Debt Rating in Level II, the Applicable Rate will be determined by reference to Level II. If there is no Debt Rating from either S&P or Moody’s then Level II shall apply.

“Approved Bank” has the meaning provided in subpart (ii) of the definition of “Cash Equivalents.”

“Approved Fund” means a fund that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit and that is administered or managed by a Lender or an Affiliate of a Lender.
“Asset Sale” means the sale, lease, transfer or other disposition (including by means of Sale and Lease-Back Transactions, and by means of mergers, consolidations, amalgamations and liquidations of a corporation, partnership or limited liability company of the interests therein of the Borrower or any Restricted Subsidiary) by the Borrower or any Restricted Subsidiary to any Person of any of the Borrower’s or such Restricted Subsidiary’s respective assets (including, for the avoidance of doubt, Equity Interests), provided that the term Asset Sale specifically excludes any sales, transfers or other dispositions of inventory, or obsolete, worn-out or excess furniture, fixtures, equipment or other property, real or personal, tangible or intangible, in each case in the ordinary course of business.
“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E.
“Assuming Revolving Lender” has the meaning provided in Section 2.16(a)(iii).
“Auction Party” or “Auction Parties” has the meaning assigned to such term in the definition of “Dutch Auction” or as specified in Section 2.13(e), as the context may require.
“Authorized Officer” means with respect to the Borrower or any Restricted Subsidiary, any of the following officers: the Chairman, the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Assistant Treasurer or the Corporate Controller or, in the case of any of the foregoing, such other Person as is authorized in writing to act on behalf of the Borrower or such Restricted Subsidiary and is reasonably acceptable to the Administrative Agent. Unless otherwise qualified, all references herein to an Authorized Officer shall refer to an Authorized Officer of the Borrower.
“Available Amount,” means, on any date of determination, a cumulative amount equal to (without duplication):
(a)    $~~25,000,000~~21,250,000, plus
(b)    the sum of Excess Cash Flow (but not less than zero in any period) for the fiscal year ending December 31, 2022 and Excess Cash Flow for each succeeding completed fiscal year as of such date, in each case, that was not required to prepay Term Loans (or other permitted Indebtedness) pursuant to Section 2.13(b)(iii), plus
(c)    the cumulative amount of cash proceeds to the Borrower from the sale of Qualified Equity Interests of the Borrower after the Closing Date and on or prior to such time, plus

(d)    returns, profits, distributions and similar amounts (whether by means of a sale or other disposition, a repayment of a loan or advance, a dividend or otherwise) received in cash or Cash Equivalents (plus up to $~~5,000,000~~4,250,000 of non-cash returns, profits, distributions and similar amounts) by the Borrower and the Restricted Subsidiaries on Investments made using the Available Amount, plus
(e)    the aggregate amount of any Retained Declined Proceeds since the Closing Date, minus
(f)    any amount of the Available Amount used to make Investments pursuant to Section 7.05(o) after the Closing Date and prior to such time, minus
(g)    any amount of the Available Amount used to pay dividends or make distributions or payments in respect of Junior Debt or other Restricted Payments pursuant to Section 7.06(f) after the Closing Date and prior to such time, minus
(h)    any amount of the Available Amount used to make Acquisitions pursuant to Section 7.02(g) after the Closing Date and prior to such time.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Product Obligations” means, collectively, all obligations and other liabilities of any Credit Party to any Bank Product Provider arising with respect to any Bank Products.
“Bank Product Provider” means any Person that, at the time it provides any Bank Product to any Credit Party or on the Closing Date with respect to any Bank Products outstanding on the Closing Date, (i) is a Lender, the Administrative Agent, the Collateral Agent or an Affiliate of a Lender, the Administrative Agent or the Collateral Agent and (ii) except when the Bank Product Provider is the Administrative Agent, Collateral Agent or one of their respective Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Bank Product, (y) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”) and (z) the methodology to be used by such parties in determining the obligations under such Bank Product from time to time. In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Article IX and Section 11.02 shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or Lien of the Collateral Agent. The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Bank Product Provider. No Bank Product Amount may be established at any time that a Default or Event of Default exists.
“Bank Products” means any of the following services provided to any Credit Party by any Bank Product Provider: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services (including standby letters of credit permitted by the Administrative Agent in its sole discretion), investment accounts and securities accounts, and (b) card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Base Rate” means the highest of (i) the per annum rate which the Administrative Agent publicly announces from time to time as its prime lending rate, as in effect from time to time, (ii) the Federal Funds Effective Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum, (iii) the Adjusted Eurodollar Rate determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum and (iv) zero percent (0%) per annum. The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate. Each change in the any of the rates described above in this definition shall be effective from and including the date such change is announced as being effective. For purposes of this Agreement, the Base Rate will not be less than (A) 0%, with respect to Term Loans and (B) 0%, with respect to Revolving Loans.
“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate in effect from time to time.
“Benchmark” means, initially, the Eurodollar Screen Rate; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.01(b), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.
“Benchmark Replacement” means, for any Available Tenor:
(1) For purposes of Section 3.01(b)(i), the first alternative set forth below that can be determined by the     Administrative Agent:

(a) the sum of: (i) Term SOFR and (ii) 0.10% (ten basis points) for an Available Tenor of one-month’s duration, 0.15% (fifteen basis points) for an Available Tenor of three-months’ duration, and 0.25% (twenty-five basis points) for an Available Tenor of six-months’ duration, or
(b) the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of the Eurodollar Screen Rate with a SOFR-based rate having approximately the same length as the interest payment period specified in clause (a) above; and
(2) For purposes of Section 3.01(b)(ii), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;
provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Transition Event” means, with respect to any then-current Benchmark other than the Eurodollar Screen Rate, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefited Creditors” means, with respect to the Borrower Guaranteed Obligations pursuant to Article X, each of the Administrative Agent, the Lenders, each LC Issuer, the Swing Line Lender, each Bank Product Provider and each Designated Hedge Creditor, and the respective successors and assigns of each of the foregoing.
“Borrower” has the meaning specified in the first paragraph of this Agreement.
“Borrower Guaranteed Obligations” has the meaning provided in Section 2.15(a).
“Borrowing” means a Revolving Borrowing, a Term Loan Borrowing or the incurrence of a Swing Loan.
“Business Day” means (i) any day other than Saturday, Sunday or any other day on which commercial banks in Atlanta, Georgia or New York, New York are authorized or required by law to close and (ii) with respect to any matters relating to (A) Eurodollar Loans, any day on which dealings in U.S. Dollars are carried on in the London interbank market, and (B) Foreign Currency Loans, any day on which commercial banks are open for international business (including the clearing of currency transfers in the relevant Designated Foreign Currency) in the principal financial center of the home country of the applicable Designated Foreign Currency.
“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under capital leases) by the Borrower and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries.
“Capital Distribution” means a payment made, liability incurred or other consideration given for the purchase, acquisition, repurchase, redemption or retirement of any Equity Interest of the Borrower or any of its Restricted Subsidiaries or as a dividend, return of capital or other distribution in respect of any of the Borrower’s or such Restricted Subsidiary’s Equity Interest.
“Capital Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, should be accounted for as a capital lease ~~(or finance lease, if and when ASC 842 is effective)~~ on the balance sheet of that Person.
“Capitalized Lease Obligations” means all obligations under Capital Leases of the Borrower or any of its Restricted Subsidiaries, without duplication, in each case taken at the amount thereof accounted for as liabilities identified as “capital lease obligations” (or any similar words) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries prepared in accordance with GAAP.
“Capped Call Transactions” means one or more call options referencing the Borrower’s Equity Interests purchased by the Borrower in connection with the issuance of Convertible Bond Indebtedness with a strike or exercise price (howsoever defined) initially equal to the conversion price (howsoever defined) of the related Convertible Bond Indebtedness (subject to rounding) and limiting the amount deliverable to the Borrower upon exercise thereof based on a cap or upper strike price (howsoever defined).
“Cash Collateral” has a meaning correlative to the subsequent definition and shall include the proceeds of such cash collateral and other credit support.
“Cash Collateralize” means, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars (in amounts, unless otherwise specified herein, equal to 100% of such obligations), with a depository institution, and pursuant to documentation in form and substance, reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).

“Cash Equivalents” means any of the following:
    (i)    securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition;
    (ii)    U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (x) any Lender, (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (z) any bank (or the parent company of such bank) whose short-term commercial paper rating from S&P is at least A-1, A-2 or the equivalent thereof or from Moody’s is at least P-1, P-2 or the equivalent thereof (any such bank, an “Approved Bank”), in each case with maturities of not more than one year from the date of acquisition;
    (iii)    commercial paper issued by any Lender or Approved Bank or by the parent company of any Lender or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long-term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within one year after the date of acquisition;
    (iv)    fully collateralized repurchase agreements entered into with any Lender or Approved Bank having a term of not more than 30 days and covering securities described in clauses (i) above;
    (v)    demand deposit accounts maintained in the ordinary course of business;
    (vi)    marketable short-term money market and similar liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);
    (vii)    Investments with average maturities of twelve (12) months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);
    (viii)    investments funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (vii) above;
    (ix)    investments in money market funds access to which is provided as part of “sweep” accounts maintained with a Lender or an Approved Bank;
    (x)    investments in industrial development revenue bonds that (A) “re-set” interest rates not less frequently than quarterly, (B) are entitled to the benefit of a remarketing arrangement with an established broker dealer, and (C) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by an Approved Bank;
    (xi)    investments in pooled funds or investment accounts consisting of investments of the nature described in the foregoing clause (x); and
    (xii)    solely with respect to any Foreign Subsidiary of the Borrower, the approximate equivalent of clauses (i) through (xi) above in the jurisdiction in which such Foreign Subsidiary is organized or does business.
“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“CFC Holdco” means a Subsidiary organized under the laws of the United States of America, any State thereof, or the District of Columbia that has no material assets other than equity interests (or equity interests and debt) of one or more Subsidiaries of the Borrower that are CFCs or other CFC Holdcos.
“Change of Control” means (i) the acquisition of ownership or voting control, directly or indirectly, beneficially or of record, on or after the Closing Date, by any Person or group (within the meaning of Rule 13d-3 of the SEC under the 1934 Act, as then in effect) of shares representing more than 40% of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of the Borrower; or (ii) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower ceases to be composed of individuals (A) who were members of that board or equivalent governing body on the Closing Date or (B) whose election to the board of directors of the Borrower, or whose nomination for election by the shareholders of the Borrower, was approved (such approval either by specific vote or by approval of the Borrower’s proxy statement) by a vote of at least a majority of the directors of the Borrower who were either directors on the Closing Date or whose election or nomination was previously so approved.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (i) the adoption or taking effect of any applicable law, rule, regulation or treaty, (ii) any change in any applicable law, rule, regulation or treaty, or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Charges” has the meaning provided in Section 11.23.
“CIP Regulations” has the meaning provided in Section 9.07.
“Class” means (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Lenders, Initial Term Loan Lenders or Lenders in respect of any other series of Loans, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Commitments, Initial Term Loan Commitments or Commitments in respect of any other series of Loans, and (c) when used with respect to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing are Revolving Loans, Initial Term Loans or any other series of Loans.
“Claims” has the meaning set forth in the definition of “Environmental Claims.”
“Closing Date” means the date on which all of the conditions set forth in Section 4.01 have been satisfied or waived in accordance with Section 11.12.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means all tangible and intangible property, real and personal, of any Credit Party that is or purports to be the subject of a Lien in favor of the Collateral Agent to secure the whole or any part of the Obligations or any guarantee thereof, and shall include, without limitation, all casualty insurance proceeds and condemnation awards with respect to any of the foregoing.
“Collateral Agent” has the meaning provided in the first paragraph of this Agreement and includes any successor to the Collateral Agent appointed pursuant to Section 9.11.
“Collateral Documents” means, collectively, the Security Agreement, any Real Property Documents, the Diligence Questionnaire, all Copyright Security Agreements, all Patent Security Agreements, all Trademark Security Agreements and all other instruments and agreements now or hereafter securing or perfecting the Liens securing the whole or any part of the Obligations or any guarantee thereof, all UCC financing statements, fixture filings and stock powers, and all other documents, instruments, agreements and certificates executed and delivered by any Credit Party to the Collateral Agent and the Lenders in connection with the foregoing.
“Commitment” means a Term Loan Commitment or a Revolving Commitment of any Class or multiple Classes, as the context may require.

“Commitment Fee Rate” means, for each fiscal quarter or portion thereof, the applicable rate per annum set forth below based on the First Lien Net Leverage Ratio:

Level	First Lien Net Leverage Ratio	Commitment Fee Rate
I	Greater than 4.00:1.00	0.50%
II	Less than or equal to 4.00:1.00	0.375%

Notwithstanding the foregoing, until the delivery of the Borrower’s financial statements for the first full fiscal quarter ending after the Closing Date, the Commitment Fee Rate will be set at Level I. In addition, Level I will apply during any period when (x) a Default or Event of Default has occurred and is continuing or (y) the financial statements have not been delivered when required to be delivered pursuant to Section 6.01.
“Commodities Hedge Agreement” means a commodities contract purchased by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business, and not for speculative purposes, with respect to raw materials necessary to the manufacturing or production of goods in connection with the business of the Borrower and its Restricted Subsidiaries.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and in effect from time to time, and any successor statute.
“Compliance Certificate” has the meaning provided in Section 6.01(c).
“Confidential Information” has the meaning provided in Section 11.15(b).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consenting Revolving Lender” has the meaning provided in Section 2.16(a)(ii).
“Consideration” means, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees (excluding any fees payable to any investment banker in connection with such Acquisition) or fees for a covenant not to compete and any other consideration paid for the purchase.
“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income for such period plus:
(a)without duplication and to the extent deducted (and not otherwise added back or excluded) in determining Consolidated Net Income for such period, the sum of the following amounts for such period:
(i)Consolidated Interest Expense, and the accretion of any original issue discount on Convertible Bond Indebtedness allocated to interest expense;
(ii)expense for income taxes paid or accrued (including in respect of repatriated funds and any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations),
(iii)depreciation.
(iv)amortization (including amortization of deferred financing fees or costs),
(v)non-cash expenses or losses (including non-cash expenses related to stock-based compensation),
(vi)any non-recurring charges, costs, fees and expenses directly incurred or paid directly as a result of discontinued operations (other than such charges, costs, fees and expenses to the extent constituting losses arising from such discontinued operations),

(vii)any other extraordinary, unusual or non-recurring cash charges or expenses,
(viii)the amount of “run rate” cost savings, operating expense reductions and synergies projected by the Borrower in good faith to be realized as a result of any Investment, disposition or internal cost-savings initiative, in each case within the eight consecutive fiscal quarters following the end of the relevant period consummation of such Investment, disposition or initiative, calculated as though such cost savings and synergies had been realized on the first day of such period and net of the amount of actual benefits received during such period from such Investment, disposition or initiative or the disposition, which adjustments in the case of this clause (viii) shall not exceed 25% of Consolidated EBITDA for the most recently ended Testing Period for which financial statements have been delivered or were required to be delivered (calculated prior to giving effect to such capped adjustments),
(ix)adjustments relating to purchase price allocation accounting,
(x)losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business),
(xi)any loss relating to amounts paid in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income for such period,
(xii)any loss resulting from a change in accounting principles during such period to the extent included in Consolidated Net Income,
(xiii)any Transaction Costs incurred during such period,
(xiv)any fees and expenses (including any transaction or retention bonus or similar payment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, non-recurring costs to acquire equipment to the extent not capitalized in accordance with GAAP, and any Investment, recapitalization, asset sale, non-competition agreement, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of or waiver or consent relating to any debt instrument (in each case, including the Transaction Costs and any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460),
(xv)restructuring charges or expenses, whether or not classified as restructuring charges or expenses under GAAP (including integration costs, restructuring costs related to acquisitions and to closure or consolidation of facilities or locations, facilities’ opening costs and other business optimization expenses, curtailments or modifications to pension and post-retirement employee benefit plans, retention or completion bonuses and any expense related to any reconstruction, de-commissioning or reconfiguration of fixed assets for alternate use),
(xvi)proceeds of business interruption insurance,

(xvii)charges, losses or expenses to the extent indemnified or insured by a third party to the extent such Person has notified such third party of such amount and such third party has not denied their reimbursement obligation, and
(xviii)the amount of any expense or reduction of Consolidated Net Income consisting of Restricted Subsidiary income attributable to minority interests or noncontrolling interests of third parties in any non-wholly owned Restricted Subsidiary, excluding cash distributions in respect thereof, minus
(b)without duplication and to the extent included (and not otherwise deducted) in determining Consolidated Net Income for such period, the sum of the following amounts for such period:
(i)income tax credits and refunds (to the extent not netted from Tax expense),

(ii)any cash payments made during such period in respect of items described in clause (a)(v) above subsequent to the applicable Testing Period in which the relevant non-cash expenses or losses were incurred,
(iii)any non-recurring income or gains directly as a result of discontinued operations,
(iv)any unrealized income or gains in respect of Swap Contracts (to the extent not included in clause (b)(i) above or netted against interest expense in the calculation of Consolidated Interest Expense),
(v)extraordinary, unusual or non-recurring income or gains,
(vi)gains on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business),
(vii)any gain relating to amounts paid in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income for such period, and
(viii)any gain resulting from a change in accounting principles during such period to the extent included in Consolidated Net Income, each as determined for the Borrower and its Restricted Subsidiaries in accordance with GAAP on a consolidated basis.
For the avoidance of doubt, the foregoing additions to, and subtractions from, Consolidated EBITDA shall not give effect to any items attributable to the Unrestricted Subsidiaries. For the purposes of calculating Consolidated EBITDA for any Testing Period as of any date (I) if at any time during such Testing Period or after the end of such Testing Period but prior to such date, the Borrower or any Restricted Subsidiary shall have made any sale, abandonment, discontinuation, shutdown, liquidation or other disposition or converted any Restricted Subsidiary into an Unrestricted Subsidiary, the Consolidated EBITDA for such Testing Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such ~~Disposition~~sale, abandonment, discontinuation, shutdown, liquidation or other disposition or to such conversion for such Testing Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Testing Period, (II) if during such Testing Period or after the end of such Testing Period but prior to such date, the Borrower or any Restricted Subsidiary shall have converted any Unrestricted Subsidiary into a Restricted Subsidiary, Consolidated EBITDA for such Testing Period shall be calculated after giving pro forma effect thereto as if such conversion occurred on the first day of such Testing Period and (III) if during such Testing Period or after the end of such Testing Period but prior to such date, the Borrower or any Restricted Subsidiary shall have consummated a Permitted Acquisition, Consolidated EBITDA for such Testing Period shall be calculated as if such Permitted Acquisition were consummated on the first day of such Testing Period.

“Consolidated First Lien Debt” means, as of any date of determination, the amount of Consolidated Total Debt (including in respect of the Loans hereunder) that is secured by a Lien (other than Indebtedness that is secured only by the Collateral on a junior lien basis to the Liens securing the Obligations).
“Consolidated Interest Expense” means, for any period, the sum of (i) total interest expense (including, without limitation, that which is capitalized and that which is attributable to Capital Leases or Synthetic Leases) of the Borrower and its Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries plus (ii) the net amount payable (or minus the net amount receivable) under Interest Rate Protection Agreements to which Borrower or any of its Restricted Subsidiaries are a party during such period (irrespective of whether actually paid or received during such period).
“Consolidated Net Income” means for any period, the net income (or loss) of the Borrower and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.
“Consolidated Net Worth” means at any time, all amounts that, in conformity with GAAP, would be included under the caption “total stockholders’ equity” (or any like caption) on a consolidated balance sheet of the Borrower at such time.

“Consolidated Secured Debt” means, as of any date of determination, the amount of Consolidated Total Debt (including in respect of the Loans hereunder) that is secured by a Lien on any asset of the Borrower or any Restricted Subsidiary.
“Consolidated Total Debt” means, on any date, the sum (without duplication) of (i) (a) the outstanding principal amount of all obligations for borrowed money (including the Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) any unpaid reimbursement obligations with respect to letters of credit, but excluding any contingent obligations with respect to letters of credit outstanding; (c) all obligations in respect of the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) accrued expense payable incurred in the ordinary course of business, (iii) licenses in the ordinary course of business, (iv) payroll liabilities and deferred compensation and other payments in respect of services as employees, and (v) any purchase price or other post-closing balance sheet adjustment, royalty, earnout, contingent payment or deferred payment of a similar nature); (d) all obligations in respect of Disqualified Equity Interests; (e) Indebtedness which is attributable to Capital Leases or Synthetic Leases, the capitalized amount of which that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; (f) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of another Person other than the Borrower or a Restricted Subsidiary; and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which any ~~Loan~~Credit Party or any Restricted Subsidiary is a general partner or joint venturer, except to the extent that Indebtedness is expressly made non-recourse to such Credit Party or Restricted Subsidiary, in each case of the Borrower and of its Restricted Subsidiaries as determined on a consolidated basis, minus (ii) up to $75.0 million of the aggregate amount of Unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries on such date. ~~For purposes hereof, “Unrestricted” means, when referring to cash and Cash Equivalents, that such cash and Cash Equivalents (i) do not appear or would not be required to appear as “restricted” on the consolidated financial statements of the Borrower and (ii) are not subject to a Lien in favor of any Person other than the Collateral Agent or any Lender pursuant to the Loan Documents.~~
“Continue,” “Continuation” and “Continued” each refers to a continuation of a Fixed Rate Loan for an additional Interest Period as provided in Section 2.10.
“Contract Consideration” has the meaning set forth in Section 2.13(b).
“Convert,” “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type.
“Convertible Bond Hedge Transactions” means one or more call options referencing the Borrower’s Equity Interests purchased by the Borrower in connection with the issuance of Convertible Bond Indebtedness with a strike or exercise price (howsoever defined) initially equal to the conversion or exchange price (howsoever defined) of the related Convertible Bond Indebtedness (subject to rounding).
“Convertible Bond Indebtedness” means Indebtedness having a feature which entitles the holder thereof to convert all or a portion of such Indebtedness into Equity Interests of the Borrower (and cash in lieu of fractional Equity Interests) and/or cash (in an amount determined by reference to the price of Equity Interests of the Borrower).
“Copyright” shall have the meaning assigned to such term in the Security Agreement.
“Copyright Security Agreement” means any Copyright Security Agreement executed by a Credit Party owning registered Copyrights or applications for Copyrights in favor of the Collateral Agent for the benefit of the Creditors, both on the Closing Date and thereafter.
“Covered Party” has the meaning set forth in Section 11.28(a).
“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Junior Lien Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Other Term Loans incurred or Other Revolving Commitments obtained pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans, outstanding Revolving Loans or (in the case of Other Revolving Commitments obtained pursuant to a Refinancing Amendment) Revolving Commitments (“Refinanced Debt”); provided that (i) such extending, renewing, replacing or refinancing Indebtedness (including, if such Indebtedness includes any Other Revolving Commitments, the unused portion of such Other Revolving Commitments) is in an original aggregate principal amount not greater than the sum of the aggregate principal amount of the Refinanced Debt plus all accrued and unpaid interest and any premium or fees thereon and any premium, underwriting and original issue discount, fees, commissions and expenses incurred in connection with such extension, renewal, replacement or refinancing, plus additional amounts to the extent the Borrower has available capacity under Sections 7.04, (ii) such Indebtedness has a maturity that is equal to or later than and, except in the case of Other Revolving Commitments, a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt, and (iii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained; provided that to the extent that such Refinanced Debt consists, in whole or in part, of Revolving Commitments (or loans incurred pursuant to any Revolving Commitments), such commitments shall be terminated, and all accrued fees in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.
“Credit Event” means the making of any Borrowing, any Conversion or Continuation or any LC Issuance.
“Credit Facility” means the credit facility established under this Agreement pursuant to which (i) the Revolving Lenders shall make Revolving Loans to the Borrower, and shall participate in LC Issuances, pursuant to the Revolving Commitment of each such Lender, (ii) the Swing Line Lender shall make Swing Loans to the Borrower under the Swing Line Facility pursuant to the Swing Line Commitment, (iii) each LC Issuer shall issue Letters of Credit for the account of the LC Obligors in accordance with the terms of this Agreement and (iv) the Term Loan Lenders shall make Term Loans to the Borrower pursuant to the Term Loan Commitment of each such Lender.
“Credit Facility Exposure” means, for any Lender at any time, the Dollar Equivalent of the sum of (i) such Lender’s Revolving Facility Exposure at such time and (ii) in the case of the Swing Line Lender, the principal amount of Swing Loans outstanding at such time.
“Credit Party” means the Borrower or any Subsidiary Guarantor.
“Creditors” means the Administrative Agent, the Collateral Agent, each LC Issuer, the Lenders, Affiliates of the Lenders, the Designated Hedge Creditors, the Bank Product Providers and the respective successors and assigns of each of the foregoing.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.
“Default Rate” means, for any day, (i) with respect to any Loan, a rate per annum equal to 2% per annum above the interest rate that is or would be applicable from time to time to such Loan pursuant to Section 2.09(a), and (ii) with respect to any other amount, a rate per annum equal to 2% per annum above the rate that would be applicable to Revolving Loans that are Base Rate Loans pursuant to Section 2.09(a)(i).
“Defaulting Lender” means, subject to Section 2.18(c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless, other than with respect to Loans made on the Closing Date, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any LC Issuer, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any LC Issuer or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless, other than with respect to Loans made on the Closing Date, such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Borrower, each LC Issuer, each Swing Line Lender and each Lender.
“Designated Foreign Currency” means (i) in the case of Revolving Borrowings, Euros or any other currency (other than Dollars) approved in writing by all Revolving Lenders and that is freely traded and exchangeable into Dollars and (ii) in the case of Letters of Credit, Euros, Pound Sterling, Swedish Krona, Mexican Pesos or Norwegian Krone.
“Designated Hedge Agreement” means any Hedge Agreement (other than a Commodities Hedge Agreement) to which the Borrower or any of its Restricted Subsidiaries is a party and as to which a Designated Hedge Creditor is a counterparty that, pursuant to a written notice provided by such counterparty to the Administrative Agent, has been designated as a Designated Hedge Agreement.
“Designated Hedge Creditor” means any Person that participates as a counterparty to the Borrower or any of its Restricted Subsidiaries pursuant to any Hedge Agreement and that, at the time it enters into such Hedge Agreement or on the Closing Date with respect to such Hedge Agreements outstanding on the Closing Date, is a Lender, the Administrative Agent, the Collateral Agent or an Affiliate of a Lender, the Administrative Agent or the Collateral Agent.
“Diligence Questionnaire” shall have the meaning assigned to such term in the Security Agreement.
“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:
(a)    matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;
(b)    is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or
(c)    is redeemable at the option of the holder thereof (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;
in each case, prior to the date ninety-one (91) days after the Latest Maturity Date determined as of the date of issuance thereof; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” or similar event shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after the repayment in full of all Obligations hereunder and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by the Borrower (or any direct or indirect parent company thereof) or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person or as a result of such employee’s termination, death or disability.
“Dollars,” “U.S. Dollars” and the sign “$” each means lawful money of the United States.
“Dollar Equivalent” means, (i) with respect to any amount denominated in Dollars, such amount, (ii) with respect to a Foreign Currency Loan to be made, the Dollar equivalent of the amount of such Foreign Currency Loan, determined by the Administrative Agent on the basis of its spot rate at approximately 11:00 A.M. London time on the date two Business Days before the date such Foreign Currency Loan is to be made, for the purchase of the relevant Designated Foreign Currency with Dollars for delivery on the date such Foreign Currency Loan is to be made, (iii) with respect to any Letter of Credit to be issued in any Designated Foreign Currency, the Dollar equivalent of the Stated Amount of such Letter of Credit, determined by the applicable LC Issuer on the basis of its spot rate at approximately 11:00 A.M. London time on the date two Business Days before the issuance of such Letter of Credit, for the purchase of the relevant Designated Foreign Currency with Dollars for delivery on such date of issuance, and (iv) with respect to any other amount not denominated in Dollars, and with respect to Foreign Currency Loans and Letters of Credit issued in any Designated Foreign Currency at any other time, the Dollar equivalent of such amount, Foreign Currency Loan or Letter of Credit, as the case may be, determined by the Administrative Agent on the basis of its spot rate at approximately 11:00 A.M. London time on the date for which the Dollar equivalent amount of such amount, Foreign Currency Loan or Letter of Credit, as the case may be, is being determined, for the purchase of the relevant Designated Foreign Currency with Dollars for delivery on such date.
“Domestic Credit Party” means the Borrower or any Domestic Subsidiary that is a Subsidiary Guarantor.
“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof, or the District of Columbia.
“Dutch Auction” means an auction (an “Auction”) conducted by the Borrower or one or more of its Restricted Subsidiaries (in such capacity, as applicable, the “Auction Party”) in its sole discretion in order to purchase Term Loans in accordance with the procedures set forth on Schedule 1(b). Terms used in Section 2.13(e) and not defined therein shall have the meanings set forth on Schedule 1(b).
“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.
“Early Opt-in Election” means the occurrence of:
(1)a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(2)the joint election by the Administrative Agent and the Borrower to trigger a fallback from the Eurodollar Screen Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Copy” has the meaning set forth in Section 11.09.
“Electronic Record” has the meaning set forth in Section 11.09.
“Electronic Signature” has the meaning set forth in Section 11.09.
“Engagement Letter” means the amended and restated engagement letter dated December 1, 2021, by and among Truist Securities, Inc., Citizens Bank, N.A., Keybanc Capital Markets Inc. and the Borrower which details certain fees payable by the Borrower in connection with this Agreement.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, orders, written notices of non-compliance or violation, or administrative or judicial proceedings arising in any way under any Environmental Law or any permit issued under any such law (hereafter “Claims”), including (i) any and all Claims by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the storage, treatment or Release of any Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.
“Environmental Indemnity” means each environmental indemnity made by each Credit Party with Real Property required to be pledged as Collateral in favor of the Collateral Agent for the benefit of the Creditors, in each case in form and substance satisfactory to the Collateral Agent.
“Environmental Law” means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, and rule of common law now or hereafter in effect and in each case as amended, and any binding and enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment issued to or rendered against the Borrower or any of its Restricted Subsidiaries relating to pollution, the environment, employee health and safety or Hazardous Materials.
“Equity Interest” means with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) or any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, but in no event will Equity Interest include Convertible Bond Indebtedness permitted under Section 7.03 unless and until actually converted or exchanged into equity and Capped Call Transactions, Convertible Bond Hedge Transactions and Warrant Transactions entered into as a part of, or in connection with, an issuance of such Convertible Bond Indebtedness.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means each Person (as defined in Section 3(9) of ERISA), which together with the Borrower or a Subsidiary of the Borrower, would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“ERISA Event” means (i) any Reportable Event (ii) any failure to make a required contribution to any Title IV Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived, or any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 302 of ERISA with respect to any Title IV Plan or Multiemployer Plan, or that such filing may be made, or any determination that any Title IV Plan is, or is expected to be, in at-risk status within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA; (iii) any incurrence by the Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Title IV Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (iv) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan; (v) any incurrence by the Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal (including under Section 4062(e) of ERISA) from any Title IV Plan or Multiemployer Plan, or the receipt by the Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (vi) any receipt by the Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from the Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (vii) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; (viii) any filing of a notice of intent to terminate any Title IV Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Title IV Plan, or the termination of any Title IV Plan under Section 4041(c) of ERISA; or (ix) a receipt of any notice concerning the assessment of any tax or penalty under Code Section 4980H.

“Erroneous Payment” has the meaning assigned to it in Section 9.16(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.16(d)(i).
“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.16(d)(i).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.16(d)(i).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.16(e).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar” means when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate based upon the Adjusted Eurodollar Rate.
“Eurodollar Reserve Percentage” means the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted Eurodollar Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Eurodollar Screen Rate” has the meaning provided in the definition of “Adjusted Eurodollar Rate”.
“Event of Default” has the meaning provided in Section 8.01.
“Event of Loss” means, with respect to any property, (i) the actual or constructive total loss of such property or the use thereof, resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever, (ii) the destruction or damage of a portion of such property from any casualty or similar occurrence whatsoever under circumstances in which such damage cannot reasonably be expected to be repaired, or such property cannot reasonably be expected to be restored to its condition immediately prior to such destruction or damage, within 90 days after the occurrence of such destruction or damage, (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, any property, or (iv) in the case of any property located upon a leasehold, the termination or expiration of such leasehold.

“Excess Cash Flow” means, for the Borrower and its Restricted Subsidiaries on a consolidated basis, in accordance with GAAP for any fiscal year an amount, not less than zero, equal to:
(a)the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) an amount equal to the amount of all non-cash charges to the extent deducted in determining Consolidated Net Income for such fiscal year and (iii) decreases in Working Capital for such fiscal year, minus
(b)the sum, without duplication (and without duplication of amounts deducted in prior periods), of:
(i)[reserved];
(ii)[reserved];
(iii)the amount of Restricted Payments made pursuant to Section 7.06(c) made in cash during period or after such period but prior to the date the Excess Cash Flow payment, if any, is due for such fiscal year, to the extent that such Restricted Payments were financed with internally generated cash;
(iv)[reserved];
(v)the aggregate amount of all scheduled principal payments, and any prepayments or repayments (including any premium, make-whole or penalty payments) of Indebtedness (other than voluntary prepayments, repurchases and/or redemptions of Loans or Permitted First Priority Refinancing Debt or other Indebtedness permitted hereunder that is secured on a pari passu basis with the Obligations) made by the Borrower and its Restricted Subsidiaries during such period or after such period but prior to the date the Excess Cash Flow payment, if any, is due for such fiscal year, but only to the extent that such payments, prepayments or repayments (including any premium, make-whole or penalty payments) by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Indebtedness;
(vi)the aggregate amount attributable to the early extinguishment of Hedge Agreements or other derivative instruments;
(vii)an amount equal to the amount of all non-cash credits to the extent included in determining Consolidated Net Income for such fiscal year;
(viii)increases to Working Capital for such fiscal year;
(ix)cash payments by the Borrower and its Restricted Subsidiaries during such fiscal year in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness, to the extent such payments are not expensed during such period and are not deducted in determining Consolidated Net Income and to the extent that such payments were financed with internally generated cash;
(x)the aggregate amount of any payments in respect of purchase price adjustments or earn-outs and customary fees, expenses and or charges, in each case made in cash during such period by Borrower or its Restricted Subsidiaries or committed to be made within the period ending on the date of the Excess Cash Flow payment, if any, due for such fiscal year and in connection with any Permitted Acquisition or other Investment permitted hereunder, to the extent that such payments were financed with internally generated cash; and
(xi)the aggregate net amount of non-cash gain on the disposition of property by the Borrower and its Restricted Subsidiaries during such fiscal year (other than dispositions in the ordinary course of business), to the extent included in determining Consolidated Net Income for such fiscal year.
“Excluded Foreign Subsidiary” means any Subsidiary of the Borrower that (a) is a CFC, (b) is a CFC Holdco, or (c) is a direct or indirect Subsidiary of a Subsidiary of the Borrower that is a CFC.
“Excluded Information” has the meaning assigned to such term in Section 2.13(e)(iii).
“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guaranty of such Credit Party becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the applicable Commitment (or, in the case of a Loan not funded pursuant to a prior Commitment, acquires such interest in such Loan), other than pursuant to an assignment request by the Borrower under Section 3.05 or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Commitment or Loan or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.03(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Extended Term Loans” means any Class of Term Loans the maturity of which shall have been extended pursuant to Section 2.16(b).
“Facilities” means, collectively, the Revolving Credit Facility and the Term Loan Facilities.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), and any intergovernmental agreement (and any related fiscal or regulatory legislation, rules or official administrative guidance) implementing the foregoing.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time, and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement..
“Fee Letter” means the agency fee letter dated November 10, 2021, by and among Truist Bank and the Borrower which details certain fees payable by the Borrower in connection with this Agreement.
“Fees” means all amounts payable pursuant to, or referred to in, Section 2.11.
“Financial Projections” has the meaning provided in Section 5.07(b).
“First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated First Lien Debt as of such date to (ii) Consolidated EBITDA for the Testing Period most recently ended for which financial statements are required to have been delivered.

“Fixed Rate Loan” means any Eurodollar Loan or Foreign Currency Loan.

“Flood Hazard Property” means any Real Property subject to a Mortgage and located in an area designated by the Federal Emergency Management Agency (or any successor agency) as having special flood or mud slide hazards.
“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Eurodollar Screen Rate.
“Foreign Currency Loan” means each Revolving Loan denominated in a Designated Foreign Currency and bearing interest at a rate based upon the Adjusted Foreign Currency Rate.
“Foreign Disposition” has the meaning provided in Section 2.13(b)(iv).
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Plan” means any material pension plan, benefit plan, fund (including any superannuation fund) or other similar program established, maintained or contributed to by the Borrower or any Restricted Subsidiary of the Borrower for the benefit of two or more employees of the Borrower or any Restricted Subsidiary of the Borrower employed and residing outside the United States (other than any plans, funds or other similar programs that are maintained exclusively by a Governmental Authority), which plan, fund or other similar program provides, or results in, retirement income or a deferral of income in contemplation of retirement and which plan has a benefit obligation in excess of $1,000,000, and which plan is not subject to ERISA.
“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by the Borrower or any Restricted Subsidiary of the Borrower under applicable law in excess of the funded benefit under such Foreign Plan on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any material liability by the Borrower or any Restricted Subsidiary of the Borrower, or the imposition on the Borrower or any Restricted Subsidiary of the Borrower of, any material fine, excise tax or penalty resulting from any noncompliance with any applicable law.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Future Escrow Account” means a deposit or securities account at a financial institution into which any Future Escrow Funds are deposited.
“Future Escrow Debt” means any Indebtedness of a Future Escrow Subsidiary (which may not be guaranteed or receive credit support from any Person other than a Future Escrow Subsidiary); provided that the net proceeds of such Indebtedness are deposited into a Future Escrow Account upon the issuance thereof.

“Future Escrow Funds” means the sum of (a) the net proceeds of any Future Escrow Debt, plus (b) the related Additional Escrow Amount, plus (c) so long as they are retained in a Future Escrow Account, any income, proceeds or products of the foregoing.
“Future Escrow Subsidiary” means any Subsidiary of the Borrower that (a) shall have been identified to the Administrative Agent promptly following its formation, (b) at no time shall contain any assets or liabilities other than any Future Escrow Debt, any Future Escrow Funds, any Future Escrow Accounts and such Subsidiary’s rights and obligations under any documents related to the Future Escrow Debt and (c) shall be an Unrestricted Subsidiary for all purposes of this Agreement (it being understood that no Future Escrow Subsidiary shall, notwithstanding anything to the contrary contained in this Agreement, in any event be designated a Restricted Subsidiary).
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantor” means any of the Subsidiary Guarantors and any other person that executes and delivers a Guaranty to each of the Administrative Agent.
“Guaranty” means any of the following: (i) the guaranty by the Borrower in Section 2.15, (ii) the guaranty by the Subsidiary Guarantors in Article X and (iii) a guaranty, in form and substance reasonably satisfactory to the Administrative Agent, executed by one of more Persons in favor of the Administrative Agent for the benefit of the Creditors under which such Persons guarantee payment and performance of the Obligations.
“Guaranty Obligations” means as to any Person (without duplication) any obligation of such Person guaranteeing any Indebtedness (“primary Indebtedness”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds for the purchase or payment of any such primary Indebtedness or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary Indebtedness of the ability of the primary obligor to make payment of such primary Indebtedness, or (iv) otherwise to assure or hold harmless the owner of such primary Indebtedness against loss in respect thereof, provided, however, that the definition of Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).
“Hazardous Materials” means (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous wastes,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar meaning and regulatory effect, under any Environmental Law.
“Hedge Agreement” means (i) any Interest Rate Protection Agreement, (ii) any currency swap or option agreement, foreign exchange contract, forward currency purchase agreement or similar currency management agreement or arrangement or (iii) any Commodities Hedge Agreement.
“Historical Financial Statements” has the meaning provided in Section 5.07(a).

“Immaterial Subsidiary” means any Restricted Subsidiary of the Borrower (a) designated by the Borrower as an “Immaterial Subsidiary” from time to time and (b) as of any Immaterial Subsidiary Testing Date, (i) whose aggregate Tangible Assets on such day do not exceed 5% of the Total Tangible Assets on such day and whose aggregate Tangible Assets (when combined with the Tangible Assets of all Immaterial Subsidiaries) on such day do not exceed 10% of the Total Tangible Assets on such day, and (ii) for which the portion of Consolidated EBITDA attributable solely to such Subsidiary for the most recently ended Testing Period prior to such day for which financial statements are required to have been delivered does not exceed 5% of Consolidated EBITDA for the Borrower and its Subsidiaries for such period and for which the portion of Consolidated EBITDA attributable solely to such Subsidiary (when combined with the portion of Consolidated EBITDA attributable to all such Immaterial Subsidiaries), in each case, for the most recently ended Testing Period prior to such day for which financial statements are required to have been delivered does not exceed 10% of Consolidated EBITDA for the Borrower and its Subsidiaries for such period; provided that the Borrower may from time to time redesignate any Subsidiary that it has previously designated as an “Immaterial Subsidiary” hereunder to be no longer treated as or deemed an “Immaterial Subsidiary” for purposes of this Agreement.
“Immaterial Subsidiary Testing Date” means the last day of each fiscal quarter of the Borrower for which financial statements are required to have been delivered.
“Incremental Amendment” has the meaning provided in Section 2.19(a).
“Incremental Amount” means at any date of determination, (i) the sum of (a) the greater of (x) $~~100,000,000~~85,000,000 and (y) 80% of Consolidated EBITDA for the most recently ended Testing Period for which financial statements have been delivered or were required to be delivered, plus (b) the aggregate amount of voluntary prepayments of Term Loans (other than to the extent financed with the proceeds of long-term Indebtedness), less the aggregate principal amount of Incremental Facilities and Incremental Equivalent Debt incurred in reliance on this clause (i) prior to such date, plus (ii) an amount such that, after giving effect to the incurrence of such amount, on a Pro Forma Basis (assuming that (A) all Indebtedness incurred pursuant to Section 2.19(a) or Section 7.04(k) on such date of determination would be included in the definition of Consolidated First Lien Debt, whether or not such Indebtedness would otherwise be so included and (B) any revolving indebtedness is fully drawn), the First Lien Net Leverage Ratio would be less than 4.50 to 1.00; provided that, for purposes of this clause (ii) net cash proceeds of Incremental Facilities or Incremental Equivalent Debt incurred at such time shall not be netted against the applicable amount of Consolidated First Lien Debt for purposes of such calculation of the First Lien Net Leverage Ratio; provided further that any calculation of the First Lien Net Leverage Ratio on a Pro Forma Basis pursuant to clause (ii) above may be determined, at the option of the Borrower, without giving effect to any simultaneous or substantially concurrent establishment or incurrence of any amounts utilizing clause (i), and such amounts utilizing clause (i) shall be determined thereafter; provided further that the Borrower, in its sole discretion, may from time to time reclassify the incurrence of Incremental Facilities between clauses (i) and (ii) above; provided further that, unless the Borrower shall elect otherwise, if any Incremental Facilities are initially incurred under clause (i) above and the First Lien Net Leverage Ratio test in clause (ii) above for the incurrence of such Incremental Facilities would be satisfied on a pro forma basis as of the end of any subsequent fiscal quarter after such initial incurrence, the reclassification described in the foregoing proviso shall be deemed to have occurred automatically.
“Incremental Equivalent Debt” has the meaning set forth in Section 7.04(k).
“Incremental Facilities” has the meaning provided in Section 2.19.
“Incremental Lender” has the meaning provided in Section 2.19.
“Incremental Revolving Commitments” has the meaning provided in Section 2.19.
“Incremental Term Loans” has the meaning provided in Section 2.19.
“Indebtedness” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all bonds, notes, debentures and similar debt securities of such Person; (iii) the deferred purchase price of capital assets or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person (other than any purchase price or other post-closing balance sheet adjustment, royalty, earnout, contingent payment or deferred payment of a similar nature); (iv) all obligations, contingent or otherwise, of such Person in respect of letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder (for the avoidance of doubt, excluding specifically any obligations relating to letters of credit supporting obligations constituting Indebtedness hereunder); (v) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; (vi) all indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed; provided that, if such Person has not assumed or otherwise become liable in respect of such Indebtedness, such obligations shall be deemed to be in an amount equal to the lesser of (i) the unpaid amount of such Indebtedness and (ii) fair market value of such property at the time of determination (in the Borrower’s good faith estimate); (vii) all Capitalized Lease Obligations of such Person; (viii) the present value, determined on the basis of the implicit interest rate, of all basic rental obligations under all Synthetic Leases of such Person; (ix) [reserved]; (x) all net obligations of such Person under Hedge Agreements; (xi) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts; and (xii) all Guaranty Obligations of such Person; provided, however, that (x) neither trade payables, obligations under operating leases, deferred revenue, taxes, licenses, payroll liabilities, deferred compensation and other payments in respect of services as employees, nor other accrued expenses, in each case arising in the ordinary course of business, shall constitute Indebtedness; (y) Indebtedness of the Borrower shall not increase by virtue of a change in GAAP; and (z) the Indebtedness of any Person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such Person is a general partner) to the extent such Person is liable thereon as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such Person is not liable thereon.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitees” has the meaning provided in Section 11.02.
“Initial Term Loan Commitment” means, as to each Initial Term Loan Lender, its obligation to make an Initial Term Loan to the Borrower pursuant to Section 2.17 in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1(a) under the caption “Term Commitment” or in the Assignment and Assumption pursuant to which such Initial Term Loan Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $530,000,000.
“Initial Term Loan Lender” means a Lender with an Initial Term Loan Commitment or holding Initial Term Loans.
“Initial Term Loan” means a Loan made pursuant to Section 2.17.
“Initial Yield” means, with respect to any Indebtedness and as of any date of determination, the applicable interest rate of such Indebtedness, taking into account interest rate floors, original issue discount and upfront fees with respect to such Indebtedness (with original issue discount and fees being equated to interest rate based on a four-year life to maturity or lesser remaining average life to maturity), but excluding arrangement, commitment, structuring, amendment, documentation, underwriting or similar fees paid to any Lead Arranger or their Affiliates (in each case in their capacities as such) or to one or more arrangers (or their affiliates) in their capacities as such in connection with any Incremental Term Loan and any amendment fees paid with respect to such Indebtedness to any Lead Arranger or their Affiliates (in each case in their capacities as such) or to one or more arranger (or their affiliates) in their capacities as such in connection with any Incremental Term Loan.
“Insolvency Event” means, with respect to any Person, (i) the commencement of a voluntary case by such Person under the Bankruptcy Code or the seeking of relief by such Person under any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States; (ii) the commencement of an involuntary case against such Person under the Bankruptcy Code and the petition is not dismissed within 60 days after commencement of the case or any order of relief or other order approving any such case or proceeding is entered prior to the expiration of such 60-day period; (iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of such Person; (iv) such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a “conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person; (v) any such proceeding of the type set forth in clause (iv) above is commenced against such Person to the extent such proceeding is consented to by such Person or remains undismissed for a period of 60 days; (vi) such Person is adjudicated insolvent or bankrupt; (vii) such Person suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of 60 days; (viii) such Person makes a general assignment for the benefit of creditors; or (ix) any corporate (or similar organizational) action is taken by such Person for the purpose of effecting any of the foregoing (other than with respect to clause (ii)).

“Intangible Assets” means, with respect to any Restricted Subsidiary of the Borrower as of any date, intangible assets on the balance sheet of such Restricted Subsidiary as of such date prepared in accordance with GAAP, including patents and goodwill.
“Interest Period” means, with respect to each Fixed Rate Loan, a period of one, three or six months (or twelve months if offered by all Lenders) as selected by the Borrower; provided, however, that (i) the initial Interest Period for any Borrowing of such Fixed Rate Loan shall commence on the date of such Borrowing (the date of a Borrowing resulting from a Conversion or Continuation shall be the date of such Conversion or Continuation) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires; (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (iv) no Interest Period for any Fixed Rate Loan may be selected that would end after the Revolving Facility Termination Date; and (v) if, upon the expiration of any Interest Period, the Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Fixed Rate Loans as provided above, the Borrower shall be deemed to have elected to Convert such Borrowing to Base Rate Loans effective as of the expiration date of such current Interest Period or, in the case of any Foreign Currency Loan, the Borrower shall be required to repay the same in full.
“Interest Rate Protection Agreement” means any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar interest rate management agreement or arrangement, in each case providing for the transfer or mitigation of interest risks either generally or under specific contingencies.
“Investment” means (i) any direct or indirect purchase or other acquisition by a Person of any Equity Interest of any other Person; (ii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand) or extension of credit to, guarantee or assumption of debt or purchase or other acquisition of any other Indebtedness of, any Person by any other Person; or (iii) the purchase, acquisition or investment of or in any stocks, bonds, mutual funds, notes, debentures or other securities, or any deposit account, certificate of deposit or other investment of any kind.
The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guaranty shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Responsible Officer, (c) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined in good faith by a Responsible Officer) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or in the case of Investments in the form of a transfer of Equity Interests, dividends or other distributions on account of (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (i) the cost of all additions thereto and minus (ii) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing dividends or other distributions on account of (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of covenant compliance, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Responsible Officer.

“ISDA CDS Definitions” has the meaning provided in Section 11.12(h).
“Judgment Amount” has the meaning provided in Section 11.24.
“Junior Debt” means any unsecured Indebtedness, Indebtedness secured on a junior priority basis to the Liens securing the Obligations or Subordinated Indebtedness, in each case, in an aggregate principal amount in excess of $5,000,000.
“Latest Maturity Date” means, at any date of determination, the latest maturity date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Loan or Commitment extended in accordance with this Agreement from time to time.
“LC Commitment Amount” means $50,000,000 or the Dollar Equivalent thereof in Designated Foreign Currency.
“LC Disbursement” means a payment made by the LC Issuer pursuant to a Letter of Credit.
“LC Documents” means, with respect to any Letter of Credit, any documents executed in connection with such Letter of Credit, excluding the Letter of Credit itself.
“LC Fee” means any of the fees payable pursuant to Section 2.11(c) or Section 2.11(d) in respect of Letters of Credit.
“LC Issuance” means the issuance of any Letter of Credit by any LC Issuer for the account of an LC Obligor in accordance with the terms of this Agreement, and shall include any amendment thereto that increases the Stated Amount thereof or extends the expiry date of such Letter of Credit.
“LC Issuer” means Truist Bank or any of its Affiliates, Citizens Bank, N.A. (including, for the avoidance of doubt, with respect to the “Citizens Bank LCs” set forth on Schedule 2.05) and, solely with respect to the HSBC Bank LCs set forth on Schedule 2.05, HSBC Bank USA, National Association or such other Lender that is requested by the Borrower and agrees to be an LC Issuer hereunder and is approved by the Administrative Agent.
“LC Obligor” means, with respect to each LC Issuance, the Borrower or the Subsidiary Guarantor for whose account such Letter of Credit is issued.
“LC Outstandings” means, at any time, the sum, without duplication, of (i) the Dollar Equivalent of the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the Dollar Equivalent of the aggregate amount of all Unreimbursed Drawings with respect to Letters of Credit.

“LC Participant” has the meaning provided in Section 2.05(g)(i).
“LC Participation” has the meaning provided in Section 2.05(g)(i).
“LC Request” has the meaning provided in Section 2.05(b).
“LCT Election” has the meaning specified in Section 1.07.
“LCT Test Date” has the meaning specified in Section 1.07.
“Lead Arrangers” means Truist Securities, Inc., Citizens Bank, N.A. and Keybanc Capital Markets Inc., each in their capacities as a lead bookrunner and lead arranger in connection with this Agreement.
“Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.
“Lender” and “Lenders” have the meaning provided in the first paragraph of this Agreement and includes the Revolving Lenders, the Term Loan Lenders, the Swing Line Lender, any LC Issuer and any other Person that becomes a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement. Unless the context otherwise requires, the term “Lenders” includes the Swing Line Lender.
“Letter of Credit” means any Standby Letter of Credit issued by any LC Issuer under this Agreement pursuant to Section 2.05 for the account of any LC Obligor.
“Lien” means any mortgage, pledge, security interest, hypothecation, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).
“Limited Condition Transaction” means (i) any acquisition, including by way of merger, by the Borrower or any of its Restricted Subsidiaries, permitted pursuant to this Agreement whose consummation is not conditioned upon the availability of, or on obtaining, third party financing and (ii) the redemption, repurchase, defeasance, satisfaction and discharge, repayment or prepayment of Indebtedness following delivery of an irrevocable notice of such redemption, repurchase, defeasance, satisfaction and discharge, repayment or prepayment in respect thereof.
“Loan” means any Revolving Loan, Term Loan or Swing Loan.
“Loan Documents” means this Agreement, the Notes, each Guaranty, each Collateral Document, the Engagement Letter, the Fee Letter and each LC Document.
“Loss” has the meaning provided in Section 11.24.
“Margin Stock” has the meaning provided in Regulation U.
“Master Agreement” has the meaning specified in the definition of “Swap Contract.”
“Material Adverse Effect” means any or all of the following: (i) any material adverse effect on the business, operations, property or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole; (ii) any material adverse effect on the ability of the Borrower or the Credit Parties, taken as a whole, to perform its or their obligations under any of the Loan Documents; or (iii) any material adverse effect on the validity, effectiveness or enforceability, as against any Credit Party, of any of the Loan Documents to which it is a party.
“Material Agreements” means those agreements listed on Schedule 2.

“Material Indebtedness” means, as to the Borrower or any of its Restricted Subsidiaries, any particular Indebtedness of the Borrower or such Restricted Subsidiary (including any Guaranty Obligations) in an outstanding amount in excess of the aggregate principal amount of the greater of (x) $~~37,500,000~~31,875,000 and (y) 30% of Consolidated EBITDA for the most recently ended Testing Period for which financial statements have been delivered (or the Dollar Equivalent thereof).
“Material Intellectual Property” means exclusive licenses to any intellectual property that is material to the operation of the business of the Borrower and its Subsidiaries, taken as a whole.
“Material Real Property” means any fee-owned real property of any Credit Party having a net book value in excess of $10,000,000 as of the date of the acquisition thereof or any subsequent date of any determination thereof.
“Maximum Rate” has the meaning provided in Section 11.23.
“Minimum Borrowing Amount” means (i) with respect to any Base Rate Loan, $1,000,000 (or the Dollar Equivalent thereof in any Designated Foreign Currency), with minimum increments thereafter of $100,000 (or the Dollar Equivalent thereof in any Designated Foreign Currency), (ii) with respect to any Eurodollar Loan or Foreign Currency Loan, $5,000,000 (or the Dollar Equivalent thereof in any Designated Foreign Currency), with minimum increments thereafter of $1,000,000 (or the Dollar Equivalent thereof in any Designated Foreign Currency) (or, in the case of any Revolving Loans borrowed on the Amendment No. 1 Effective Date, such other amount as agreed by the Administrative Agent), and (iii) with respect to Swing Loans, $100,000, with minimum increments thereafter of $50,000.
“MFN Exceptions” has the meaning provided in Section 2.19(b)(i).
“MFN Protection” has the meaning provided in Section 2.19(b)(i).
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Mortgage” means, collectively, the deeds of trust, trust deeds, security deeds, mortgages, debentures, deeds of immovable hypothec or other equivalent documents, which conveys or evidences a Lien, made by any of the Credit Parties in favor or for the benefit of the Collateral Agent on behalf of the Creditors in form and substance reasonably satisfactory to the Collateral Agent, as the same may be amended, amended and restated, extended, supplemented, substituted or otherwise modified from time to time.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA or 4001(a)(3) of ERISA to which the Borrower or any Restricted Subsidiary of the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding six plan years made or accrued an obligation to make contributions.
“Multiple Employer Plan” means an employee benefit plan, other than a Multiemployer Plan, to which the Borrower or any Restricted Subsidiary of the Borrower or any ERISA Affiliate, and one or more employers other than the Borrower or a Restricted Subsidiary of the Borrower or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower or a Restricted Subsidiary of the Borrower or an ERISA Affiliate made or accrued an obligation to make contributions during any of the six plan years preceding the date of termination of such plan.
“Net Cash Proceeds” means, as applicable, (a) with respect to any Asset Sale or Event of Loss, the gross proceeds received by any Credit Party or any of its Restricted Subsidiaries therefrom (including any cash, Cash Equivalents, deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received) less the sum of (i) in the case of an Asset Sale, all income taxes and other taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority as a result of such transaction (provided that if such estimated taxes exceed the amount of actual taxes required to be paid in cash in respect of such Asset Sale, the amount of such excess shall constitute Net Cash Proceeds), (ii) all reasonable and customary commissions, out-of-pocket legal and other fees, expenses, costs and charges incurred in connection with such transaction or event, (iii) the principal amount of, premium, if any, and interest on any Indebtedness secured by a Lien on the asset (or a portion thereof) (constituting purchase money or similar indebtedness and secured on no less than a pari passu basis with the Obligations) disposed of, which Indebtedness is required to be repaid in connection with such transaction or event, (iv) the amount of any liabilities directly associated with such asset and retained by the Borrower or any Restricted Subsidiary and (v) the amount of any reserves or escrows established by the Borrower and its Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event; provided that the amount of any subsequent reduction of such reserve or escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Asset Sale or Event of Loss occurring on the date of such reduction, and (b) with respect to any issuance of Indebtedness, the gross cash proceeds received by any Credit Party or any of its Restricted Subsidiaries therefrom less (i) all reasonable and customary underwriting discounts and commissions and out-of-pocket legal and other fees, expenses, costs and charges incurred in connection therewith and (ii) any reasonable and customary costs, fees, premiums and expenses incurred in connection with the issuance, if any, of such Indebtedness.

“Net Short Lender” has the meaning provided in Section 11.12(h).
“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.
“Note” means a Revolving Facility Note, Term Loan Note or a Swing Line Note, as applicable.
“Notice of Borrowing” has the meaning provided in Section 2.06(b).
“Notice of Continuation or Conversion” has the meaning provided in Section 2.10(b).
“Notice of Swing Loan Refunding” has the meaning provided in Section 2.04(b).
“Notice Office” means the office of the Administrative Agent at 3333 Peachtree Rd Ne, 10th Floor, Atlanta, Georgia, 30326, Attention: Jonathan Hart (email: jon.hart@truist.com) or such other office as the Administrative Agent may designate in writing to the Borrower from time to time.
“NYFRB” means the Federal Reserve Bank of New York.
“Obligations” means (i) all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by the Borrower or any other Credit Party to the Administrative Agent, the Collateral Agent, any Lender, the Swing Line Lender or any LC Issuer pursuant to the terms of this Agreement or any other Loan Document (including, but not limited to, interest and fees that accrue after the commencement by or against any Credit Party of any insolvency proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code and including the obligations to pay, discharge and satisfy the Erroneous Payment Subrogation Rights subject to Section 9.16(e)), (ii) all obligations owing under any Designated Hedge Agreement and (iii) all Bank Product Obligations, together with all renewals extensions, modifications or refinancings of any of the foregoing; provided, however, that with respect to any Guarantor, the Obligations shall not include any Excluded Swap Obligations.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Operating Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is not accounted for as a Capital Lease or financial lease on the balance sheet of that Person.
“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s articles (certificate) of incorporation, or equivalent formation documents, and bylaws (regulations), or equivalent governing documents, and, in the case of any partnership, includes any partnership agreement, and, in the case of any limited liability company, includes any operating agreement, and, in each case, and any amendments to any of the foregoing.
“Original Due Date” has the meaning provided in Section 11.24.
“Other Applicable Indebtedness” has the meaning provided in Section 2.13(b)(vi).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Loan” means any Other Revolving Loan or any Other Term Loan.
“Other Revolving Commitment” means one or more Classes of Revolving Commitments hereunder that result from a Refinancing Amendment.
“Other Revolving Loans” means one or more Classes of Revolving Loans that result from a Refinancing Amendment.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.05).
“Other Term Commitments” means one or more Classes of Term Loan Commitments hereunder that result from a Refinancing Amendment.
“Other Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Patent” shall have the meaning assigned to such term in the Security Agreement.
“Patent Security Agreement” means any Patent Security Agreement executed by a Credit Party owning registered Patents or applications for Patents in favor of the Collateral Agent for the benefit of the Creditors, both on the Closing Date and thereafter.
“Payment Office” means the office of the Administrative Agent, at 303 Peachtree Street, N.E., Atlanta, Georgia, 30308 or such other office(s), as the Administrative Agent may designate to the Borrower in writing from time to time.
“Payment Recipient” has the meaning assigned to such term in Section 9.16(a).
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
“Permitted Acquisition” means any Acquisition as to which all of the following conditions are satisfied:
    (i)    such Acquisition involves a line or lines of business that is or are, in the good faith discretion of the Borrower’s management, complementary to the lines of business in which the Borrower and its Restricted Subsidiaries, considered as an entirety, are engaged on the Closing Date;
    (ii)    no Default or Event of Default shall exist prior to or immediately after giving effect to such Acquisition;
    (iii)    the Borrower would, after giving effect to such Acquisition, on a Pro Forma Basis, be in compliance with the financial covenant contained in Section 7.07(a) as of the last day of the Testing Period for which financial statements were required to be delivered pursuant to Section 6.01(b);
    (iv)    at least five Business Days prior to the consummation of any such Acquisition in which the Consideration exceeds the greater of (y) $~~56,250,000~~47,812,500 and (y) 45% of Consolidated EBITDA for the most recently ended Testing Period for which financial statements have been delivered, the

Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer demonstrating, in reasonable detail, the computation of the financial covenants referred to in Section 7.07(a) on a Pro Forma Basis as of the last day of the Testing Period for which financial statements were required to be delivered pursuant to Section 6.01(b);
    (v)    the Borrower shall have executed and delivered, or caused its Restricted Subsidiaries to execute and deliver, all guarantees, Collateral Documents and other related documents required under Section 6.08; and
    (vi)    the aggregate amount of Consideration paid in respect of Acquisitions of Persons that do not become Credit Parties or any assets that do not become Collateral, together with the aggregate amount of Permitted Foreign Subsidiary Investments made after the Closing Date in reliance on Section 7.05(g), shall not exceed (A) the greater of (x) $~~75,000,000~~63,750,000 and (y) 60% of Consolidated EBITDA for the most recently ended Testing Period for which financial statements have been delivered plus (B) so long as, immediately after giving effect to such Acquisition and the use of proceeds thereof, the First Lien Net Leverage Ratio on a Pro Forma Basis does not exceed 3.50:1.00, the greater of (x) $~~112,500,000~~95,625,000 and (y) 90% of Consolidated EBITDA for the most recently ended Testing Period for which financial statements have been delivered.
“Permitted First Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or senior secured loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis with the Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness may share ratably in any voluntary or mandatory prepayments of the Loans, unless the Borrower and the lenders or investors in respect of such Permitted First Priority Refinancing Debt elect lesser payments, (iv) such Indebtedness is not at any time guaranteed by any Subsidiaries other than the Subsidiary Guarantors, (v) such Indebtedness shall be subject to a customary intercreditor agreement reasonably satisfactory to the Administrative Agent and the Borrower and (vi) the other terms and conditions (excluding pricing (including, for the avoidance of doubt, any “most favored nation” pricing provision), interest rate margins (including whether such interest is payable in cash or in kind), rate floors, discounts, fees, premiums, prepayment premiums and optional prepayment and optional redemption terms) of such Permitted First Priority Refinancing Debt shall be substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the lenders or investors providing such Indebtedness than those applicable to the Loans or Commitments being refinanced or replaced (except for covenants or other provisions applicable only to periods after the Latest Maturity Date of the relevant Loans or Commitments existing at the time of such refinancing or replacement) or such terms shall be current market terms (as reasonably determined by the Borrower) for such type of Indebtedness. Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“Permitted Foreign Subsidiary Investments” means Investments by a Credit Party to or in a Foreign Subsidiary made on or after the Closing Date, so long as the aggregate amount of all such Investments by all Credit Parties does not, at any time, exceed (A) the greater of (x) $~~75,000,000~~63,750,000 and (y) 60% of Consolidated EBITDA for the most recently ended Testing Period for which financial statements have been delivered plus (B) so long as, immediately after giving effect to such Acquisition and the use of proceeds thereof, the First Lien Net Leverage Ratio on a Pro Forma Basis does not exceed 3.50:1.00, the greater of (x) $~~112,500,000~~95,625,000 and (y) 90% of Consolidated EBITDA for the most recently ended Testing Period for which financial statements have been delivered (less the aggregate amount of Consideration paid in respect of Permitted Acquisitions of Persons that do not become Credit Parties or any assets that do not become Collateral in reliance on clause (vi) of the definition of “Permitted Acquisition”).
“Permitted Junior Lien Refinancing Debt” means secured Indebtedness incurred by the Borrower in the form of one or more series of junior lien secured notes or junior lien secured loans; provided that (i) such Indebtedness is secured by a lien on the Collateral ranking junior to the lien securing the Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions), in each case prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred, (iv) such Indebtedness is not at any time guaranteed by any Subsidiaries other than the Subsidiary Guarantors, (v) such Indebtedness shall be subject to a customary intercreditor agreement reasonably satisfactory to the Administrative Agent and the Borrower and (vi) the other terms and conditions (excluding pricing (including, for the avoidance of doubt, any “most favored nation” pricing provision), interest rate margins (including whether such interest is payable in cash or in kind), rate floors, discounts, fees, premiums, prepayment premiums and optional prepayment and optional redemption terms) of such Permitted Junior Lien Refinancing Debt shall be substantially identical to, or

(taken as a whole) no more favorable (as reasonably determined by the Borrower) to the lenders or investors providing such Indebtedness than those applicable to the Loans or Commitments being refinanced or replaced (except for covenants or other provisions applicable only to periods after the Latest Maturity Date of the relevant Loans or Commitments existing at the time of such refinancing or replacement) or such terms shall be current market terms (as reasonably determined by the Borrower) for such type of Indebtedness. Permitted Junior Lien Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“Permitted Lien” means any Lien permitted by Section 7.03.
“Permitted Organizational Restructuring” means any reorganizations and other activities related to tax planning and tax reorganization (as determined by the Borrower in good faith) entered into on or after the date hereof so long as such Permitted Organizational Restructuring does not materially impair the security interests of the Lenders and is otherwise not materially adverse to the Lenders and after giving effect to such Permitted Organizational Restructuring, the Borrower and the Restricted Subsidiaries otherwise comply with Section 6.08.
“Permitted Ratio Debt” has the meaning set forth in Section 7.04(h).
“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, replaced, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) Indebtedness resulting from such modification, refinancing, refunding, replacement, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended, (c) immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, (d) if the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended is subordinated in right of payment or lien priority to the Obligations, Indebtedness resulting from such modification, refinancing, refunding, replacement, renewal or extension is subordinated in right of payment or lien priority, as applicable, to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended and (e) (i) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, pricing (including, for the avoidance of doubt, any “most favored nation” pricing provision), interest rate margins (including whether such interest is payable in cash or in kind), rate floors, discounts, fees, premiums, prepayment premiums and optional prepayment and optional redemption terms) of Indebtedness resulting from such modification, refinancing, refunding, replacement, renewal or extension are not, taken as a whole, materially less favorable to the Credit Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended, as reasonably determined by the Borrower, or such terms shall be current market terms (as reasonably determined by the Borrower) for such type of Indebtedness and (ii) the primary obligor in respect of, and the Persons (if any) that Guarantee, Indebtedness resulting from such modification, refinancing, refunding, replacement, renewal or extension are the primary obligor in respect of, and Persons (if any) that Guaranteed, respectively, the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended. For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 7.04.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by the Borrower in the form of one or more series of senior unsecured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (ii) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions), in each case prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred, (iii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiary Guarantors, (iv) such Indebtedness (including any Guarantee thereof) is not secured by any Lien on any property or assets of the Borrower or any Restricted Subsidiary and (v) the other terms and conditions (excluding pricing (including, for the avoidance of doubt, any “most favored nation” pricing provision), interest rate margins (including whether such interest is payable in cash or in kind), rate floors, discounts, fees, premiums, prepayment premiums and optional prepayment and optional redemption terms) of such Permitted Unsecured Refinancing Debt shall be substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the lenders or investors providing such Indebtedness than those applicable to the Loans or Commitments being refinanced or replaced (except for covenants or other provisions applicable only to periods after the Latest Maturity Date of the relevant Loans or Commitments existing at the time of such refinancing or replacement) or such terms shall be current market terms (as reasonably determined by the Borrower) for such type of Indebtedness. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.
“Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA that the Borrower, any Restricted Subsidiary of the Borrower, or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to.
“primary Indebtedness” has the meaning provided in the definition of “Guaranty Obligations.”
“primary obligor” has the meaning provided in the definition of “Guaranty Obligations.”
“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive material information concerning the Borrower, any Subsidiary or any Affiliate of any of the foregoing or their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act. For purposes of this definition, “material information” means information concerning the Borrower, the Subsidiaries or any Affiliate of any of the foregoing, or any of their securities, that would reasonably be expected to be material for purposes of the United States federal and state securities laws.

“Pro Forma Basis” means, for purposes of calculating compliance with any test, financial ratio or financial covenant required by the terms of this Agreement to be made on a Pro Forma Basis, for any period, a basis assuming that any applicable transaction giving rise to such requirement or any Permitted Acquisition that has been consummated, and the following transactions in connection therewith, that have been made during the applicable period of measurement, or subsequent to such period and prior to or simultaneously with the event for which the calculation is made, shall be deemed to have occurred as of the first day of the applicable period of measurement in the calculation of compliance with such test, financial ratio or financial covenant. In connection with the foregoing: (a) income statement items (whether positive or negative) attributable to the property or Person subject to any such Permitted Acquisition shall be included, (b) any Indebtedness which is retired by the Borrower or any of its Restricted Subsidiaries in connection therewith shall be excluded and deemed to have been retired as of the first day of the applicable period, and (c) any Indebtedness incurred or assumed by the Borrower or any of its Restricted Subsidiaries in connection therewith shall be deemed to have been incurred as of the first day of the applicable period, and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination, and interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.
“Purchase Date” has the meaning provided in Section 2.04(c).
“Purchase” has the meaning provided in the recitals.
“QFC Credit Support” has the meaning set forth in Section 11.28(a).
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests.

“Qualified Plan” means a Plan that is intended to be tax-qualified under Section 401(a) of the Code.
“Real Property” of any Person means all of the right, title and interest of such Person in and to land, improvements and fixtures.
“Real Property Documents” means, collectively, (i) Mortgages covering all Material Real Property owned by the Credit Parties, duly executed by each applicable Credit Party, together with (A) title insurance policies, current as-built ALTA/ACSM Land Title surveys certified to the Collateral Agent, zoning letters, building permits and certificates of occupancy, in each case relating to such Material Real Property and satisfactory in form and substance to the Collateral Agent, (B) (x) Life of Loan” Federal Emergency Management Agency Standard Flood Hazard determinations, (y) notices, in the form required under the Flood Insurance Laws, about special flood hazard area status and flood disaster assistance duly executed by each Credit Party, and (z) if any improved real property encumbered by any Mortgage is located in a special flood hazard area, a policy of flood insurance that is on terms satisfactory to the Collateral Agent and, in each case, in such reasonable total amount sufficient to comply with and to the extent required by the Flood Insurance Laws pursuant to Section 6.03, (C) evidence that counterparts of such Mortgages have been recorded in all places to the extent necessary or desirable, in the judgment of the Collateral Agent, to create a valid and enforceable first priority Lien on such Material Real Property in favor of the Collateral Agent for the benefit of the Creditors (or in favor of such other trustee as may be required or desired under local law), (D) an opinion of counsel (i) in each state in which such Material Real Property is located as to the enforceability and perfection of the Mortgage and other matters customarily included in such opinions and (ii) for the Borrower or applicable Credit Party regarding the due authorization, execution and delivery of the Mortgages , (E) a duly executed Environmental Indemnity with respect thereto, (F) Phase I Environmental Site Assessment Reports, consistent with American Society of Testing and Materials (ASTM) Standard E 1527-05, and applicable state requirements, on all of the owned Material Real Property, dated no more than six (6) months prior to the Closing Date (or date of the applicable Mortgage if provided post-closing), prepared by environmental engineers satisfactory to the Collateral Agent, all in form and substance satisfactory to the Collateral Agent, and such environmental review and audit reports, including Phase II reports, with respect to the Real Property of any Credit Party as the Collateral Agent shall have requested, in each case together with letters executed by the environmental firms preparing such environmental reports, in form and substance satisfactory to the Collateral Agent, authorizing the Collateral Agent and the Lenders to rely on such reports, and the Collateral Agent shall be satisfied with the contents of all such environmental reports and (G) such other reports, documents, instruments and agreements as the Collateral Agent shall request, each in form and substance satisfactory to Collateral Agent.
“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any LC Issuer.
“Refinanced Debt” has the meaning set forth in the definition of “Credit Agreement Refinancing Indebtedness.”
“Refinancing” has the meaning provided in the recitals.
“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) Borrower, (b) the Administrative Agent and (c) each Additional Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.20.
“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A, Regulation S or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.
“Register” has the meaning provided in Section 11.06(c).
“Regulated Bank” shall mean an Approved Bank that is (a) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (b) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (c) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 CFR part 211; (d) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (c); or (e) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Release” or “Released” means any release, spill, emission, discharge, dispersal, deposit, disposal, leaking, pumping, pouring, dumping, escaping, emptying, injection, migration or leaching into or through the environment, or within, from or into any building, structure or facility.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Reportable Event” means an event described in Section 4043 of ERISA or the regulations thereunder with respect to a Plan, other than those events as to which the notice requirement is waived under PBGC Regulation Section 4043 or other applicable PBGC guidance.
“Repricing Event” has the meaning set forth in Section 2.13(c)(ii).
“Required Lenders” means, Lenders holding more than 50% of the sum of the aggregate outstanding (i) Term Loans and (ii) Total Revolving Commitments (or at any time on or after the date on which the Revolving Commitments have been terminated, the sum of (A) the Aggregate Revolving Facility Exposure and (B) the outstanding principal amount of Swing Loans); provided that, as set forth in Section 2.18, any Term Loan and the Revolving Commitment of, and the portion of the sum of the Aggregate Credit Facility Exposure and the Unused Total Revolving Commitment held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that each Revolving Lender will be deemed to hold LC Outstandings and Swing Loans in accordance with its Revolving Facility Percentage.
“Required Revolving Lenders” means, (i) at any time prior to the date on which the Revolving Commitments have been terminated, two or more unaffiliated Lenders whose Credit Facility Exposure and Unused Revolving Commitments constitute more than 50% of the sum of the Aggregate Credit Facility Exposure and the Unused Total Revolving Commitment, and (ii) at any time on or after the date on which the Revolving Commitments have been terminated, two or more unaffiliated Lenders that hold more than 50% of the sum of (A) the Aggregate Revolving Facility Exposure and (B) the outstanding principal amount of Swing Loans; provided that, as set forth in Section 2.18, the Revolving Commitment of, and the portion of the sum of the Aggregate Credit Facility Exposure and the Unused Total Revolving Commitment held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders; provided, further, that each Revolving Lender will be deemed to hold LC Outstandings and Swing Loans in accordance with its Revolving Facility Percentage.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, chief administrative officer, secretary or assistant secretary, treasurer or assistant treasurer or other similar officer of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.
“Restricted Payment” means (i) any Capital Distribution; or (ii) any amount paid by the Borrower or any of its Restricted Subsidiaries in repayment, redemption, retirement, repurchase, direct or indirect, of any Junior Debt prior to its stated maturity; provided, however, that payments in respect, or on account, of Capped Call Transactions, Convertible Bond Hedge Transactions, Warrant Transactions or otherwise in connection with the settlement of Convertible Bond Indebtedness shall in no event be deemed a “Restricted Payment”.
“Restricted Period” means the period from the Amendment No. 1 Effective Date to and including the date on which the Borrower delivers the audited financial statements and related Compliance Certificate in respect of the fiscal year ended December 31, 2021 pursuant to Section 6.01(a) and (c).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.
“Retained Declined Proceeds” has the meaning provided in Section 2.13(d).
“Revolving Borrowing” means the incurrence of Revolving Loans consisting of one Type of Revolving Loan by the Borrower from all of the Revolving Lenders having Revolving Commitments in respect thereof on a pro rata basis on a given date in the same currency, having in the case of any Fixed Rate Loans the same Interest Period.
“Revolving Commitment” means, with respect to each Revolving Lender, the obligation of such Lender to make Revolving Loans and to participate in Letters of Credit in the amount set forth opposite such Lender’s name in Schedule 1(a) as its “Revolving Commitment” or in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be reduced from time to time pursuant to Section 2.12(c) or increased from time to time pursuant to Section 2.19 or adjusted from time to time pursuant to Section 2.20 or as a result of assignments to or from such Lender pursuant to Section 11.06. The initial aggregate amount of the Revolving Commitments as of the Closing Date is $100,000,000.
“Revolving Credit Facility” means the Revolving Commitments, and the provisions herein related to the Revolving Loans, Swing Loans and Letters of Credit.

“Revolving Facility Availability Period” means the period from the Closing Date until the Revolving Facility Termination Date.
“Revolving Facility Exposure” means, for any Revolving Lender at any time, the Dollar Equivalent of the sum of (i) the principal amount of Revolving Loans made by such Lender and outstanding at such time, (ii) such Lender’s share of the LC Outstandings at such time and (iii) for purposes of Sections 2.01, 2.02, 2.05(a) and 2.13(b)(iv), 2.16(a)(iii)(A), 2.18(b)(iv) and 11.06(b)-(c), the Swing Line Exposure of such Lender.
“Revolving Facility Extension Date” has the meaning provided in Section 2.16(a)(ii).
“Revolving Facility Extension Request Date” has the meaning provided in Section 2.16(a)(i).
“Revolving Facility Note” means a promissory note substantially in the form of Exhibit A-1.
“Revolving Facility Percentage” means, at any time for any Revolving Lender, the percentage obtained by dividing such Lender’s Revolving Commitment by the Total Revolving Commitment, provided, however, that if the Total Revolving Commitment has been terminated, the Revolving Facility Percentage for each Lender shall be determined by dividing such Lender’s Revolving Commitment immediately prior to such termination by the Total Revolving Commitment immediately prior to such termination. The Revolving Facility Percentage of each Lender as of the Closing Date is set forth on Schedule 1(a).
“Revolving Facility Termination Date” means the earlier of (i) December 20, 2026, or (ii) the date that the Revolving Commitments have been terminated pursuant to Section 8.02.
“Revolving Lender” means each Lender with a Revolving Commitment or, to the extent the Revolving Commitments have been terminated, a Revolving Loan or other Revolving Facility Exposure.
“Revolving Loan” means, with respect to each Revolving Lender, any loan made by such Lender pursuant to Section 2.02.
“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of the Borrower of any property (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between the Borrower and a Restricted Subsidiary or between Restricted Subsidiaries), which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person.
“Sanctioned Country” means, at any time, a country or territory that is, or whose government is, the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European

Union or any EU member state, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, or Her Majesty’s Treasury of the United Kingdom.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto.
“SEC” means the United States Securities and Exchange Commission.
“Secured Net Leverage Ratio” means, as of any date, the ratio of (i) Consolidated Secured Debt as of such date to (ii) Consolidated EBITDA for the most recently ended Testing Period for which financial statements are required to have been delivered.
“Security Agreement” means the Security Agreement, dated as of the date hereof and substantially in the form of Exhibit F, made by the Credit Parties in favor of the Collateral Agent for the benefit of the Creditors.
“Similar Business” means any business, the majority of whose revenues are derived from (i) business or activities conducted by the Borrower and its Restricted Subsidiaries on the Closing Date, (ii) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) any business that in the Borrower’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Borrower and its Restricted Subsidiaries.
“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).
“Solvent” means that (i) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Borrower and its Subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of the Borrower and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iv) the Borrower and its Subsidiaries, taken as a whole, are able to pay their debts (including current obligations and contingent liabilities) as such debts mature and do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business.
“Special Subsidiary” means any of (i) CIRCOR German Holdings, L.L.C. and (ii) any Subsidiary of the Borrower substantially all of the assets of which are equity interests in one or more Foreign Subsidiaries of the Borrower.
“Specified Indebtedness” has the meaning provided in Section 11.12(h).
“Standard Permitted Lien” means any of the following: (i) Liens for taxes not yet delinquent or Liens for taxes, assessments or governmental charges being contested in good faith and by appropriate proceedings for which adequate reserves in accordance with GAAP have been established; (ii) Liens in respect of property or assets imposed by law that were incurred in the ordinary course of business, such as carriers’, suppliers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, that do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or any of its Restricted Subsidiaries and do not secure any Indebtedness; (iii) Liens created by this Agreement or the other Loan Documents; (iv) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.01(g); (v) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security, and mechanic’s Liens, carrier’s Liens, and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, surety, appeal, customs, performance and return-of-money bonds and other similar obligations, incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to statutory requirements, common law or consensual arrangements; (vi) easements, rights-of-way, zoning or other restrictions, charges, encumbrances, defects in title, prior rights of other persons, and obligations contained in similar instruments, in each case that do not secure Indebtedness and do not involve, either individually or in the aggregate, (A) a substantial disruption of the business activities of the Borrower and its Restricted Subsidiaries considered as an entirety, or (B) a Material Adverse Effect; (vii) Liens arising from the rights of lessors under leases (including financing statements regarding property subject to lease) not in violation of the requirements of this Agreement, provided that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor); (viii) rights of consignors of goods, whether or not perfected by the filing of a financing statement under the UCC; (ix) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection; (x) deposits made in the ordinary course of business to secure obligations to insurance carriers providing casualty, liability or other insurance to the Borrower and its Subsidiaries and (xi) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto.
“Standby Letter of Credit” means any standby letter of credit issued for the purpose of supporting workers compensation, liability insurance, releases of contract retention obligations, contract performance guarantee requirements and other bonding obligations or for other lawful purposes.
“Stated Amount” of each Letter of Credit means the maximum amount available to be drawn thereunder (regardless of whether any conditions or other requirements for drawing could then be met).
“Subordinated Indebtedness” means any Indebtedness that has been subordinated in right of payment to the prior payment in full of all of the Obligations pursuant to a written agreement or written terms reasonably acceptable to the Administrative Agent and the Required Lenders.
“Subordinated Obligations” has the meaning provided in Section 10.02.
“Subsidiary” of any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary Voting Power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have Voting Power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, owns more than 50% of the Equity Interests of such Person at the time or in which such Person, one or more other Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has the power to direct the policies, management and affairs thereof. Unless otherwise expressly provided, all references herein to “Subsidiary” means a Subsidiary of the Borrower.
“Subsidiary Guarantor” has the meaning provided in the first paragraph of this Agreement.
“Subsidiary Redesignation” shall have the meaning assigned to such term in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided, however, that none of the foregoing transactions described in clauses (a) or (b), to the extent entered into in connection with Convertible Bond Indebtedness, Capped Call Transactions, Convertible Bond Hedge Transactions and Warrant Transactions, shall constitute Swap Contracts.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swing Line Commitment” means $10,000,000.
“Swing Line Exposure” means, with respect to each Revolving Lender, the principal amount of the Swing Loans in which such Lender is legally obligated either to make a Revolving Loan or to purchase a participation in accordance with Section 2.04(c), which shall equal such Revolving Lender’s Revolving Facility Percentage of all outstanding Swing Loans.
“Swing Line Facility” means the credit facility established under Section 2.04 pursuant to the Swing Line Commitment of the Swing Line Lender.
“Swing Line Lender” means Truist Bank.
“Swing Line Note” means a promissory note substantially in the form of Exhibit A-3.
“Swing Loan” means any loan made by the Swing Line Lender under the Swing Line Facility pursuant to Section 2.04.
“Swing Loan Maturity Date” means, with respect to any Swing Loan, the earlier of (i) the last day of the period for such Swing Loan as established by the Swing Line Lender and agreed to by the Borrower, which shall be less than 15 days, and (ii) the Revolving Facility Termination Date.
“Swing Loan Participation” has the meaning provided in Section 2.04(c).
“Swing Loan Participation Amount” has the meaning provided in Section 2.04(c).
“Synthetic Lease” means any lease (i) that is accounted for by the lessee as an Operating Lease, and (ii) under which the lessee is intended to be the “owner” of the leased property for federal income tax purposes.
“Tangible Assets” means, with respect to any Restricted Subsidiary of the Borrower as of any date, (i) the total assets of such Restricted Subsidiary that would be shown on the balance sheet of such Restricted Subsidiary as of such date prepared in accordance with GAAP minus (ii) the net amount of all assets of such Restricted Subsidiary that would be classified as Intangible Assets as of such date.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in euro.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” means the Initial Term Loans, the Incremental Term Loans of each series, the Other Term Loans of each series and the Extended Term Loans of each series, collectively.
“Term Loan Borrowing” means the incurrence of Term Loans consisting of one Class and Type by the Borrower from all of the Term Loan Lenders having Term Loan Commitments in respect thereof on a pro rata basis on a given date in the same currency, having in the case of any Eurodollar Loan, the same Interest Period.
“Term Loan Commitment” means, with respect to each Initial Term Loan Lender, its Initial Term Loan Commitment and, with respect to any other Term Loan Lenders, its obligation with respect to any other series of Term Loans to make a Term Loan of such series.
“Term Loan Extension” has the meaning set forth in Section 2.16(b)(i).

“Term Loan Extension Amendment” means an amendment to this Agreement among the Credit Parties, the applicable extending Term Loan Lenders and the Administrative Agent implementing a Term Loan Extension in accordance with Section 2.16(b).
“Term Loan Extension Offer” has the meaning set forth in Section 2.16(b)(i).
“Term Loan Facilities” means the Term Loans and the provisions herein related thereto.

“Term Loan Facility Percentage” means, for any Term Loan Lender at any time, the percentage obtained by dividing the Term Loans made by such Lender and outstanding at such time by the sum of the aggregate Term Loans of all Term Loan Lenders outstanding at such time.
“Term Loan Lender” means each Lender with a Term Loan Commitment or holding an outstanding Term Loan.
“Term Loan Maturity Date” means the earlier of (i) December 20, 2028, or (ii) the date on which the principal amount of all outstanding Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).
“Term Loan Note” means a promissory note substantially in the form of Exhibit A-2.
“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Testing Period” means a single period consisting of the four consecutive fiscal quarters of the Borrower then last ended (whether or not such quarters are all within the same fiscal year), except that if a particular provision of this Agreement indicates that a Testing Period shall be of a different specified duration, such Testing Period shall consist of the particular fiscal quarter or quarters then last ended that are so indicated in such provision.
“Title IV Plan” means an “employee pension benefit plan,” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is covered by Title IV of ERISA or subject to Section 412 of the Code, and that the Borrower, any Restricted Subsidiary of the Borrower or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them. A Title IV Plan also includes any employee pension benefit plan that if it were terminated at any time, would result in the Borrower or ERISA Affiliate being deemed to be a “contributing sponsor” (as defined in Section 4001(a)(13) of ERISA) of the terminated plan pursuant to ERISA Section 4069.
“Total Net Leverage Ratio” means, as of any date, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated EBITDA for the most recently ended Testing Period for which financial statements are required to have been delivered.
“Total Revolving Commitment” means the sum of the Revolving Commitments of the Revolving Lenders as the same may be decreased pursuant to Section 2.12(c) or increased pursuant to Section 2.19. As of the Closing Date, the amount of the Total Revolving Commitment is $100,000,000.
“Total Consolidated Assets” means, as of any date, the total assets appearing on the most recently prepared consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of the most recent fiscal quarter of the Borrower and its Restricted Subsidiaries for which such balance sheet has been provided in accordance with Section 4.01(xvii) or Section 6.01(a) or (b) (as applicable), prepared in accordance with GAAP.
“Total Tangible Assets” means, as of any date, (i) the Total Consolidated Assets as of such date minus (ii) the net amount of all assets of the Borrower and its Restricted Subsidiaries that would be classified as Intangible Assets as of such date.
“Trademark” has the meaning assigned to such term in the Security Agreement.
“Trademark Security Agreement” means any Trademark Security Agreement executed by a Credit Party owning registered Trademarks or applications for Trademarks in favor of the Collateral Agent for the benefit of the Creditors, both on the Closing Date and thereafter.

“Transactions” means, collectively, the transactions contemplated by this Agreement, the Refinancing and the consummation of any other transactions in connection with the foregoing (including the payment of the fees and expenses incurred in connection with any of the foregoing (including the Transaction Costs)).
“Transaction Costs” means any fees, costs, or expenses incurred or paid by the Borrower or any of its Affiliates in connection with the Transactions, this Agreement, and the other Loan Documents, and the transactions contemplated hereby and thereby.
“Transformative Acquisition” means any Acquisition or Investment by the Borrower or any Restricted Subsidiary that either (a) is not permitted by the terms of this Agreement immediately prior to the consummation of such Acquisition or Investment or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such Acquisition or Investment, would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.
“Type” means any type of Loan determined with respect to the interest option and currency denomination applicable thereto, which in each case shall be a Base Rate Loan, a Eurodollar Loan or a Foreign Currency Loan.
“UCC” means the Uniform Commercial Code as in effect from time to time in any applicable state or jurisdiction unless otherwise specified.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“United States” and “U.S.” each means United States of America.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“Unreimbursed Drawing” means, with respect to any Letter of Credit, the aggregate Dollar or Dollar Equivalent amount, as applicable, of the draws made on such Letter of Credit that have not been reimbursed by the Borrower or the applicable LC Obligor or converted to a Revolving Loan pursuant to Section 2.05(f)(i), and, in each case, all interest that accrues thereon pursuant to this Agreement.
“Unrestricted” means, when referring to cash and Cash Equivalents, that such cash and Cash Equivalents (i) do not appear or would not be required to appear as “restricted” on the consolidated financial statements of the Borrower and (ii) are not subject to a Lien in favor of any Person other than the Collateral Agent or any Lender pursuant to the Loan Documents.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Borrower identified as an Unrestricted Subsidiary on Schedule 5.01, (2) any other Subsidiary of the Borrower, whether now owned or acquired or created after the Closing Date, that is designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to such designation, the Total Net Leverage Ratio shall not exceed 4.60 to 1.00, (c) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Restricted Subsidiaries) through Investments as permitted by, and in compliance with, Section 7.05, and any prior or concurrent Investments in such Subsidiary by the Borrower or any of its Restricted Subsidiaries shall be deemed to have been made under Section 7.05, (d) without duplication of clause (c), any net assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 7.05, (e) such Subsidiary shall have been or will promptly be designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants) under any Credit Agreement Refinancing Indebtedness or Junior Debt, (f) immediately after giving effect to such designation, that portion of Consolidated EBITDA attributable to all Unrestricted Subsidiaries for the period of four consecutive fiscal quarters most recently ended prior to such day does not exceed 10% of Consolidated EBITDA for the Borrower and its Subsidiaries for

such period and (g) the Borrower shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower, certifying compliance with the requirements of preceding clauses (a) through (f) and (3) any Subsidiary of an Unrestricted Subsidiary. The Borrower may designate or redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) immediately after giving effect to such designation, the Total Net Leverage Ratio shall not exceed 4.60 to 1.00 and (iii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirement of preceding clauses (i) and (ii). Notwithstanding anything herein to the contrary, (i) if any Restricted Subsidiary owns or holds exclusive licenses to any Material Intellectual Property, no such Restricted Subsidiary or ~~Loan~~Credit Party may be designated as an Unrestricted Subsidiary, (ii) neither the Borrower nor any of its Restricted Subsidiaries shall (A) make any Investment in, Restricted Payment to or otherwise dispose of Material Intellectual Property (other than non-exclusive licenses, sublicenses or cross-licenses or other intercompany disclosures of such intellectual property) to, any Unrestricted Subsidiary (including by transferring any capital stock of a Restricted Subsidiary to an Unrestricted Subsidiary) and (iii) no Unrestricted Subsidiary shall own, or hold exclusive licenses or rights to any Material Intellectual Property.
Notwithstanding anything in this Agreement to the contrary, nothing shall restrict or prohibit (a) the formation and designation of a Future Escrow Subsidiary as an Unrestricted Subsidiary and (b) the holding of any Future Escrow Funds in any Future Escrow Account and the granting or existence of any Liens on any Future Escrow Account, the Future Escrow Funds or any documentation relating, in each case, in favor of any escrow agent (or its designee).
“Unused Commitment” means, at any time, the excess of (i) the Total Revolving Commitment at such time over (ii) the Aggregate Credit Facility Exposure at such time.
“Unused Fees” has the meaning provided in Section 2.11(a).
“Unused Revolving Commitment” means, for any Lender at any time, the excess of (i) such Lender’s Revolving Commitment at such time over (ii) such Lender’s Revolving Facility Exposure at such time.
“Unused Total Revolving Commitment” means, at any time, the excess of (i) the Total Revolving Commitment at such time over (ii) the Aggregate Revolving Facility Exposure at such time.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.
“U.S. Special Resolution Regimes” has the meaning set forth in Section 11.28.
“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.
“Warrant Transactions” means one or more call options referencing the Borrower’s common stock written by the Borrower substantially contemporaneously with the purchase by the Borrower of Convertible Bond Hedge Transactions and having an initial strike or exercise price (howsoever defined) greater than the strike or exercise price (howsoever defined) of such Convertible Bond Hedge Transactions.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.
“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower, any other Credit Party, the Administrative Agent, or any other applicable withholding agent.
“Working Capital” means, for the Borrower and its Restricted Subsidiaries on a consolidated basis and calculated in accordance with GAAP, as of any date of determination, the excess of (a) current assets (other than cash and Cash Equivalents and taxes and deferred taxes) over (b) current liabilities, excluding, without duplication, (i) the current portion of any long-term Indebtedness, (ii) outstanding Revolving Loans and Swing Loans, (iii) the current portion of current taxes and deferred income taxes and (iv) the current portion of accrued Consolidated Interest Expense.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each means “to but excluding” and the word “through” means “through and including.”
Section 1.03Accounting Terms. Except as otherwise specifically provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Restricted Subsidiary of any Credit Party at “fair value,” as defined therein and (ii) ~~for purposes of calculating the covenant contained in Section 7.07,~~ any obligations of a Person under a lease (whether existing on the Closing Date or entered into thereafter) that is not (or would not be) required to be classified or accounted for as a Capitalized Lease Obligation on a balance sheet of such Person prepared in accordance with GAAP as in effect on January 1, 2018 shall not be treated as a Capitalized Lease Obligation pursuant to the Loan Documents solely as a result of changes in the application of, or the adoption of changes in, GAAP after January 1, 2018.
If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
Section 1.04Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof’ and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all Real Property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing, and (f) any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced.

Section 1.05Currency Equivalents. Except as otherwise specified herein, all references herein or in any other Loan Document to a dollar amount shall mean such amount in U.S. Dollars or, if the context so requires, the Dollar Equivalent of such amount in any Designated Foreign Currency. The Dollar Equivalent of any amount shall be determined in accordance with the definition of “Dollar Equivalent”; provided, however, that notwithstanding the foregoing or anything elsewhere in this Agreement to the contrary, in calculating the Dollar Equivalent of any amount for purposes of determining (i) the Borrower’s obligation to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.13(b), or (ii) the Borrower’s ability to request additional Loans or Letters of Credit pursuant to the Commitments, the Administrative Agent may, in the case of either of the foregoing, in its reasonable discretion, calculate the Dollar Equivalent of such amount on any Business Day selected by the Administrative Agent.
Section 1.06Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. “Revolving Loan” or “Initial Term Loan”) or by Type (e.g. “Eurodollar Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Eurodollar Borrowing”) or by Class and Type (e.g. “Revolving Eurodollar Borrowing”).
Section 1.07Limited Condition Transactions. Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating any applicable ratio, calculating availability under baskets or determining other compliance with this Agreement (including the determination of compliance with any provision of this Agreement which requires (x) that no Default or Event of Default has occurred, is continuing or would result therefrom or (y) the accuracy of representations and warranties) in connection with the consummation of a Limited Condition Transaction, the date of determination of such ratio, the determination of the accuracy of such representations and warranties, the calculation of the availability of such baskets, the determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom, or other applicable covenant shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be the date the binding definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”) and if, after such ratios and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four consecutive fiscal quarter period being used to calculate such financial ratio ending prior to the LCT Test Date, the Borrower or applicable Restricted Subsidiary could have taken such action on the relevant LCT Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (x) if any of such ratios or baskets are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA) at or prior to the consummation of the relevant Limited Condition Transaction, such ratios or baskets and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related transactions. If the Borrower has made an LCT Election for any Limited Condition Transaction on or following the relevant LCT Test Date and prior to the consummation of such Limited Condition Transaction (or termination of the binding definitive agreement with respect thereto), then (x) such Indebtedness (and any associated Lien) shall be deemed incurred at the time of such LCT Election and outstanding thereafter for the purposes of pro forma compliance with any applicable ratios and (y) for purposes of any calculation with respect to the incurrence of any other Indebtedness or Liens, or the making of any other Acquisition, Investment, Restricted Payment or other transaction, in each case that is subject to compliance with a ratio, test or basket availability, any such ratio (excluding, for the avoidance of doubt, the ratio contained in Section 7.07(a)), test or basket availability shall also be required to be calculated without giving effect to such Limited Condition Transaction.

ARTICLE II.

THE TERMS OF THE CREDIT FACILITY
Section 2.01     Establishment of the Credit Facility. On the Closing Date, and subject to and upon             the terms and conditions set forth in this Agreement and the other Loan Documents, the Administrative Agent, the Lenders, the Swing Line Lender and each LC Issuer agree to establish the Credit Facility for the benefit of the Borrower; provided, however, that at no time will (i) the Aggregate Credit Facility Exposure exceed the Total Revolving Commitment, or (ii) the Revolving Facility Exposure of any Lender exceed the aggregate amount of such Lender’s Revolving Commitment.

Section 2.02     Revolving Facility. During the Revolving Facility Availability Period, each Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a Revolving Loan or Revolving Loans to the Borrower from time to time pursuant to such Lender’s Revolving Commitment, which Revolving Loans (i) may, except as set forth herein, at the option of the Borrower, be incurred and maintained as, or Converted into, Revolving Loans that are Base Rate Loans, Eurodollar Loans or Foreign Currency Loans, in each case denominated in Dollars or a Designated Foreign Currency, provided that all Revolving Loans made as part of the same Revolving Borrowing shall consist of Revolving Loans of the same Type; (ii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; and (iii) shall not be made if, after giving effect to any such Revolving Loan, (A) the Revolving Facility Exposure of any Lender would exceed such Lender’s Revolving Commitment, (B) the sum of (1) the Aggregate Revolving Facility Exposure and (2) the outstanding principal amount of Swing Loans, would exceed the Total Revolving Commitment, or (C) the Borrower would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.13(b).
Section 2.03     [Reserved].
Section 2.04     Swing Line Facility.
(a)Swing Loans. During the Revolving Facility Availability Period, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make a Swing Loan or Swing Loans to the Borrower from time to time, which Swing Loans (i) shall be payable on the Swing Loan Maturity Date applicable to each such Swing Loan; (ii) shall be made only in U.S. Dollars; (iii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; (iv) may only be made if after giving effect thereto (A) the aggregate principal amount of Swing Loans outstanding does not exceed the Swing Line Commitment, (B) the sum of (1) the Revolving Facility Exposure of any Lender and (2) the Swing Line Exposure of such Lender, does not exceed such Lender’s Revolving Commitment and (C) the sum of (1) the Aggregate Revolving Facility Exposure and (2) the outstanding principal amount of Swing Loans, would exceed the Total Revolving Commitment; (v) shall not be made if, after giving effect thereto, the Borrower would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.13(b); and (vi) shall not be made if the proceeds thereof would be used to repay, in whole or in part, any outstanding Swing Loan.
(b)Swing Loan Refunding. The Swing Line Lender may at any time, in its sole and absolute discretion, direct that the Swing Loans owing to it be refunded by delivering a notice to such effect to the Administrative Agent, specifying the aggregate principal amount thereof (a “Notice of Swing Loan Refunding”). Promptly upon receipt of a Notice of Swing Loan Refunding, the Administrative Agent shall give notice of the contents thereof to the Revolving Lenders with Revolving Commitments and, unless an Event of Default specified in Section 8.01(h) in respect of the Borrower has occurred, the Borrower. Each such Notice of Swing Loan Refunding shall be deemed to constitute delivery by the Borrower of a Notice of Borrowing requesting Revolving Loans consisting of Base Rate Loans in the amount of the Swing Loans to which it relates. Each Revolving Lender with a Revolving Commitment (including the Swing Line Lender) hereby unconditionally agrees (notwithstanding that any of the conditions specified in Section 4.02 or elsewhere in this Agreement shall not have been satisfied, but subject to the provisions of paragraph (d) below) to make a Revolving Loan to the Borrower in the amount of such Lender’s Revolving Facility Percentage of the aggregate amount of the Swing Loans to which such Notice of Swing Loan Refunding relates. Each such Lender shall make the amount of such Revolving Loan available to the Administrative Agent in immediately available funds at its Payment Office not later than 1:00 P.M. (local time at its Payment Office), if such notice is received by such Lender prior to 11:00 A.M. (local time at its domestic lending office), or not later than 1:00 P.M.(local time at its Payment Office) on the next Business Day, if such notice is received by such Lender after such time. The proceeds of such Revolving Loans shall be made immediately available to the Swing Line Lender and applied by it to repay the principal amount of the Swing Loans to which such Notice of Swing Loan Refunding relates.
(c)Swing Loan Participation. If prior to the time a Revolving Loan would otherwise have been made as provided above as a consequence of a Notice of Swing Loan Refunding, any of the events specified in Section 8.01(h) shall have occurred in respect of the Borrower or one or more of the Revolving Lenders with Revolving Commitments shall determine that it is legally prohibited from making a Revolving Loan under such circumstances, each Lender (other than the Swing Line Lender), or each Lender (other than such Swing Line Lender) so prohibited, as the case may be, shall, on the date such Revolving Loan would have been made by it (the “Purchase Date”), purchase an undivided participating interest (a “Swing Loan Participation”) in the outstanding Swing Loans to which such Notice of Swing Loan Refunding relates, in an amount (the “Swing Loan Participation Amount”) equal to such Lender’s Revolving Facility Percentage of such outstanding Swing Loans. On the Purchase Date, each such Lender or each such Lender so prohibited, as the case may be, shall pay to the Swing Line Lender, in immediately available funds, such Lender’s Swing Loan Participation Amount, and promptly upon receipt thereof the Swing Line Lender shall, if requested by such other Lender, deliver to such Lender a participation certificate, dated the date of the Swing Line Lender’s receipt of the funds from, and evidencing such Lender’s Swing Loan Participation in, such

Swing Loans and its Swing Loan Participation Amount in respect thereof. If any amount required to be paid by a Lender to the Swing Line Lender pursuant to the above provisions in respect of any Swing Loan Participation is not paid on the date such payment is due, such Lender shall pay to the Swing Line Lender on demand interest on the amount not so paid at the overnight Federal Funds Effective Rate from the due date until such amount is paid in full. Whenever, at any time after the Swing Line Lender has received from any other Lender such Lender’s Swing Loan Participation Amount, the Swing Line Lender receives any payment from or on behalf of the Borrower on account of the related Swing Loans, the Swing Line Lender will promptly distribute to such Lender its ratable share of such amount based on its Revolving Facility Percentage of such amount on such date on account of its Swing Loan Participation (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that if such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.
(d)Obligations Unconditional. Each Revolving Lender’s obligation to make Revolving Loans pursuant to Section 2.04(b) and/or to purchase Swing Loan Participations in connection with a Notice of Swing Loan Refunding shall be subject to the conditions that (i) such Lender shall have received a Notice of Swing Loan Refunding complying with the provisions hereof and (ii) at the time the Swing Loans that are the subject of such Notice of Swing Loan Refunding were made, the Swing Line Lender making the same had no actual written notice from another Lender that an Event of Default had occurred and was continuing, but otherwise shall be absolute and unconditional, shall be solely for the benefit of the Swing Line Lender that gives such Notice of Swing Loan Refunding, and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against any other Lender, any Credit Party, or any other Person, or any Credit Party may have against any Lender or other Person, as the case may be, for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; (C) any event or circumstance involving a Material Adverse Effect; (D) any breach of any Loan Document by any party thereto; or (E) any other circumstance, happening or event, whether or not similar to any of the foregoing.
Section 2.05     Letters of Credit.
(a)LC Issuances. During the Revolving Facility Availability Period, the Borrower may request an LC Issuance at any time and from time to time to issue, for the account of the Borrower or any Subsidiary Guarantor, and subject to and upon the terms and conditions herein set forth, each LC Issuer agrees to issue from time to time Letters of Credit denominated and payable in Dollars or any Designated Foreign Currency and in each case in such form as may be approved by such LC Issuer and the Administrative Agent; provided, however, that notwithstanding the foregoing, no LC Issuance shall be made if, after giving effect thereto, (i) the LC Outstandings would exceed the LC Commitment Amount, (ii) the Revolving Facility Exposure of any Lender would exceed such Lender’s Revolving Commitment, (iii) the sum of (A) the Aggregate Revolving Facility Exposure and (B) the outstanding principal amount of Swing Loans, would exceed the Total Revolving Commitment, (iv) the Borrower would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.13(b) or (v) any Revolving Lender is at such time a Defaulting Lender hereunder, unless such LC Issuer has entered into arrangements satisfactory to such LC Issuer (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate such LC Issuer’s actual or potential risk with respect to such Lender’s LC Participation. Subject to Section 2.05(c) below, each Letter of Credit shall have an expiry date (including any renewal periods) occurring not later than the earlier of (x) two years from the date of issuance thereof, or (y) 5 Business Days prior to the Revolving Facility Termination Date; provided that, at the sole discretion of the applicable LC Issuer, up to $30,000,000 in aggregate amount of Letters of Credit may have an expiry date (including any renewal periods) occurring later than two years from the date of issuance thereof but prior to 5 Business Days prior to the Revolving Facility Maturity Date. Letters of Credit listed on Schedule 2.05 shall automatically be deemed to constitute and continue as Letters of Credit issued hereunder on the Closing Date.

(b)LC Requests. Whenever the Borrower desires that a Letter of Credit be issued for its account or the account of any eligible LC Obligor, the Borrower shall give the Administrative Agent and the applicable LC Issuer written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) which, if in the form of written notice, shall be substantially in the form of Exhibit B-3 (each such request, a “LC Request”), or transmit by electronic communication (if arrangements for doing so have been approved by the applicable LC Issuer), prior to 11:00 A.M. (local time at the applicable Notice Office) at least three Business Days (or such shorter period as may be reasonably acceptable to the relevant LC Issuer) prior to the proposed date of issuance (which shall be a Business Day), which LC Request shall include such supporting documents that such LC Issuer customarily requires in connection therewith (including, in the case of a Letter of Credit for an account party other than the Borrower, an application for, and if applicable a reimbursement agreement with respect to, such Letter of Credit). In the event of any inconsistency between any of the terms or provisions of any LC Document and the terms and provisions of this Agreement respecting Letters of Credit, the terms and provisions of this Agreement shall control.
(c)Auto-Renewal Letters of Credit. If an LC Obligor so requests in any applicable LC Request, each LC Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions; provided, however, that any Letter of Credit that has automatic renewal provisions must permit such LC Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than one day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Once any such Letter of Credit that has automatic renewal provisions has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) such LC Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than 5 Business Days prior to the Revolving Facility Termination Date; provided, however, that such LC Issuer shall not permit any such renewal if (i) such LC Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the date that such LC Issuer is permitted to send a notice of non-renewal from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.
(d)Applicability of ISP98. Unless otherwise expressly agreed by the applicable LC Issuer and the applicable LC Obligor, when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.
(e)Notice of LC Issuance. Each LC Issuer shall, on the date of each LC Issuance by it, give the Administrative Agent, each applicable Revolving Lender and the Borrower written notice of such LC Issuance, accompanied by a copy to the Administrative Agent of the Letter of Credit or Letters of Credit issued by it. Each LC Issuer shall provide to the Administrative Agent a quarterly (or monthly if requested by any applicable Revolving Lender) summary describing each Letter of Credit issued by such LC Issuer and then outstanding and an identification for the relevant period of the daily aggregate LC Outstandings represented by Letters of Credit issued by such LC Issuer.
(f)Reimbursement Obligations.
    (i)    The Borrower hereby agrees to reimburse (or cause any LC Obligor for whose account a Letter of Credit was issued to reimburse) each LC Issuer, by making payment directly to such LC Issuer in immediately available funds at the payment office of such LC Issuer, for any Unreimbursed Drawing with respect to any Letter of Credit immediately after, and in any event, if notice is given to the Borrower by 11:00 A.M., on the date on which, or if notice is given after 11:00 A.M., on the next succeeding Business Day, such LC Issuer notifies the Borrower (or any such other LC Obligor for whose account such Letter of Credit was issued) of such payment or disbursement (which notice to the Borrower (or such other LC Obligor) shall be delivered reasonably promptly after any such payment or disbursement), such payment to be made in Dollars or in the applicable Designated Foreign Currency in which such Letter of Credit is denominated, with interest on the amount so paid or disbursed by such LC Issuer. If the Borrower fails to so reimburse the LC Issuer by such date, the Borrower will be deemed to have given a Notice of Borrowing for Revolving Loans that are Base Rate Loans in an aggregate Dollar Equivalent principal amount sufficient to reimburse such Unreimbursed Drawing (and the Administrative Agent shall promptly give notice to the Revolving Lenders of such deemed Notice of Borrowing), the Revolving Lenders shall, unless they are legally prohibited from doing so, make the Revolving Loans contemplated by such deemed Notice of Borrowing (which Revolving Loans shall be considered made under Section 2.02), and the proceeds of such Revolving Loans shall be disbursed directly to the applicable LC Issuer to the extent necessary to effect such reimbursement and repayment of the Unreimbursed Drawing, with any excess proceeds to be made available to the Borrower in accordance with the applicable provisions of this Agreement. To the extent such Unreimbursed Drawing is not reimbursed prior to 1:00 P.M. (local time at the payment office of the applicable LC Issuer) on the date required, interest on such Unreimbursed Drawing shall accrue, from and including the date paid or disbursed to but not including the date such LC Issuer is reimbursed therefor at a rate per annum that shall be the rate then applicable to Revolving Loans pursuant to Section 2.09(a)(i) that are Base Rate Loans or, if not reimbursed on the date of such payment or disbursement because the Aggregate Credit Facility Exposure exceeds the Revolving Commitment, then at the Default Rate, any such interest also to be payable on demand.
    (ii)    Obligations Absolute. Each LC Obligor’s obligation under this Section to reimburse each LC Issuer with respect to Unreimbursed Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such LC Obligor may have or have had against such LC Issuer, the Administrative Agent or any Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that no LC Obligor shall be obligated to reimburse an LC Issuer for any wrongful payment made by such LC Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such LC Issuer.
(g)LC Participations.
    (i)    Immediately upon each LC Issuance, the LC Issuer of such Letter of Credit shall be deemed to have sold and transferred to each Revolving Lender with a Revolving Commitment, and each such Lender (each an “LC Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such LC Issuer, without recourse or warranty, an undivided interest and participation (an “LC Participation”), to the extent of such Lender’s Revolving Facility Percentage of the Stated Amount of such Letter of Credit in effect at such time of issuance, in such Letter of Credit, each substitute Letter of Credit, each drawing made thereunder, the obligations of any LC Obligor under this Agreement with respect thereto (although LC Fees relating thereto shall be payable directly to the Administrative Agent for the account of the Revolving Lenders as provided in Section 2.11 and the LC Participants shall have no right to receive any portion of any fees of the nature contemplated by Section 2.11 (d) or (e)), the obligations of any LC Obligor under any LC Documents pertaining thereto, and any security for, or guaranty pertaining to, any of the foregoing.
    (ii)    In determining whether to pay under any Letter of Credit, an LC Issuer shall not have any obligation relative to the LC Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an LC Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such LC Issuer any resulting liability.

    (iii)    If an LC Issuer makes any payment under any Letter of Credit and the applicable LC Obligor shall not have reimbursed such amount in full to such LC Issuer pursuant to Section 2.05(f), such LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each LC Participant of such failure, and each LC Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such LC Issuer, the amount of such LC Participant’s Revolving Facility Percentage of such payment in Dollars or in the applicable Designated Foreign Currency in which such Letter of Credit is denominated and in same-day funds; provided, however, that no LC Participant shall be obligated to pay to the Administrative Agent its Revolving Facility Percentage of such unreimbursed amount for any wrongful payment made by such LC Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such LC Issuer. If the Administrative Agent so notifies any LC Participant required to fund a payment under a Letter of Credit prior to 11:00 A.M. (local time at its Notice Office) on any Business Day, such LC Participant shall make available to the Administrative Agent for the account of the relevant LC Issuer such LC Participant’s Revolving Facility Percentage of the amount of such payment on such Business Day in same-day funds. If and to the extent such LC Participant shall not have so made its Revolving Facility Percentage of the amount of such payment available to the Administrative Agent for the account of the relevant LC Issuer, such LC Participant agrees to pay to the Administrative Agent for the account of such LC Issuer, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such LC Issuer at the Federal Funds Effective Rate. The failure of any LC Participant to make available to the Administrative Agent for the account of the relevant LC Issuer its Revolving Facility Percentage of any payment under any Letter of Credit shall not relieve any other LC Participant of its obligation hereunder to make available to the Administrative Agent for the account of such LC Issuer its Revolving Facility Percentage of any payment under any Letter of Credit on the date required, as specified above, but no LC Participant shall be responsible for the failure of any other LC Participant to make available to the Administrative Agent for the account of such LC Issuer such other LC Participant’s Revolving Facility Percentage of any such payment.
    (iv)    Whenever an LC Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such LC Issuer any payments from the LC Participants pursuant to subpart (iii) above, such LC Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each LC Participant that has paid its Revolving Facility Percentage thereof, in same-day funds, an amount equal to such LC Participant’s Revolving Facility Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective LC Participations, as and to the extent so received.
    (v)    The obligations of the LC Participants to make payments to the Administrative Agent for the account of each LC Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:
(A)    any lack of validity or enforceability of this Agreement or any of the other Loan Documents;
(B)    the existence of any claim, set-off defense or other right that any LC Obligor may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any LC Issuer, any Lender, or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the applicable LC Obligor and the beneficiary named in any such Letter of Credit), other than any claim that the applicable LC Obligor may have against any applicable LC Issuer for gross negligence or willful misconduct of such LC Issuer in making payment under any applicable Letter of Credit;
(C)    any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(D)    the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or
(E)    the occurrence of any Default or Event of Default.
        To the extent any LC Issuer is not indemnified by the Borrower or any LC Obligor, the LC Participants will reimburse and indemnify such LC Issuer, in proportion to their respective Revolving Facility Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred by such LC Issuer in performing its respective duties in any way related to or arising out of LC Issuances by it; provided, however, that no LC Participants shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements resulting from such LC Issuer’s gross negligence or willful misconduct.
Section 2.06    Notice of Borrowing.
(a)Time of Notice. Each Borrowing of a Loan (other than a Continuation or Conversion) shall be made upon notice in the form provided for below which shall be provided by the Borrower to the Administrative Agent at its Notice Office not later than (i) in the case of each Borrowing of a Fixed Rate Loan, 1:00 P.M. (local time at its Notice Office) at least three Business Days prior to the date of such Borrowing (and in the case of a Borrowing on the Closing Date, at least one Business Day), (ii) in the case of each Borrowing of a Base Rate Loan, prior to 1:00 P.M. (local time at its Notice Office) on the proposed date of such Borrowing, and (iii) in the case of any Borrowing under the Swing Line Facility, prior to 2:00 P.M. (local time at its Notice Office) on the proposed date of such Borrowing. For the avoidance of doubt, each request for a Borrowing hereunder in a Designated Foreign Currency shall be made only by the Borrower.
(b)Notice of Borrowing. Each request for a Borrowing (other than a Continuation or Conversion) shall be made by an Authorized Officer of the Borrower by delivering written notice of such request substantially in the form of Exhibit B-1 (each such notice, a “Notice of Borrowing”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of the Borrower of a Notice of Borrowing), and in any event each such request shall be irrevocable and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of the Borrowing (which shall be a Business Day), (iii) the Class and Type of Loans such Borrowing will consist of, and (iv) if applicable, the initial Interest Period, the Swing Loan Maturity Date (which shall be less than 15 days) and Designated Foreign Currency applicable thereto. Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower entitled to give telephonic notices under this Agreement on behalf of the Borrower. In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.
(c)Minimum Borrowing Amount. The aggregate principal amount of each Borrowing by the Borrower shall not be less than the Minimum Borrowing Amount.

(d)Maximum Borrowings. More than one Borrowing may be incurred by the Borrower on any day; provided, however, that (i) if there are two or more Borrowings on a single day by the Borrower that consist of Fixed Rate Loans, each such Borrowing shall have a different initial Interest Period, (ii) at no time shall there be more than seven Borrowings of Fixed Rate Loans outstanding hereunder, (iii) at no time shall there be more than two Borrowings of Swing Loans outstanding hereunder, and (iv) at no time shall there be more than 10 Borrowings outstanding hereunder.
Section 2.07    Funding Obligations; Disbursement of Funds.
(a)Several Nature of Funding Obligations. The Commitments of each Lender hereunder and the obligation of each Lender to make Loans, acquire and fund Swing Loan Participations, and LC Participations, as the case may be, are several and not joint obligations. No Lender shall be responsible for any default by any other Lender in its obligation to make Loans or fund any participation hereunder and each Lender shall be obligated to make the Loans provided to be made by it and fund its participations required to be funded by it hereunder, regardless of the failure of any other Lender to fulfill any of its Commitments hereunder. Nothing herein and no subsequent termination of a Class of Commitments pursuant to Section 2.12 shall be deemed to relieve any Lender in such Class from its obligation to fulfill its commitments hereunder and in existence from time to time or to prejudice any rights that the Borrower may have against any Lender in such Class as a result of any default by such Lender hereunder.

(b)Borrowings Pro Rata. Except with respect to the making of Swing Loans by the Swing Line Lender, all Revolving Loans hereunder shall be made and LC Participations acquired by each Lender on a pro rata basis based upon each Lender’s Revolving Facility Percentage of the amount of such Revolving Borrowing or Letter of Credit in effect on the date the applicable Revolving Borrowing is to be made or the Letter of Credit is to be issued.
(c)Notice to Lenders. The Administrative Agent shall promptly give each Lender in a Class, as applicable, written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, or Conversion or Continuation thereof, and LC Issuance, and of such Lender’s proportionate share thereof or participation therein and of the other matters covered by the Notice of Borrowing, Notice of Continuation or Conversion, or LC Request, as the case may be, relating thereto.
(d)Funding of Loans.
    (i)    Loans Generally. No later than 4:00 P.M. (local time at the applicable Payment Office) on the date specified in each Notice of Borrowing, each Lender in a Class will make available its amount, if any, of each Borrowing of such Class requested to be made on such date to the Administrative Agent at the applicable Payment Office in Dollars or the applicable Designated Foreign Currency and in immediately available funds and the Administrative Agent promptly will make available to the Borrower by depositing to its account at the applicable Payment Office (or such other account as the Borrower shall specify) the aggregate of the amounts so made available in the type of funds received. For the avoidance of doubt, proceeds of any Borrowing hereunder in a Designated Foreign Currency shall be funded only to the Borrower as provided immediately above.
    (ii)    Swing Loans. No later than 4:00 P.M. (local time at the applicable Payment Office) on the date specified in each Notice of Borrowing, the Swing Line Lender will make available to the Borrower by depositing to its account at the applicable Payment Office (or such other account as the Borrower shall specify) the aggregate of Swing Loans requested in such Notice of Borrowing.
(e)Advance Funding. Unless the Administrative Agent shall have been notified by any Lender of a Class prior to the date of a Borrowing of such Class that such Lender does not intend to make available to the Administrative Agent its portion of the Class of Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made the same available to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the

Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a rate per annum equal to (i) if paid by such Lender, the overnight Federal Funds Effective Rate or (ii) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 2.09, for the respective Class of Loans (but without any requirement to pay any amounts in respect thereof pursuant to Section 3.02).

Section 2.08     Evidence of Obligations.

(a)Loan Accounts of Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)Loan Accounts of Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each applicable Loan and Borrowing made hereunder, the Type thereof, the currency in which such Loan is denominated, the Interest Period and applicable interest rate and, in the case of a Swing Loan, the Swing Loan Maturity Date applicable thereto, (ii) the amount and other details with respect to each Letter of Credit issued hereunder, (iii) the amount of any principal due and payable or to become due and payable from the Borrower to each Lender hereunder, (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof, and (v) the other details relating to the Loans, Letters of Credit and other Obligations.
(c)Effect of Loan Accounts, etc. The entries made in the accounts maintained pursuant to Section 2.08(b) shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided, that the failure of the Administrative Agent to maintain such accounts or any error (other than manifest error) therein shall not in any manner affect the obligation of any Credit Party to repay or prepay the Loans or the other Obligations in accordance with the terms of this Agreement.
(d)Notes. Upon request of any Lender or the Swing Line Lender, the Borrower will execute and deliver to such Lender or the Swing Line Lender, as the case may be, (i) a Revolving Facility Note with blanks appropriately completed in conformity herewith to evidence the Borrower’s obligation to pay the principal of, and interest on, the Revolving Loans made to it by such Lender, (ii) a Swing Line Note with blanks appropriately completed in conformity herewith to evidence the Borrower’s obligation to pay the principal of, and interest on, the Swing Loans made to it by the Swing Line Lender and (iii) a Term Loan Note with blanks appropriately completed in conformity herewith to evidence the Borrower’s obligation to pay the principal of, and interest on, Term Loans made to it by such Lender; provided, however, that the decision of any Lender or the Swing Line Lender to not request a Note shall in no way detract from the Borrower’s obligation to repay the Loans and other amounts owing by the Borrower to such Lender or the Swing Line Lender.
Section 2.09    Interest; Default Rate.
(a)Interest on Term Loans and Revolving Loans. The outstanding principal amount of each Term Loan and Revolving Loan made by each Lender shall bear interest at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Loan is a Base Rate Loan, the Base Rate plus the Applicable Margin in effect from time to time, (ii) during such periods as such Loan is a Eurodollar Loan, the relevant Adjusted Eurodollar Rate for such Eurodollar Loan for the applicable Interest Period plus the Applicable Margin in effect from time to time, and (iii) during such periods as a Revolving Loan is a Foreign Currency Loan, the relevant Adjusted Foreign Currency Rate for such Foreign Currency Loan for the applicable Interest Period plus the Applicable Margin in effect from time to time.
(b)[Reserved].
(c)Interest on Swing Loans. The outstanding principal amount of each Swing Loan shall bear interest from the date of the Borrowing at a rate per annum that shall be equal to the Base Rate plus the Applicable Margin for Base Rate Loans. Each Swing Loan shall bear interest for a minimum of one day. Interest on all Swing Loans shall be paid on the last day of each month and on the Revolving Facility Termination Date.
(d)Default Interest. Notwithstanding the above provisions, if an Event of Default is in existence, upon written notice by the Administrative Agent (which notice the Administrative Agent shall give at the direction of the Required Lenders), (i) all outstanding amounts of principal and, to the extent permitted by law, all overdue interest, in respect of each Loan shall bear interest, payable on demand, at a rate per annum equal to the Default Rate,
and (ii) the LC Fees shall be increased by an additional 2% per annum in excess of the LC Fees otherwise applicable     thereto. In addition, if any amount (other than amounts as to which the foregoing subparts (i) and (ii) are applicable) payable by the Borrower under the Loan Documents is not paid when due, upon written notice by the Administrative Agent (which notice the Administrative Agent shall give at the direction of the Required Lenders), such amount shall bear interest, payable on demand, at a rate per annum equal to the Default Rate.

(e)Accrual and Payment of Interest. Interest on each Borrowing shall accrue from and including the date of such Borrowing to but excluding the date of any prepayment or repayment thereof and shall be payable by the Borrower as follows: (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each Fixed Rate Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on the dates that are successively three months after the commencement of such Interest Period, (iii) in respect of any Swing Loan, on the Swing Loan Maturity Date applicable thereto, (iv) in respect of Revolving Loans, the Revolving Facility Termination Date, (v) in respect of Term Loans, the Term Loan Maturity Date, (vi) in respect of all other Loans, on (A) the date of any repayment or prepayment (other than a repayment or prepayment of a Revolving Loan that is a Base Rate Loan prior to the Revolving Facility Termination Date) on the amount repaid or prepaid and (B) the date of any Conversion on the amount Converted, (vii) in respect of any interest not paid when due pursuant to any of the foregoing subparts, on demand, and (viii) in respect of any interest payable pursuant to Section 2.09(c), as set forth in Section 2.09(c).
(f)Computations of Interest. All computations of interest on all Base Rate Loans and Unreimbursed Drawings when the Base Rate is determined by the Administrative Agent’s “prime lending rate” hereunder shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. All other computations of interest shall be made on the actual number of days elapsed over a year of 360 days.
(g)Information as to Interest Rates. The Administrative Agent, upon determining the interest rate for any Class of Borrowing, shall promptly notify the Borrower and the Lenders of such Class thereof Any changes in the Applicable Margin shall be determined by the Administrative Agent in accordance with the provisions set forth in the definition of “Applicable Margin” and the Administrative Agent will promptly provide notice of such determinations to the Borrower and the Lenders. Any such determination by the Administrative Agent shall be conclusive and binding absent manifest error.
Section 2.10    Conversion and Continuation of Loans.
(a)Conversion and Continuation of Revolving Loans. The Borrower shall have the right, subject to the terms and conditions of this Agreement, to (i) Convert all or a portion of the outstanding principal amount of Loans of one Class and Type made to it into a Borrowing or Borrowings of another Type of the same Class of Loans that can be made to it pursuant to this Agreement and (ii) Continue a Borrowing of Eurodollar Loans or Foreign Currency Loans, as the case may be, at the end of the applicable Interest Period as a new Borrowing of the same Class of Eurodollar Loans or Foreign Currency Loans (in the same Designated Foreign Currency as the original Foreign Currency Loan) with a new Interest Period; provided, however, that (A) no Foreign Currency Loan may be Converted into a Base Rate Loan, Eurodollar Loan or a Foreign Currency Loan that is denominated in a different Designated Foreign Currency, and (B) any Conversion of Eurodollar Loans into Base Rate Loans shall be made on, and only on, the last day of an Interest Period for such Eurodollar Loans.
(b)Notice of Continuation and Conversion. Each Continuation or Conversion of a Loan shall be made upon notice in the form provided for below provided by the Borrower to the Administrative Agent at its Notice Office not later than (i) in the case of each Continuation of or Conversion into a Fixed Rate Loan, prior to 1:00 P.M. (local time at its Notice Office) at least three Business Days’ prior to the date of such Continuation or Conversion, and (ii) in the case of each Conversion to a Base Rate Loan, prior to 1:00 P.M. (local time at its Notice Office) on the proposed date of such Conversion. Each such request shall be made by an Authorized Officer of the Borrower delivering written notice of such request substantially in the form of Exhibit B-2 (each such notice, a “Notice of Continuation or Conversion”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of the Borrower of a Notice of Continuation or Conversion), and in any event each such request shall be irrevocable and shall specify (A) the Class of the Borrowings to be Continued or Converted, (B) the date of the Continuation or Conversion (which shall be a Business Day), and (C) the Interest Period or, in the case of a Continuation, the new Interest Period. Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower entitled to give telephonic notices under this Agreement on behalf of the Borrower. In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

Section 2.11    Fees.
(a)Unused Fees. The Borrower agrees to pay to the Administrative Agent, for the ratable benefit of each Revolving Lender based upon each such Lender’s Revolving Facility Percentage (except as otherwise provided in Section 2.18 with respect to Defaulting Lenders), as consideration for the Revolving Commitments of the Revolving Lenders, unused fees (the “Unused Fees”) for the period from the Closing Date to, but not including, the Revolving Facility Termination Date, computed for each day at a rate per annum equal to (i) the Commitment Fee Rate times (ii) the Unused Total Revolving Commitment in effect on such day. Accrued Unused Fees shall be due and payable in arrears on the last Business Day of each December, March, June and September and on the Revolving Facility Termination Date. For purposes of computing Unused Fees with respect to the Revolving Commitments, the Revolving Commitment of each Revolving Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Outstandings, but the Swing Line Exposure of such Lender shall not be deemed to be usage of the Revolving Commitment of any Lender.
(b)[Reserved.]
(c)LC Fees. The Borrower agrees to pay to the Administrative Agent, for the ratable benefit of each Revolving Lender with a Revolving Commitment based upon each such Lender’s Revolving Facility Percentage (except as otherwise provided in Section 2.18 with respect to Defaulting Lenders), a fee in respect of each Letter of Credit issued hereunder for the period from the date of issuance of such Letter of Credit until the expiration date thereof (including any extensions of such expiration date that may be made at the election of the account party or the beneficiary), computed for each day at a rate per annum equal to (A) the Applicable Margin for Revolving Loans that are Eurodollar Loans in effect on such day times (B) the Stated Amount of such Letter of Credit on such day. The foregoing fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date.
(d)Fronting Fees. The Borrower agrees to pay directly to each LC Issuer, for its own account, a fee in respect of each Letter of Credit issued by it, payable on the date of issuance (or any increase in the amount, or renewal or extension) thereof, computed at the rate of 0.125% per annum on the Stated Amount thereof for the period from the date of issuance (or increase, renewal or extension) to the expiration date thereof (including any extensions of such expiration date which may be made at the election of the beneficiary thereof). The foregoing fees shall be payable quarterly in arrears on the last Business Day of each of March, June, September and December and on the Revolving Facility Termination Date.
(e)Additional Charges of LC Issuer. The Borrower agrees to pay directly to each LC Issuer upon each LC Issuance, drawing under, or amendment, extension, renewal or transfer of, a Letter of Credit issued by it such amount as shall at the time of such LC Issuance, drawing under, amendment, extension, renewal or transfer be the processing charge that such LC Issuer is customarily charging for issuances of, drawings under or amendments, extensions, renewals or transfers of, letters of credit issued by it.
(f)Other Fees. The Borrower shall pay the fees set forth in the Fee Letter in accordance with the terms thereof.
(g)Computations of Fees. All computations of Unused Fees, LC Fees and other Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

Section 2.12    Termination and Reduction of Commitments; Maturity.
(a)Mandatory Termination of Commitments. All of the Revolving Commitments shall terminate on the Revolving Facility Termination Date. Upon a Term Loan Lender’s funding of its Term Loan on the Closing Date, the Term Loan Commitment of such Lender shall terminate.

(b)Voluntary Termination of the Total Revolving Commitment. Upon at least three Business Days’ prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right to terminate in whole the Total Revolving Commitment, provided that (i) all outstanding Revolving Loans and Unreimbursed Drawings are contemporaneously prepaid in accordance with Section 2.13 and (ii) either there are no outstanding Letters of Credit or the Borrower shall contemporaneously cause all outstanding Letters of Credit to be surrendered for cancellation (any such Letters of Credit to be replaced by letters of credit issued by other financial institutions reasonably acceptable to each LC Issuer and the Revolving Lenders), provided further, that a notice of termination of the Total Revolving Commitment may state that such notice is conditioned on the effectiveness of other credit facilities or other financing or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
(c)Partial Reduction of Total Revolving Commitment. Upon at least three Business Days’ prior irrevocable written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right to partially and permanently reduce the Unused Total Revolving Commitment; provided, however, that (i) any such reduction shall apply to proportionately, except as set forth in Sections 2.18 (based on each Lender’s Revolving Facility Percentage) and permanently reduce the Revolving Commitment of each Lender, (ii) such reduction shall apply to proportionately, except as set forth in Sections 2.18, and permanently reduce the LC Commitment Amount, but only to the extent that the Unused Commitment would be reduced below any such limits, (iii) no such reduction shall be permitted if the Borrower would be required to make a mandatory prepayment of Loans or cash collateralize Letters of Credit pursuant to Section 2.13, and (iv) any partial reduction shall be in the amount of at least $5,000,000 (or, if greater, in integral multiples of $1,000,000).
(d)Maturity. The entire principal amount of all outstanding Revolving Loans and all accrued but unpaid interest and other amounts payable with respect to such Revolving Loans shall be repaid in full on the Revolving Facility Termination Date. The entire principal amount of all outstanding Term Loans and all accrued but unpaid interest and other amounts payable with respect to such Term Loans shall be repaid on the Term Loan Maturity Date.
Section 2.13    Voluntary, Scheduled and Mandatory Prepayments of Loans.
(a)Voluntary Prepayments. The Borrower shall have the right to prepay from time to time any of the Loans owing by it, in whole or in part, without premium or penalty (except as specified in subpart (c) below). The Borrower shall give the Administrative Agent at the applicable Notice Office written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) of its intent to prepay the Loans (provided that such notice may state that it is conditioned on the effectiveness of other credit facilities or other financing or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied), the amount of such prepayment and (in the case of Fixed Rate Loans) the specific Class and Borrowing(s) pursuant to which the prepayment is to be made, which notice shall be received by the Administrative Agent by (y) 12:00 noon (local time at the applicable Notice Office) three Business Days prior to the date of such prepayment, in the case of any prepayment of Fixed Rate Loans, or (z) 12:00 noon (local time at the applicable Notice Office) on the date of such prepayment, in the case of any prepayment of Base Rate Loans, and which notice shall promptly be transmitted by the Administrative Agent to each of the affected Lenders, provided that:
(i)each partial prepayment shall be in an aggregate principal amount of at least (A) in the case of any prepayment of a Fixed Rate Loan, $5,000,000 (or, if less, the full amount of such Borrowing) or the Dollar Equivalent thereof, or an integral multiple of $1,000,000 or the Dollar Equivalent thereof inexcess thereof, (B) in the case of any prepayment of a Base Rate Loan, $5,000,000 (or, if less, the full amount of such Borrowing) or the Dollar Equivalent thereof, or an integral multiple of $1,000,000 or the Dollar Equivalent thereof in excess thereof, and (C) in the case of any prepayment of a Swing Loan, in the full amount thereof; and

(ii)no partial prepayment of any Revolving Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of such Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto.

(b)Mandatory Payments.
    (i)    No later than three (3) Business Days following the date of receipt by the Borrower or any of its Restricted Subsidiaries of (x) any Net Cash Proceeds of any Asset Sale(other than any Sale and Lease-Back Transaction the Net Cash Proceeds of which are not used to pay consent fees to Lenders or repay Revolving Loans borrowed to pay consent fees to Lenders (including, in each case, in connection with Amendment No. 1)), to the extent that the aggregate amount of Net Cash Proceeds from such Asset Sale exceeds $25,000,000 at any time after the Closing Date, ~~or~~ (y) any Net Cash Proceeds from any Event of Loss, to the extent that the aggregate amount of the Net Cash Proceeds from such Event of Loss exceeds $5,000,000 or (z) any Net Cash Proceeds of any Asset Sale that is a Sale and Lease-Back Transaction (other than any Sale and Lease-Back Transaction the Net Cash Proceeds of which are used to pay consent fees to Lenders or repay Revolving Loans borrowed to pay consent fees to Lenders (including, in each case, in connection with Amendment No. 1),the Borrower shall prepay Term Loans in an amount equal to 100% of all such Net Cash Proceeds (limited, in the case of the Net Cash Proceeds of Asset Sales~~,~~ (other than any Sale and Lease-Back Transaction the Net Cash Proceeds of which are not used to pay consent fees to Lenders or repay Revolving Loans borrowed to pay consent fees to Lenders (including, in each case, in connection with Amendment No. 1)), to amounts in excess of $25,000,000, and in the case of Net Cash Proceeds from any Event of Loss, to amounts in excess of $5,000,000); provided, that, the Borrower shall not be required to prepay the Obligations with respect to (i) Net Cash Proceeds from Asset Sales permitted under Section 7.02(b)(i)-(v), (ii) so long as no Default or Event of Default has occurred and is continuing, Net Cash Proceeds from an Event of Loss or Asset Sales (other than any Sale and Lease-Back Transaction) that are reinvested in assets then used or usable in the business of the Borrower and its Restricted Subsidiaries within 365 days following receipt thereof or committed to be reinvested prior to the expiration of such 365 day period (as certified to the Administrative Agent by an Authorized Officer of the Borrower on or before the end of such applicable 365 day period) and actually reinvested within 540 days following receipt thereof, and (iii) to the extent set forth in subsection (iv) of this clause (b). Any such prepayment shall be applied in accordance with subsection (~~vi~~vii) of this clause (b).

    (ii)    No later than three (3) Business Days following the date of receipt by the Borrower or any of its Restricted Subsidiaries of any Net Cash Proceeds from any issuance of Indebtedness by the Borrower or any of its Restricted Subsidiaries, the Borrower shall prepay Term Loans in an amount equal to all such Net Cash Proceeds; provided that the Borrower shall not be required to prepay Term Loans with respect to Net Cash Proceeds of Indebtedness permitted under Section 7.04 (other than Permitted Unsecured Refinancing Debt, Permitted First Priority Refinancing Debt, Permitted Junior Refinancing Debt and any other Credit Agreement Refinancing Indebtedness). Any such prepayment shall be applied in accordance with subsection (~~vi~~vii) of this clause (b).
    (iii)    After the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2022), within five (5) Business Days after the earlier to occur of (x) the delivery of the financial statements and related Compliance Certificate for such fiscal year and (y) the date on which the financial statements and related Compliance Certificate for such fiscal year are required to be delivered pursuant to Section 6.01, the Borrower shall prepay Term Loans in an aggregate principal amount equal to (A) the Applicable ECF Percentage of Excess Cash Flow (calculated after giving pro forma effect to any prepayments or repurchases of Loans and any Capital Expenditure, Permitted Acquisition and Investments, in each case, pursuant to the immediately following clause (B)), if any, for such fiscal year, minus (B) at the Borrower’s option, the sum of (1) all voluntary prepayments and/or repurchases of Term Loans and/or Revolving Loans (in the case of Revolving Loans, solely to the extent accompanied by permanent reductions in the Revolving Commitments) plus (2) all voluntary prepayments, repurchases or redemptions (including any premium, make-whole or penalty payments) of any Permitted First Priority Refinancing Debt or other Indebtedness permitted hereunder that is secured on a pari passu basis with the Obligations (and in the case of revolving Indebtedness, solely to the extent accompanied by a permanent reduction in the commitments in respect of such revolving Indebtedness) made during such fiscal year or after year-end and prior to the date such Excess Cash Flow payment, if any, is due for such fiscal year (limited, in the case of repurchases at or below par pursuant to Section 2.13(e) or 11.06(g), to the amount of cash used to make such purchases) plus (3) the amount of Capital Expenditures made in cash or accrued during such period or after such period but prior to the date such Excess Cash Flow payment, if any, is due for such fiscal year plus (4) without duplication of amounts deducted pursuant to clause (b)(x) of the definition of the term “Excess Cash Flow”, the amount of Permitted Acquisitions and Investments (other than Investments made pursuant to Sections 7.05(a), (f), (h) or (j)) made in cash (including any customary fees, expenses and charges in connection therewith) during such period or after such period but prior to date such Excess Cash Flow payment, if any, is due for such fiscal year, except, in each case, to the extent financed with the proceeds of long-term Indebtedness plus (5) the aggregate amount of cash committed during such period or after such period but prior to the date such Excess Cash Flow payment, if any, is due for such fiscal year (the “Contract Consideration”) to be used to make Capital Expenditures, Permitted Acquisitions or Investments (other than Investments made pursuant to Sections 7.05(a), (f), (h) or (j)) in the succeeding twelve months for which a binding agreement exists; provided that if the aggregate amount of cash actually used in the succeeding twelve months is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow in the immediately following fiscal year; provided that the Borrower shall only be required to make a prepayment pursuant to this Section 2.05(b)(iii) to the extent that such amount is in excess of $5,000,000. Any such prepayment shall be applied in accordance with subsection (~~vi~~vii) of this clause (b).

(iv)    Notwithstanding any other provisions of this Section 2.13 to the contrary, (A) to the extent that any or all of the Net Cash Proceeds of any Asset Sale by, or an Event of Loss of, a Foreign Subsidiary (“Foreign Disposition”) or Excess Cash Flow attributable to Foreign Subsidiaries is prohibited or delayed by applicable local law from being repatriated to the United States, an amount equal to the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.13 so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, an amount equal to such Net Cash Proceeds or Excess Cash Flow will be promptly applied (net of additional taxes that would be payable or reserved against as a result of repatriating such amount, but without duplication of any such taxes already subtracted from Excess Cash Flow or Net Cash Proceeds pursuant to the definitions thereof) to the repayment of the Term Loans pursuant to this Section 2.13 and (B) to the extent that the Borrower has reasonably determined that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition or Foreign Subsidiary Excess Cash Flow would have material adverse tax cost consequences with respect to such Net Cash Proceeds or Excess Cash Flow, an amount equal to such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.13. In addition, all mandatory prepayments pursuant to this Section 2.13(b) are subject to permissibility under (A) local law (including financial assistance, corporate benefit, restrictions on upstreaming of cash intra-group and fiduciary and statutory duties of the directors of the relevant Subsidiaries) and (B) organizational document and other restrictions (including as a result of minority ownership). The non-application of any mandatory prepayment as a result of this Section 2.13(b)(iv) will not constitute a Default or Event of Default and such amounts shall be available for working capital purposes of the Borrower and the Restricted Subsidiaries.
    (v)    The Revolving Loans shall be subject to mandatory repayment or prepayment (in the case of any partial prepayment conforming to the requirements as to the amounts of partial prepayments set forth in Section 2.13(a) above), and the LC Outstandings shall be subject to cash collateralization requirements, in accordance with the following provisions:
(A)    If on any date (after giving effect to any other payments on such date) (A) the Revolving Facility Exposure of any Lender exceeds such Lender’s Revolving Commitment (whether due to a change in the Dollar Equivalent such Lender’s Revolving Facility Exposure or otherwise), (B) the sum of (1) the Aggregate Revolving Facility Exposure and (2) the outstanding principal amount of Swing Loans, exceeds the Total Revolving Commitment (in the case of clauses (1) or (3), whether due to a change in the Dollar Equivalent of the Aggregate Revolving Facility Exposure or otherwise), or (C) the aggregate principal amount of Swing Loans outstanding exceeds the Swing Line Commitment, then, in the case of each of the foregoing, the Borrower shall, on such day, prepay on such date the principal amount of the Revolving Loans and, after the Revolving Loans have been paid in full, Unreimbursed Drawings, in an aggregate amount at least equal to such excess.
(B)    If on any date the LC Outstandings exceed the LC Commitment Amount, then the applicable LC Obligor or the Borrower shall, on such day, pay to the Administrative Agent an amount in cash equal to such excess and the Administrative Agent shall hold such payment as security for the reimbursement obligations of the applicable LC Obligors hereunder in respect of Letters of Credit pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent, each LC Issuer and the Borrower (which shall permit certain investments in Cash Equivalents reasonably satisfactory to the Administrative Agent, each LC Issuer and the Borrower until the proceeds are applied to any Unreimbursed Drawing or to any other Obligations in accordance with any such cash collateral agreement and which shall provide for regular remittance to the Borrower of any interest accrued on such cash collateral amount).

(vi) If, as of the close of business on any Business Day during the Restricted Period, the aggregate amount of Unrestricted cash and Cash Equivalents of the Borrower and its Domestic Subsidiaries (other than any such Unrestricted cash and Cash Equivalents representing Net Cash Proceeds received by Borrower or any of its Restricted Subsidiaries in connection with an Asset Sale to the extent (a) such Net Cash Proceeds are required to be used to make a prepayment of the Term Loan pursuant to Section 2.13(b)(i) or (b) such Net Cash Proceeds are used to pay consent fees to Lenders or repay Revolving Loans borrowed to pay consent fees to Lenders (including, in each case, in connection with Amendment No. 1)) exceeds $10,000,000, then the amount of such Unrestricted cash and Cash Equivalents in excess of $10,000,000 shall be applied within three (3) Business Days toward the reduction of outstanding amounts under first, Swing Loans and second, Revolving Loans, in each case, to the extent any are then outstanding and without resulting in a permanent reduction in any Revolving Commitments. Notwithstanding anything herein to the contrary, this Section 2.13(b)(vi) may not be amended, supplemented, modified or waived without the consent of the Required Revolving Lenders.

    (vi)    Application of Payments.
(A)With respect to each repayment or prepayment of Revolving Loans made or required by Section 2.13(b)(v), the Borrower shall designate the Types of Revolving Loans that are to be repaid or prepaid and the specific Borrowing(s) pursuant to which such repayment or prepayment is to be made; provided, however, that (i) the Borrower shall first so designate all Revolving Loans that are Base Rate Loans and Fixed Rate Loans with Interest Periods ending on the date of repayment or prepayment prior to designating any other Fixed Rate Loans for repayment or prepayment, and (ii) if the outstanding principal amount of Fixed Rate Loans made pursuant to a Revolving Borrowing is reduced below the applicable Minimum Borrowing Amount as a result of any such repayment or prepayment, then all the Revolving Loans outstanding pursuant to such Borrowing shall, in the case of Eurodollar Loans, be Converted into Base Rate Loans and, in the case of Foreign Currency Loans, be repaid in full. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Article III.
(B)Any prepayments made by the Borrower pursuant to this Section 2.13(b) shall be applied ratably to each outstanding Class of Term Loans to reduce the remaining scheduled principal installments of the Term Loans in such order as the Borrower shall direct (and absent such direction in direct order of maturity); provided, that any prepayment of Term Loans with the Net Cash Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class (or Classes) of Loans that are being refinanced.
(C)Notwithstanding anything to the contrary in this Section 2.13, if at the time that any prepayment pursuant to Section 2.13(b)(i) or (iii) would be required, the Borrower (or any Restricted Subsidiary) is required to offer to repurchase any Indebtedness permitted hereunder that is secured on a pari passu basis with the Obligations pursuant to the terms of the documentation governing such Indebtedness with the Net Cash Proceeds of such Asset Sale or Event of Loss or with Excess Cash Flow, as applicable (such Indebtedness, “Other Applicable Indebtedness”), then the Borrower (or any Restricted Subsidiary) may apply such Net Cash Proceeds or Excess Cash Flow on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided, that the portion of such Net Cash Proceeds or Excess Cash Flow allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Cash Proceeds or Excess Cash Flow required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Cash Proceeds or Excess Cash Flow shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.13(b) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.
(c)Breakage and Other Compensation; Prepayment Premium.

(i)Any prepayment made pursuant to this Section 2.13, other than prepayments required to be made pursuant to Section 2.13(b)(vi), shall be accompanied by any amounts payable in respect thereof under Article III.

(ii)In the event that, on or prior to the ~~six-month~~twelve-month anniversary of the ~~Closing~~Amendment No. 1 Effective Date, the Borrower (A) makes any prepayment of Initial Term Loans in connection with any Repricing Event (as defined below) or (B) effects any amendment of this Agreement resulting in a Repricing Event, the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Term Loan Lender, a fee in an amount equal to, (x) in the case of clause (A), a prepayment premium of 1.0% of the amount of the Initial Term Loans being prepaid and (y) in the case of clause (B), a payment equal to 1.0% of the aggregate amount of the Initial Term Loans outstanding immediately prior to such amendment. Such fees shall be due and payable on the date of the effectiveness of such Repricing Event. For the purpose of this Section 2.13(c)(ii), “Repricing Event” means, other than in connection with any transaction involving a Change of Control or a Transformative Acquisition, (x) any prepayment or repayment of the Initial Term Loans with the proceeds of, or any conversion of the Initial Term Loans into, any new or replacement syndicated bank credit facility bearing interest with an “effective yield” (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmark floors and original issue discount, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such new or replacement syndicated bank credit facility) less than the “effective yield” applicable to the Initial Term Loans (as such comparative yields are reasonably determined by the Administrative Agent) and (y) any amendment to the pricing terms of the Initial Term Loans which reduces the “effective yield” applicable to the Initial Term Loans. In the case of any amendment on or prior to the ~~six-month~~twelve-month anniversary of the ~~Closing~~Amendment No. 1 Effective Date resulting in a Repricing Event, each Term Loan Lender immediately prior to the effectiveness of such amendment (and not any Person who replaces a Term Loan Lender pursuant to Section 3.05(b)) shall receive its pro rata portion (as determined immediately prior to any such replacement) of the prepayment premium described herein.

(d)The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 2.13(b) at least three Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender holding Term Loans of the contents of such prepayment notice and of such Lender’s pro rata share of the prepayment. Each Term Loan Lender may reject all (but not less than all) of its pro rata share of any mandatory prepayment (other than any mandatory prepayment pursuant to Section 2.13(b)(ii)) of Term Loans by providing written notice (a “Rejection Notice”) to the Administrative Agent no later than 5:00 p.m. (New York City time) one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any prepayment amount declined by a Term Loan Lender may be retained by the Borrower (such amount, the “Retained Declined Proceeds”) and may be either added to the Available Amount or may be applied in prepayment of amounts owed to non-declining Term Loan Lenders, in the Borrower’s discretion.
(e)Notwithstanding anything to the contrary contained in this Agreement, so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower or any Restricted Subsidiary (in such case, the foregoing being herein referred to as the “Auction Parties” and each, an “Auction Party”) may repurchase outstanding Term Loans on the following basis:
(i)Such Auction Party may repurchase all or any portion of any Class of Term Loan pursuant to a Dutch Auction (or such other modified Dutch Auction conducted pursuant to similar procedures as the Borrower and the Administrative Agent may otherwise agree); provided that no proceeds of Revolving Loans shall be used by any Auction Party to repurchase Term Loans pursuant to such Auction;

(ii)Following repurchase by any Auction Party pursuant to this Section 2.13(e), the Term Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by any Auction Party), for all purposes of this Agreement and the principal amount of the Loans so repurchased shall be applied on a pro rata basis to reduce the scheduled remaining installments of principal on such Class of Term Loans. In connection with any Term Loans repurchased and cancelled pursuant to this Section 2.13(e), the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation. Any payment made by any Auction Party in connection with a repurchase permitted by this Section 2.13(e) shall not be subject to any of the pro rata payment or sharing requirements of this Agreement; and
(iii)Each Lender that sells its Term Loans pursuant to this Section 2.13(e) acknowledges and agrees that (i) the Auction Parties may come into possession of additional information regarding the Loans or the Credit Parties at any time after a repurchase has been consummated pursuant to an Auction hereunder that was not known to such Lender or the Auction Parties at the time such repurchase was consummated and that, when taken together with information that was known to the Auction Parties at the time such repurchase was consummated, may be information that would have been material to such Lender’s decision to enter into an assignment of such Term Loans hereunder (“Excluded Information”), (ii) such Lender will independently make its own analysis and determination to enter into an assignment of its Loans and to consummate the transactions contemplated by an Auction notwithstanding such Lender’s lack of knowledge of Excluded Information and (iii) none of the Auction Parties or any of their respective Affiliates, or any other Person shall have any liability to such Lender with respect to the nondisclosure of the Excluded Information. Each Lender that tenders Loans pursuant to an Auction agrees to the foregoing provisions of this clause (iii). The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.13(e) and hereby waive the requirements of any provision of this Agreement (it being understood and acknowledged that purchases of the Loans by an Auction Party contemplated by this Section 2.13(e) shall not constitute Investments by such Auction Party) or any other Loan Document that may otherwise prohibit any Auction or any other transaction contemplated by this Section 2.13(e).
Section 2.14    Method and Place of Payment.
(a)Generally. All payments made by the Borrower hereunder (including any payments made with respect to the Borrower Guaranteed Obligations under Article X) under any Note or any other Loan Document, shall be made without setoff, counterclaim or other defense.
(b)Application of Payments. Except as specifically set forth elsewhere in this Agreement and subject to Section 8.03, (i) all payments and prepayments of Revolving Loans and Unreimbursed Drawings with respect to Letters of Credit shall be applied by the Administrative Agent on a pro rata basis based upon each Revolving Lender’s Revolving Facility Percentage of the amount of such payment or prepayment, (ii) all payments or prepayments of Swing Loans shall be applied by the Administrative Agent to pay or prepay such Swing Loans and (iii) all payments and prepayments of Term Loans shall be applied by the Administrative Agent on a pro rata basis based upon each Term Loan Lender’s Term Loan Facility Percentage of the amount of such payment or prepayment.
(c)Payment of Obligations. Except as specifically set forth elsewhere in this Agreement, all payments under this Agreement with respect to any of the Obligations shall be made to the Administrative Agent on the date when due and shall be made at the applicable Payment Office in immediately available funds and, except as set forth in the next sentence, shall be made in Dollars. With respect to any Foreign Currency Loan, all payments (including prepayments) to any Revolving Lender of the principal of or interest on such Foreign Currency Loan shall be made in the same Designated Foreign Currency as the original Revolving Loan and with respect to any Letter of Credit issued in a Designated Foreign Currency, all Unreimbursed Drawings with respect to each such Letter of Credit shall be made in the same Designated Foreign Currency in which each such Letter of Credit was issued.
(d)Timing of Payments. Any payments under this Agreement that are made later than 2:00 P.M. (local time at the applicable Payment Office) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.
(e)Distribution to Lenders. Upon the Administrative Agent’s receipt of payments hereunder on any Class of Loan or Borrowing, the Administrative Agent shall immediately distribute to each Lender in such Class or the applicable LC Issuer, as the case may be, its ratable share, if any, of the amount of principal, interest, and Fees received by it for the account of such Lender. Payments received by the Administrative Agent on any Class of Loan or Borrowing in Dollars shall be delivered to the Lenders in such Class or the LC Issuer, as the case may be, in Dollars in immediately available funds. Payments received by the Administrative Agent in any Designated Foreign Currency shall be delivered to the Revolving Lenders or the applicable LC Issuer, as the case may be, in such Designated Foreign Currency in same-day funds; provided, however, that if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Unreimbursed Drawings, interest and Fees then due hereunder then, except as specifically set forth elsewhere in this Agreement and subject to Section 8.03, such funds shall be applied, first, towards payment of interest and Fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and Fees then due to such parties, and second, towards payment of principal and Unreimbursed Drawings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Unreimbursed Drawings then due to such parties.

Section 2.15    Guaranty by the Borrower.
(a)Borrower Guaranteed Obligations. The Borrower hereby unconditionally guarantees, for the benefit of the Benefited Creditors, all of the following (collectively, the “Borrower Guaranteed Obligations”): all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing owing by any Restricted Subsidiary of the Borrower in respect of any Bank Product Obligations and under any Designated Hedge Agreement (excluding any Excluded Swap Obligation) or any other document or agreement executed and delivered in connection therewith to any Designated Hedge Creditor, in all cases whether now existing or hereafter incurred or arising, including any such interest or other amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code). Upon failure by any Credit Party to pay punctually any of the Borrower Guaranteed Obligations, the Borrower shall forthwith on demand by the Administrative Agent pay the amount not so paid at the place and in the currency and otherwise in the manner specified in this Agreement or any other applicable agreement or instrument.
(b)Additional Undertaking. As a separate, additional and continuing obligation, the Borrower unconditionally and irrevocably undertakes and agrees, for the benefit of the Benefited Creditors that, should any Borrower Guaranteed Obligations not be recoverable from the Borrower under Section 2.15(a) for any reason whatsoever (including, without limitation, by reason of any provision of any Loan Document or any other agreement or instrument executed in connection therewith being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any notice or knowledge thereof by any Lender, the Administrative Agent, any of their respective Affiliates, or any other person, at any time, the Borrower as sole, original and independent obligor, upon demand by the Administrative Agent, will make payment to the Administrative Agent, for the account of the Benefited Creditors, of all such obligations not so recoverable by way of full indemnity, in such currency and otherwise in such manner as is provided in the Loan Documents or any other applicable agreement or instrument.
(c)Guaranty Unconditional. The obligations of the Borrower under this Section 2.15 shall be unconditional and absolute and, without limiting the generality of the foregoing shall not be released, discharged or otherwise affected by the occurrence, one or more times, of any of the following:
(i)any extension, renewal, settlement, compromise, waiver or release in respect to the Borrower Guaranteed Obligations under any agreement or instrument, by operation of law or otherwise;
(ii)any modification or amendment of or supplement to this Agreement, any Note, any other Loan Document, or any agreement or instrument evidencing or relating to any Borrower Guaranteed Obligation;
(iii)any release, non-perfection or invalidity of any direct or indirect security for the Borrower Guaranteed Obligations under any agreement or instrument evidencing or relating to any Borrower Guaranteed Obligations;
(iv)any change in the corporate existence, structure or ownership of any Credit Party or other Restricted Subsidiary or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Credit Party or other Restricted Subsidiary or its assets or any resulting release or discharge of any obligation of any Credit Party or other Restricted Subsidiary contained in any agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations;

(v)the existence of any claim, set-off or other rights which the Borrower may have at any time against any other Credit Party, Administrative Agent, any Lender, any Affiliate of any Lender or any other Person, whether in connection herewith or any unrelated transactions;
(vi)any invalidity or unenforceability relating to or against any other Credit Party for any reason of any agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations, or any provision of applicable law or regulation purporting to prohibit the payment by any Credit Party of any of the Borrower Guaranteed Obligations; or
(vii)any other act or omission of any kind by any other Credit Party, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 2.15, constitute a legal or equitable discharge of the Borrower’s obligations under this Section other than the irrevocable payment in full of all Borrower Guaranteed Obligations (other than contingent obligations not yet accrued and payable and obligations and liabilities under Designated Hedge Agreements, Bank Product Obligations and Letters of Credit which have been, in each case, backstopped or Cash Collateralized in an amount equal to 103% of the aggregate LC Outstandings of all Lenders).
(d)Borrower Obligations to Remain in Effect; Restoration. The Borrower’s obligations under this Section 2.15 shall remain in full force and effect until the Commitments shall have terminated, and the principal of and interest on the Notes and other Borrower Guaranteed Obligations, and all other amounts payable by the Borrower, any other Credit Party or other Restricted Subsidiary, under the Loan Documents or any other agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations, shall have been paid in full (other than contingent obligations not yet accrued and payable and obligations and liabilities under Designated Hedge Agreements, Bank Product Obligations and Letters of Credit which have been, in each case, backstopped or Cash Collateralized in an amount equal to 103% of the aggregate LC Outstandings of all Lenders). If at any time any payment of any of the Borrower Guaranteed Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Credit Party, the Borrower’s obligations under this Section 2.15 with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.
(e)Waiver of Acceptance, etc. The Borrower irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any other Credit Party or any other Person, or against any collateral or guaranty of any other Person.
(f)Subrogation. Until the indefeasible payment in full of all of the Obligations (other than contingent obligations not yet accrued and payable and obligations and liabilities under Designated Hedge Agreements, Bank Product Obligations and Letters of Credit which have been, in each case, backstopped or Cash Collateralized in an amount equal to 103% of the aggregate LC Outstandings of all Lenders) and the termination of the Commitments hereunder, the Borrower shall have no rights, by operation of law or otherwise, upon making any payment under this Section to be subrogated to the rights of the payee against any other Credit Party with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by any such Credit Party in respect thereof.
(g)Effect of Stay. If acceleration of the time for payment of any amount payable by any Credit Party under any of the Borrower Guaranteed Obligations is stayed upon insolvency, bankruptcy or reorganization of such Credit Party, all such amounts otherwise subject to acceleration under the terms of any applicable agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations shall nonetheless be payable by the Borrower under this Section 2.15 forthwith on demand by the Administrative Agent.
Section 2.    Extension Amendments.
(a)Extension of Revolving Facility Termination Date.
(i)The Borrower may, from time to time (such date, the “Revolving Facility Extension Request Date”), by written notice to the Administrative Agent, request an extension of the Revolving Facility Termination Date in effect at such time to the extended maturity date specified in such notice. Administrative Agent shall promptly (and in any case, within two Business Days of its receipt of such notice), notify each Revolving Lender of such request, and each Revolving Lender shall in turn, in its sole discretion, promptly notify the Borrower and the Administrative Agent in writing as to whether such

Lender will consent to such extension. If any Revolving Lender shall fail to notify the Administrative Agent and the Borrower in writing of its consent to any such request for extension of the Revolving Facility Termination Date at least 45 days prior to the Revolving Facility Termination Date, such Lender shall be deemed to be a Non-Consenting Revolving Lender with respect to such extension request. The Administrative Agent shall promptly notify the Borrower of the decision of the Revolving Lenders regarding the Borrower’s request for an extension of the Revolving Facility Termination Date.
(ii)If all the Revolving Lenders consent in writing to any such request in accordance with subsection (i) of this Section 2.16(a), the Revolving Facility Termination Date in effect at such time shall, effective as at the Revolving Facility Extension Request Date (the “Revolving Facility Extension Date”), be extended to the extended maturity date specified in such notice; provided that on each Revolving Facility Extension Date the applicable conditions set forth in Section 4.02 shall be satisfied. If less than all of the Revolving Lenders consent in writing to any such request in accordance with subsection (i) of this Section 2.16(a), the Revolving Facility Termination Date in effect at such time shall, effective as at the applicable Revolving Facility Extension Date and subject to subsection (iv) of this Section 2.16(a), be extended as to those Revolving Lenders that so consented (each a “Consenting Revolving Lender”) but shall not be extended as to any other Revolving Lender (each a “Non-Consenting Revolving Lender”). To the extent that the Revolving Facility Termination Date is not extended as to any Revolving Lender pursuant to this Section 2.16(a) and the Commitment of such Lender is not assumed in accordance with subsection (iii) of this Section 2.16(a) on or prior to the applicable Revolving Facility Extension Date, the Revolving Commitment of such Non-Consenting Revolving Lender shall automatically terminate in whole on such unextended Revolving Facility Termination Date without any further notice or other action by the Borrower, such Lender or any other Person; provided that such Non-Consenting Revolving Lender’s rights under Sections 3.04, 11.01 or 11.02, and its obligations under Section 9.09, shall survive the Revolving Facility Termination Date for such Lender as to matters occurring prior to such date. It is understood and agreed that no Revolving Lender shall have any obligation whatsoever to agree to any request made by the Borrower for any requested extension of the Revolving Facility Termination Date.
(iii)If less than all of the Revolving Lenders consent to any such request pursuant to subsection (i) of this Section 2.16(a), the Administrative Agent shall promptly so notify the Consenting Revolving Lenders, and each Consenting Revolving Lender may, in its sole discretion, give written notice to the Administrative Agent not later than 30 days prior to the Revolving Facility Termination Date of the amount of the Non-Consenting Revolving Lenders’ Revolving Commitments for which it is willing to accept an assignment. If the Consenting Revolving Lenders notify the Administrative Agent that they are willing to accept assignments of Revolving Commitments in an aggregate amount that exceeds the amount of the Revolving Commitments of the Non-Consenting Revolving Lenders, such Revolving Commitments shall be allocated among the Consenting Revolving Lenders willing to accept such assignments in such amounts as are agreed between the Borrower and the Administrative Agent. If after giving effect to the assignments of Revolving Commitments described above there remains any Revolving Commitments of Non-Consenting Revolving Lenders, the Borrower may arrange for one or more Consenting Revolving Lenders or other Lenders (in accordance with and subject to the restrictions set forth in Section 11.06(b)) ((each, an “Assuming Revolving Lender”) to assume, effective as of the Revolving Facility Extension Date, any Non-Consenting Revolving Lender’s Commitment and all of the obligations of such Non-Consenting Revolving Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Revolving Lender; provided, however, that the amount of the Revolving Commitments of any such Assuming Revolving Lender as a result of such substitution shall in no event be less than $10,000,000 unless the amount of the Revolving Commitments of such Non-Consenting Revolving Lender is less than $10,000,000, in which case such Assuming Revolving Lender shall assume all of such lesser amount; and provided further that:
(A)any such Consenting Revolving Lender or Assuming Revolving Lender shall have paid to such Non-Consenting Revolving Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the Revolving Facility Exposure, if any, of such Non-Consenting Revolving Lender plus (B) any accrued but unpaid Fees owing to such Non-Consenting Revolving Lender as of the effective date of such assignment;
(B)all additional costs reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Revolving Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Revolving Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Revolving Lender; and
(C)with respect to any such Assuming Revolving Lender, the applicable processing and recordation fee required under Section 11.06(b)(iv) for such assignment shall have been paid;

provided further that such Non-Consenting Revolving Lender’s rights under Sections 3.04, 11.01 or 11.02, and its obligations under Section 9.09, shall survive such substitution as to matters occurring prior to the date of substitution. At least three Business Days prior to any Revolving Facility Extension Date, (A) each such Assuming Revolving Lender, if any, shall have delivered to the Borrower and the Administrative Agent an Assignment and Assumption Agreement, duly executed by such Assuming Revolving Lender, such Non-Consenting Revolving Lender, the Borrower and the Administrative Agent, (B) any such Consenting Revolving Lender shall have delivered confirmation in writing satisfactory to the Borrower and the Administrative Agent as to the increase in the amount of its Revolving Commitment and (C) each Non-Consenting Revolving Lender being replaced pursuant to this Section 2.16 shall have delivered to the Administrative Agent any Note or Notes held by such Non-Consenting Revolving Lender. Upon the payment or prepayment of all amounts referred to in clauses (i), (ii) and (iii) of the immediately preceding sentence, each such Consenting Revolving Lender or Assuming Revolving Lender, as of the Revolving Facility Extension Date, will be substituted for such Non-Consenting Revolving Lender under this Agreement and shall be a Revolving Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of each such Non-Consenting Revolving Lender hereunder shall, by the provisions hereof, be released and discharged.
(iv)If (after giving effect to any assignments or assumptions pursuant to subsection (iii) of this Section 2.16(a)) Lenders having Revolving Commitments equal to at least 50% of the Revolving Commitments in effect immediately prior to the Revolving Facility Extension Date consent in writing to a requested extension (whether by execution or delivery of an Assignment and Assumption Agreement or otherwise) not later than one Business Day prior to such Revolving Facility Extension Date, the Administrative Agent shall so notify the Borrower, and, subject to the satisfaction of the applicable conditions in Section 4.02, the Revolving Facility Termination Date then in effect shall be extended for the additional one-year period as described in subsection (a) of this Section 2.16, and all references in this Agreement, and in the Notes, if any, to the “Revolving Facility Termination Date” shall, with respect to each Consenting Revolving Lender and each Assuming Revolving Lender for such Revolving Facility Extension Date, refer to the Revolving Facility Termination Date as so extended. Promptly following each Revolving Facility Extension Date, the Administrative Agent shall notify the Revolving Lenders (including, without limitation, each Assuming Revolving Lender) of the extension of the scheduled Revolving Facility Termination Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Consenting Revolving Lender and each such Assuming Revolving Lender.
(b)Term Loan Extensions.
(i)The Borrower may, by written notice to the Administrative Agent from time to time, request an extension (each, a “Term Loan Extension”) of the maturity date of any Class of Term Loans to the extended maturity date specified in such notice. Such notice shall (1) set forth the amount of the applicable Class of Term Loans that will be subject to the Term Loan Extension (which shall be in minimum increments of $1,000,000 and a minimum amount of $25,000,000), (2) set forth the date on which such Term Loan Extension is requested to become effective (which shall be not less than ten (10) Business Days nor more than sixty (60) days after the date of such Term Loan Extension notice (or such longer or shorter periods as the Administrative Agent shall agree in its sole discretion)) and (3) identify the relevant Class of Term Loans to which such Term Loan Extension relates. Each Lender of the applicable Class shall be offered (a “Term Loan Extension Offer”) an opportunity to participate in such Term Loan Extension on a pro rata basis and on the same terms and conditions as each other Lender of such Class pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent and the Borrower. If the aggregate principal amount of Term Loans in respect of which Lenders shall have accepted the relevant Term Loan Extension Offer shall exceed the maximum aggregate principal amount of Term Loans subject to the Term Loan Extension Offer as set forth in the Term Loan Extension notice, then the Term Loans of Lenders of the applicable Class shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Term Loan Extension Offer.
(ii)The following shall be conditions precedent to the effectiveness of any Term Loan Extension: (1) the applicable conditions set forth in Section 4.02 shall have been satisfied as of the effective date of the Term Loan Extension and (2) the terms of such Extended Term Loans shall comply with paragraph (b)(iii) of this Section 2.16.
(iii)The terms of each Term Loan Extension shall be determined by the Borrower and the applicable extending Lenders and set forth in a Term Loan Extension Amendment; provided that (1) the final maturity date of any Extended Term Loan shall be no earlier than the Term Loan Maturity Date, (2) the average life to maturity of the Extended Term Loans shall be no shorter than the remaining average life to maturity of the existing Term Loans, (3) the Extended Term Loans will rank pari passu in right of payment and with respect to security with the existing Term Loans and the borrower and guarantors of the Extended Term Loans shall be the same as the Borrower and Guarantors with respect to the existing Term Loans, (4) the pricing (including, for the avoidance of doubt, any “most favored nation” pricing provision), interest rate margins (including whether such interest is payable in cash or in kind), rate floors, fees, original issue discount and premium applicable to Extended Term Loans shall be determined by the Borrower and the applicable extending Lenders, (5) the Extended Term Loans may participate on a pro rata or less than pro rata (but not greater than pro rata) basis in voluntary or mandatory prepayments with the other Term Loans and (6) the terms of the Extended Term Loans shall be substantially identical to the existing Term Loans (except as set forth in clauses (1) through (5) above).
(iv)In connection with any Term Loan Extension, the Borrower, the Administrative Agent and each applicable extending Lender shall execute and deliver to the Administrative Agent a Term Loan Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Term Loan Extension. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Term Loan Extension. Any Term Loan Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to implement the terms of any such Extension, including any amendments necessary to establish Term Loans as a new Class of Term Loans and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Class or tranche (including to preserve the pro rata treatment of the extended and non-extended Classes or tranches), in each case on terms consistent with this Section 2.16(b).
Section 2.17    Term Loans.
(a)On the Closing Date, and subject to and upon the terms and conditions set forth in this Agreement and the other Loan Documents, each Initial Term Loan Lender severally agrees to make a single term loan in U.S. Dollars to the Borrower in a principal amount equal to the Initial Term Loan Commitment of such Lender. Amounts borrowed under this Section 2.17 (a) are referred to as the “Initial Term Loans.” The Initial Term Loans may be, from time to time, Base Rate Loans or Eurodollar Loans or a combination thereof.
(b)In addition to any other payments or prepayments required herein, the Borrower shall repay to the Administrative Agent, for the ratable benefit of the Term Loan Lenders, the aggregate principal amount of the Term Loans outstanding in consecutive quarterly installments on the last day of each quarter beginning with the quarter ending March 31, 2022 in an amount equal to $1,325,000 (provided, however, if such payment date is not a Business Day, such payment shall be due on the preceding Business Day), unless accelerated sooner pursuant to Section 8.02.

Section 2.18    Defaulting Lenders.
(a)Cash Collateral.
    (i)    At any time that there shall exist a Defaulting Lender that is a Revolving Lender, within one Business Day following the written request of the Administrative Agent or the LC Issuer (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the LC Issuer’s LC Outstandings with respect to such Defaulting Lender (determined after giving effect to Section 2.18(b)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than 103% of the LC Issuer’s LC Outstandings with respect to such Defaulting Lender.
    (ii)    The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the LC Issuer, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the obligations of Defaulting Lenders that are Revolving Lenders to fund participations in respect of Letters of Credit, to be applied pursuant to clause (iii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the LC Issuer as herein provided, or that the total amount of such Cash Collateral is less than the minimum amount required pursuant to clause (i) above, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

    (iii)    Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.18(a) or 2.18(b) in respect of Letters of Credit shall be applied to the satisfaction of the obligations of Defaulting Lenders that are Revolving Lenders to fund participations in respect of Letters of Credit or LC Disbursements (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
    (iv)    Cash Collateral (or the appropriate portion thereof) provided to reduce any LC Issuer’s LC Outstandings shall no longer be required to be held as Cash Collateral pursuant to this Section 2.18(a) following (A) the elimination of the applicable LC Outstandings (including by the termination of Defaulting Lender status of the applicable Revolving Lender), or (B) the determination by the Administrative Agent and the LC Issuer that there exists excess Cash Collateral; provided that, subject to Sections 2.18(b) through 2.18(d) the Person providing Cash Collateral and each LC Issuer may agree that Cash Collateral shall be held to support future anticipated LC Outstandings or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
(b)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Required Lenders and Required Revolving Lenders and in Section 11.12.
(ii)Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.12 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Defaulting Lender that is a Revolving Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the LC Issuer or Swing Line Lender hereunder; third, in the case of a Defaulting Lender that is a Revolving Lender, to Cash Collateralize the LC Issuer’s LC Outstandings with respect to such Defaulting Lender in accordance with Section 2.18(a); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) in the case of a Defaulting Lender that is a Revolving Lender, Cash Collateralize the LC Issuers’ future LC Outstandings with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.18(a); sixth, to the payment of any amounts owing to the Lenders, the LC Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the LC Issuer or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans of a Class or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of such Class of, and LC Disbursements owed to, all Non-Defaulting Lenders of the applicable Class on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans of such Class and funded and unfunded participations in LC Disbursements and Swing Loans are held by the Lenders pro rata in accordance with the Revolving Commitments and outstanding Term Loans without giving effect to clause (iv) below and all Term Loans are held by the Term Loan Lenders pro rata as if there had been no Defaulting Lenders in such Class. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(b)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)  (A) No Defaulting Lender that is a Revolving Lender shall be entitled to receive any Unused Fee pursuant to Section 2.11(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender that is a Revolving Lender shall be entitled to receive letter of credit fees pursuant to Section 2.11(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to that portion of its LC Outstandings for which it has provided Cash Collateral pursuant to Section 2.18(a).
(C)    With respect to any Unused Fee or letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that is a Revolving Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each LC Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the LC Issuer’s LC Outstandings or Swing Line Lender’s Swing Line Exposure with respect to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)In the case of a Defaulting Lender that is a Revolving Lender, all or any part of such Defaulting Lender’s participation in Letters of Credit and Swing Loans shall be reallocated among the Non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Revolving Facility Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Facility Exposure of such Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 11.27, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Loans in an amount equal to the Swing Line Lender’s Swing Line Exposure with respect to such Defaulting Lender and (y) second, Cash Collateralize the LC Issuers’ LC Outstandings with respect to such Defaulting Lender in accordance with the procedures set forth in Section 2.18(a).
(c)Defaulting Lender Cure. If the Borrower and the Administrative Agent (and solely in the case of a Defaulting Lender that is a Revolving Lender, Swing Line Lender and LC Issuer) agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which, in the case of a Defaulting Lender that is a Revolving Lender, may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause, as applicable (i) the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Revolving Lenders in accordance with the applicable Revolving Facility Percentage (without giving effect to Section 2.18(b)(iv)) and (ii) the Term Loans to be held by the Term Loan Lenders pro rata as if there had been no Defaulting Lender that is a Term Loan Lender, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(d)New Swing Loans/Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Loans unless it is satisfied that it will have no Swing Line Exposure after giving effect to such Swing Loan and (ii) no LC Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no LC Outstandings after giving effect thereto.

Section 2.19    Increase in Revolving Commitments; Incremental Term Loans.
(a)The Borrower may, by written notice to the Administrative Agent, request (1) during the period from the Closing Date until the Revolving Facility Termination Date, that the Total Revolving Commitment be increased (“Incremental Revolving Commitments”) and (2) during the period from the Closing Date until the Term Loan Maturity Date, to add additional tranches of Term Loans or increase the aggregate Term Loans hereunder (“Incremental Term Loans” and together with the Incremental Revolving Commitments, the “Incremental Facilities”), by an amount not to exceed the Incremental Amount; provided that no commitment of any Lender shall be increased without the consent of such Lender. The Borrower may invite any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent (and, in the case of Incremental Revolving Commitments, each LC Issuer and the Swing Line Lender), to provide all or any portion of an Incremental Facility (any such Person, an “Incremental Lender”). Any proposed Incremental Lender offered or approached to provide all or a portion of any Incremental Facility may elect or decline, in its sole discretion, to provide such Incremental Facility. The Administrative Agent shall deliver a copy of such request to each Lender. The Borrower shall set forth in each such request the amount of the requested Incremental Facility (which amount shall be in minimum increments of $10,000,000 and a minimum amount of at least $10,000,000) and the date on which such Incremental Facility is requested to become effective. Commitments in respect of any Incremental Facility shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, the applicable Incremental Lenders and the Administrative Agent. An Incremental Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section. Subject to Section 1.07 in the case of a Limited Condition Transaction, no such Incremental Facility shall be effective unless (x) all of the conditions set forth in Section 4.02, both before and after giving effect to such Incremental Revolving Commitments or Incremental Term Loans, shall have been satisfied, (y) after giving effect to the incurrence of such Incremental Facility, on a Pro Forma Basis (assuming that (A) all Indebtedness incurred pursuant to this Section 2.19(a) or Section 7.04(k) on such date of determination would be included in the definition of Consolidated Total Debt, whether or not such Indebtedness would otherwise be so included and (B) any revolving indebtedness is fully drawn), the Borrower shall be in compliance with the financial covenant contained in Section 7.07(a) as of the last day of the Testing Period for which financial statements were required to be delivered pursuant to Section 6.01(a) or (b) and (z) the Borrower shall have provided to the Administrative Agent a certificate of an Authorized Officer (and the Administrative Agent shall deliver a copy of such certificate to each Lender) certifying that the conditions set forth in the immediately preceding clauses (x) and (y) have been satisfied.

(b)Each Incremental Facility shall rank pari passu in right of payment with the Obligations and shall only be secured by the Collateral and guaranteed by the Guarantors. Any Incremental Revolving Commitments shall be on the same terms as the Revolving Commitments. Each Incremental Term Loan shall be subject to the same terms as the Initial Term Loans, except that:
(i)If the Initial Yield applicable to any Incremental Term Loan ~~incurred on or prior to the date that is eighteen (18) months after the Closing Date~~ (other than Incremental Term Loans (1) having a final maturity date that is more than one year after the Term Loan Maturity Date, (2) having an initial maturity date that is equal to or less than one year and incurred as a customary bridge facility (so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies this clause (i)) or (3) in an aggregate principal amount equal to or less than the greater of (x) $~~50,000,000~~42,500,000 and (y) 40% of Consolidated EBITDA for the most recently ended Testing Period for which financial statements have been delivered or were required to be delivered; provided that this clause (3) shall be an aggregate basket and not measured per incurrence of Incremental Term Loans (clauses (1) through (3), collectively, the “MFN Exceptions”)) exceeds by more than 0.50% the Initial Yield then in effect for the existing Term Loans, the existing Term Loans shall be increased to the extent necessary so that the Initial Yield in respect of such Term Loans is equal to the Initial Yield for such Incremental Term Loans minus 0.50% per annum (provided that if the applicable Incremental Term Loan includes any interest rate floor greater than that applicable to the existing Term Loans, such excess amount shall be equated to interest rate margin for determining the increase, but only to the extent an increase in the interest rate floor in the applicable Term Loans would cause an increase in the interest rate then in effect thereunder at the time of determination, and in such case the interest rate floor (but not the interest rate margin) applicable to the Term Loans shall be increased to the extent of each differential between interest rate floors) (the “MFN Protection”).
(ii)the final stated maturity for such Incremental Term Loans may be the same as or later (but not sooner) than the Latest Maturity Date applicable to then existing Term Loans (other than Incremental Term Loans having an initial maturity date that is equal to or less than one year and incurred as a customary bridge facility (so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies this clause (ii));
(iii)the amortization requirements for such Incremental Term Loans may differ from those of the then-existing Term Loans; provided that the Weighted Average Life to Maturity of such Incremental Term Loans is no shorter than the Average Weighted Life to Maturity of the then outstanding Term Loans;
(iv)any Incremental Term Loans may provide for the ability to participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments of the Term Loans; and
(v)other terms may differ if reasonably satisfactory to the Borrower and the Incremental Lenders providing such Incremental Term Loans; provided that the other terms of Incremental Term Loans that are not substantially similar to the then-existing Term Loans (other than pursuant to clauses (i)-(iv) above) shall be (taken as a whole) not materially more favorable (as reasonably determined by the Borrower) to the relevant Incremental Lenders than those applicable to the then-existing Term Loans or or such terms shall be current market terms (as reasonably determined by the Borrower) for such type of Indebtedness (except for covenants or other provisions (A) applicable only to periods after the Latest Maturity Date of the then-existing Term Loans at the time of incurrence or (B) also provided to the relevant Lenders of the then-existing Term Loans).

(c)Each of the parties hereto agrees that the Administrative Agent may take any and all actions as may be reasonably necessary to ensure that after giving effect to any increase in the Total Revolving Commitment pursuant to this Section 2.19, the outstanding Revolving Loans (if any) are held by the Lenders with Revolving Commitments in accordance with their new Revolving Facility Percentages. This may be accomplished at the discretion of the Administrative Agent: (w) by requiring the outstanding Revolving Loans to be prepaid with the proceeds of new Revolving Borrowings; (x) by causing existing Lenders to assign portions of their outstanding Revolving Loans (but not their Revolving Commitments) to Incremental Lenders; (y) by permitting the Revolving Borrowings outstanding at the time of any increase in the Total Revolving Commitment pursuant to this Section 2.19 to remain outstanding until the last days of the respective Interest Periods therefor, even though the Revolving Lenders would hold such Revolving Borrowings other than in accordance with their new Revolving Facility Percentages; or (z) by any combination of the foregoing. Any prepayment or assignment described in this paragraph (d) shall be subject to Section 3.02, but otherwise without premium or penalty.
(d)Each of the parties hereto acknowledges and agrees that, if there are any Material Real Properties subject to a Mortgage, any increase, extension or renewal of any of the Commitments or Loans (including the provision of Incremental Term Loans or Incremental Revolving Commitments, but excluding (i) any Continuation or Conversion of Borrowings, (ii) the making of any Revolving Loans or Swing Loans or (iii) the issuance, renewal or extension of Letters of Credit) shall be subject to (and conditioned upon): (1) delivery, ten (10) Business Days prior to such increase, extension or renewal, of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such properties as required by flood insurance laws and as otherwise reasonably required by the Collateral Agent and (2) the Collateral Agent shall have received written confirmation from the Lenders that the flood insurance due diligence and flood insurance compliance has been completed by the Lenders (such written confirmation not to be unreasonably withheld, conditioned or delayed).
Section 2.20    Refinancing Amendments.
(a)At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of (a) all or any portion of the Term Loans (which for purposes of this sentence will be deemed to include any Incremental Term Loans or Other Term Loans) or (b) all or any portion of the Revolving Loans (or unused Revolving Commitments) then outstanding under this Agreement (which for purposes of this sentence will be deemed to include any then outstanding Incremental Revolving Loans, Incremental Revolving Commitments, Other Revolving Loans and Other Revolving Commitments), in the form of (x) Other Term Loans or Other Term Commitments or (y) Other Revolving Loans or Other Revolving Commitments, as the case may be, in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) may be secured by Liens on the Collateral on a pari passu or junior basis with respect to the Liens on the Collateral securing the other Loans and Commitments hereunder (provided that to the extent such Term Loans are secured by junior liens the applicable parties shall have entered into a customary intercreditor agreement reasonably satisfactory to the Administrative Agent and the Borrower), (ii) will have such pricing (including, for the avoidance of doubt, any “most favored nation” pricing provision), interest rate margins (including whether such interest is payable in cash or in kind), rate floors, discounts, fees, premiums, prepayment premiums and optional prepayment terms as may be agreed by the Borrower and the Lenders thereof (provided, that such Credit Agreement Refinancing Indebtedness may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Refinancing Amendment), (iii) (x) with respect to any Other Revolving Loans or Other Revolving Commitments, will have a maturity date that is not prior to the maturity date of the Revolving Loans (or unused Revolving Commitments) being refinanced and (y) with respect to any Other Term Loans or Other Term Commitments, will have a maturity date that is not prior to the maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than, the Term Loans being refinanced, (iv) the proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Term Loans or reduction of the Revolving Commitments or the Other Revolving Commitments being so refinanced and (v) subject to clause (ii) above, will have terms and conditions that are substantially identical to, or no more favorable (taken as a whole) to the lenders or investors providing such Credit Agreement Refinancing Indebtedness than, the Refinanced Debt or such terms shall be current market terms (as reasonably determined by the Borrower) for such type of Indebtedness; provided, further, that the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

(b)The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.20 shall be in an aggregate principal amount that is (x) not less than $10,000,000 in the case of Other Term Loans or Other Revolving Loans and (y) an integral multiple of $10,000,000 in excess thereof in each case. Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower pursuant to any Other Revolving Commitments established thereby, on terms substantially equivalent to the terms applicable to Letters of Credit under the Revolving Commitments. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Revolving Loans, Other Term Loans, Other Revolving Commitments and/or Other Term Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20.
(c)Notwithstanding anything to the contrary in this Section 2.20 or otherwise, (i) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Other Revolving Loans or Other Revolving Commitments, (B) repayments required at maturity and (C) repayments made in connection with a permanent repayment and termination of commitments (subject to clause (iii) below)) of Other Revolving Loans shall be made on a pro rata basis with all other Revolving Commitments, (ii) all Swing Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolving Commitments in accordance with their Revolving Facility Percentage and (iii) the permanent repayment of Revolving Loans and termination of Revolving Commitments shall be made on a pro rata basis, except that the Borrower shall be permitted to permanently repay and terminate Revolving Commitments of any Class on a better than pro rata basis as compared to any other Class with a later maturity date than such Class.
ARTICLE III.

INCREASED COSTS, ILLEGALITY AND TAXES
Section 3.01    Inability to Determine Interest Rates.
(a)If, prior to the commencement of any Interest Period for any Eurodollar Borrowing:

(i)the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period, or
(ii)the Administrative Agent shall have received notice from the Required Lenders that the Adjusted Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to such Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower and such Lenders that the circumstances giving rise to such notice no longer exist (which notice shall be promptly given by the Administrative Agent when such circumstances no longer exist), (i) the obligations of such Lenders to make Eurodollar Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one (1) Business Day before the date of any Eurodollar Borrowing for which a Notice of Borrowing or a Notice of Conversion or Continuation has previously been given that it elects not to borrow, continue or convert to a Eurodollar Borrowing on such date, then such Borrowing shall be made as, continued as or converted into a Base Rate Borrowing.
(b)Notwithstanding anything to the contrary herein or in any Loan Document:
(i)On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of the Eurodollar Screen Rate’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 2-month, 3-month, 6-month and 12-month tenor settings of the Eurodollar Screen Rate. On the earlier of (i) the date that all Available Tenors of the Eurodollar Screen Rate have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is the Eurodollar Screen Rate, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.
(ii)Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or con-sent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each Class. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Term Loans. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of the Base Rate.
(iii)In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding any-thing to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(iv)The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative

Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section.

(v)At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the Eurodollar Screen Rate), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.
Section 3.02    Breakage Compensation. The Borrower shall compensate any Lender (including the Swing Line Lender), upon its written request (which request shall set forth the detailed basis for requesting and the method of calculating such compensation), for all reasonable losses, costs, expenses and liabilities (including, without limitation, any loss, cost, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Fixed Rate Loans or Swing Loans and costs associated with foreign currency hedging obligations incurred by such Lender in connection with any Fixed Rate Loan, but excluding any loss of anticipated profits) which such Lender has incurred in connection with any of the following: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Fixed Rate Loans or Swing Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Continuation or Conversion; (ii) if any repayment, prepayment, Conversion or Continuation of any Fixed Rate Loan occurs on a date that is not the last day of an Interest Period applicable thereto or any Swing Loan is paid prior to the Swing Loan Maturity Date applicable thereto, in each case other than in connection with prepayments required to be made pursuant to Section 2.13(b)(vi); (iii) if any prepayment of any of its Fixed Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower; (iv) as a result of an assignment by a Lender of any Fixed Rate Loan other than on the last day of the Interest Period applicable thereto pursuant to a request by the Borrower pursuant to Section 3.05(b); or (v) as a consequence of (y) any other default by the Borrower to repay or prepay any Fixed Rate Loans when required by the terms of this Agreement or (z) an election made pursuant to Section 3.05(b). The written request of any affected Lender setting forth the computation, in reasonable detail, of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such request within 30 days after receipt thereof.

Section 3.03    Taxes.

(a)Defined Terms. For purposes of this Section 3.03, the term “Lender” includes any LC Issuer and any Swing Line Lender and the term “applicable law” includes FATCA.
(b)Payments Free of Taxes. All payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by any Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after all such deductions or withholdings have been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.03(b)) the applicable Lender (or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.03(d)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)[~~reserved~~Reserved]
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Credit Party to a Governmental Authority pursuant to this Section 3.03, the Borrower or other Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Lenders.
    (i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
    (ii)    Without limiting the generality of the foregoing,
(A)    Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two of whichever of the following is applicable:
i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty;
ii)    executed originals of IRS Form W-8ECI;
iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and that no payment under any Loan Document is effectively connected with such Lender’s conduct of a U.S. trade or business, and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
iv)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C) (i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Notwithstanding any other provision of this Section 3.03(g), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver. Each Lender hereby authorizes the Administrative Agent to deliver to the ~~Loan~~Credit Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.03(g).
(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.03 (including by the payment of additional amounts pursuant to this Section 3.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made or additional amounts paid under this Section 3.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.03(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.03 (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.03 (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.03(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)The Administrative Agent shall deliver to the Borrower on or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower) either (1) two executed copies of IRS Form W-9 certifying that the Administrative Agent is a U.S. Person and that the Administrative Agent is exempt from United States federal backup withholding Tax or (2) two executed copies of IRS Form W-8ECI with respect to payments received for its own account and two executed copies of IRS Form W-8IMY with respect to payments received on account of any Lender certifying that it is a U.S. branch or a qualified intermediary and that it is using such form as evidence of its agreement with the Borrower to be treated as a United States person with respect to such payments. Notwithstanding anything to the contrary in this Section 3.03(i), no Administrative Agent shall be required to deliver any documentation pursuant to this Section 3.03(i) that such Administrative Agent is not legally eligible to deliver as a result of a Change in Law after the Closing Date.
(j)Survival. Each party’s obligations under this Section 3.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 3.04    Increased Costs.
(a)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted Eurodollar Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurodollar Rate) or the LC Issuer; or
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto); or
(iii)impose on any Lender, the LC Issuer or the eurodollar interbank market any other condition (other than Taxes) affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein;
and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or the LC Issuer of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the LC Issuer hereunder (whether of principal, interest or any other amount), then, from time to time, such Lender or the LC Issuer may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such increased costs or reduced amounts, and within five (5) Business Days after receipt of such notice and demand the Borrower shall pay to such Lender or the LC Issuer, as the case may be, such additional amounts as will compensate such Lender or the LC Issuer for any such increased costs incurred or reduction suffered.
(b)If any Lender or the LC Issuer shall have determined that on or after the date of this Agreement any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the LC Issuer’s capital (or on the capital of the Parent Company of such Lender or the LC Issuer) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, the LC Issuer or such Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s or the LC Issuer’s policies or the policies of such Parent Company with respect to capital adequacy and liquidity), then, from time to time, such Lender or the LC Issuer may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such reduced amounts, and within five (5) Business Days after receipt of such notice and demand the Borrower shall pay to such Lender or the LC Issuer, as the case may be, such additional amounts as will compensate such Lender, the LC Issuer or such Parent Company for any such reduction suffered.
(c)A certificate of such Lender or the LC Issuer setting forth the amount or amounts necessary to compensate such Lender, the LC Issuer or the Parent Company of such Lender or the LC Issuer, as the case may be, specified in subsection (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.
(d)Failure or delay on the part of any Lender or the LC Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the LC Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the LC Issuer under this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the LC Issuer notifies the Borrower of such increased costs or reductions and of such Lender’s or the LC Issuer’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then such 270 day period shall be extended to include the period of such retroactive effect.

Section 3.05    Change of Lending Office; Replacement of Lenders.
(a)Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 3.01, 3.03, 3.04 or 3.06 requiring the payment of additional amounts to the Lender, such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Applicable Lending Office for any Loans or Commitments affected by such event; provided, however, that such designation is made on such terms that such Lender and its Applicable Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.
(b)If (a) any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.03, (b) any Lender is a Defaulting Lender or (c) any Lender does not consent to a request for an extension pursuant to Section 2.16(a) or a proposed amendment, change, waiver, discharge or termination with respect to any Loan Document requiring the approval of all Lenders or of all Lenders directly affected thereby that has been approved by the applicable Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 11.06(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.13(c), 3.04 or 3.03, as applicable) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender) (a “Replacement Lender”); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) and from the Borrower (in the case of all other amounts, including any breakage compensation under Section 3.02 and prepayment premium under Section 2.13(c)), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.03, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (a) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.
(c)Nothing in this Section 3.05 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 3.01, 3.03 or 3.04.
Section 3.06    Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to perform any of its obligations hereunder or to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Borrowing, such Lender’s Loan shall be made as a Base Rate Loan as part of the same Borrowing for the same Interest Period and, if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, use reasonable efforts to designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.
ARTICLE IV.

CONDITIONS PRECEDENT
Section 4.01    Conditions Precedent at Closing Date. The obligation of the Lenders to make Loans, and of any LC Issuer to issue Letters of Credit, is subject to the satisfaction of each of the following conditions on or prior to the Closing Date:
(i)Credit Agreement. This Agreement shall have been executed by the Borrower, the Subsidiary Guarantors, the Administrative Agent, each LC Issuer and each of the Lenders.
(ii)Notes. The Borrower shall have executed and delivered to the Administrative Agent the appropriate Note or Notes for the account of each Lender that has requested the same.
(iii)Fees. The Borrower shall have paid (A) all fees required to be paid by it on the Closing Date described in the Engagement Letter and the Fee Letter, (B) all fees payable to the Lenders on the Closing Date agreed to by the Borrower on or prior to the Closing Date, and (C) all reasonable fees and expenses of the Administrative Agent and of counsel to the Administrative Agent in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the Transactions, in each case, to the extent that such fees and expenses have been invoiced on or prior to two (2) Business Days prior to the Closing Date.
(iv)Corporate Resolutions and Approvals. The Administrative Agent shall have received certified copies of the resolutions of the Board of Directors of the Borrower and each Subsidiary Guarantor approving the Loan Documents to which the Borrower or any such Subsidiary Guarantor, as the case may be, is or may become a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the execution, delivery and performance by the Borrower or any such Subsidiary Guarantor of the Loan Documents to which it is or may become a party.
(v)Incumbency Certificates. The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower and of each Subsidiary Guarantor certifying the names and true signatures of the officers of the Borrower or such Subsidiary Guarantor, as the case may be, authorized to sign the Loan Documents to which the Borrower or such Subsidiary Guarantor is a party and any other documents to which the Borrower or any such other Subsidiary Guarantor is a party that may be executed and delivered in connection herewith.
(vi)Opinions of Counsel. The Administrative Agent shall have received such opinions of counsel from counsel to the Borrower and the Subsidiary Guarantors as the Administrative Agent shall reasonably request, each of which shall be addressed to the Administrative Agent and each of the Lenders and dated the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent.

(vii)Corporate Charter and Good Standing Certificates. The Administrative Agent shall have received: (A) a certified copy of the Certificate or Articles of Incorporation or equivalent formation document of the Borrower and any and all amendments and restatements thereof, certified as of a recent date by the relevant Secretary of State; (B) a good standing certificate for each Credit Party from the Secretary of State of the state of its incorporation or formation, dated as of a recent date, listing all charter documents affecting such Credit Party and certifying as to the good standing of such Credit Party; and (C) copies of the Certificate or Articles of Incorporation or equivalent formation document of each Credit Party and any and all amendments and restatement thereof, certified by the Secretary (or equivalent officer) of such Credit Party.
(viii)Closing Certificate. The Administrative Agent shall have received certificates substantially in the forms of Exhibits D-1 and D-2, dated the Closing Date, of an Authorized Officer of the Borrower and each other Credit Party (solely with respect to clause (B)), (A) certifying (among other things) that, at and as of the Closing Date, both before and after giving effect to the initial Borrowings hereunder and the application of the proceeds thereof, compliance with Section 4.01(xvi) and (B) attaching the documents listed in Sections 4.01(iv), (v) and (vii)(A) and (C).
(ix)Refinancing. The Administrative Agent shall have received evidence that the Refinancing has been or concurrently with the Closing Date will be consummated.
(x)[Reserved].
(xi)[Reserved].
(xii)Collateral Documents. The Borrower shall have delivered to the Collateral Agent the Security Agreement, duly executed by the Borrower and each of the Subsidiary Guarantors, together with (A) UCC financing statements and other applicable documents under the laws of all necessary or appropriate jurisdictions with respect to the perfection of the Liens granted under the Security Agreement, as reasonably requested by the Collateral Agent in order to perfect such Liens, duly authorized by the Credit Parties, (B) a Diligence Questionnaire, duly completed and executed by the Borrower, (C) duly executed Patent Security Agreements, Trademark Security Agreements and Copyright Security Agreements, (D) original certificates evidencing all issued and outstanding shares of Equity Interests of all Subsidiaries (other than Immaterial Subsidiaries) owned directly by any Credit Party (in the case of Excluded Foreign Subsidiaries, limited to 65% of the issued and outstanding voting Equity Interests of such Subsidiary and 100% of the issued and outstanding non-voting Equity Interests of such Subsidiary, as applicable), (E) original instruments or promissory notes representing or evidencing pledged indebtedness constituting Collateral, (F) stock or membership interest powers, note allonges or other appropriate instruments of transfer executed in blank and (G) copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches and bankruptcy searches, each of a recent date listing all effective financing statements or lien notices that name any Credit Party as debtor and that are filed in those state and county jurisdictions in which any Credit Party is organized or maintains its principal place of business and such other searches that the Collateral Agent reasonably deems necessary or appropriate.
(xiii)Insurance. Certificates of insurance issued on behalf of insurers of the Borrower and the other Credit Parties, describing in reasonable detail the types and amounts of insurance (property and liability) maintained by the Borrower and such other Credit Parties, in each case naming the Collateral Agent as loss payee or additional insured, as the case may be, together with lender’s loss payable endorsements for such property and liability policies in form and substance satisfactory to the Collateral Agent.
(xiv)Solvency Certificate. The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower certifying that the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions are Solvent.
(xv)Notice of Borrowing. A duly executed Notice of Borrowing for each Borrowing on the Closing Date.
(xvi)Representations and Warranties. On the Closing Date, the representations and warranties of the Credit Parties shall be true and correct in all material respects (provided that any such representation or warranty which is qualified by materiality, material adverse effect or similar language shall be true and correct in all respects).
(xvii)Financial Statements. The Administrative Agent shall have received the Historical Financial Statements.
(xviii)KYC. The Administrative Agent and the Lenders shall have received, at least three (3) Business Days prior to the Effective Date, (i) all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower, in each case of clauses (i) and (ii), to the extent reasonably requested by such Person in writing at least ten (10) Business Days prior to the Closing Date.
Section 4.02    Conditions Precedent to All Borrowings and LC Issuances. The obligations of the Lenders, the Swing Line Lender and each LC Issuer to make or participate in each Borrowing or LC Issuance or, in the case of Section 4.02(a), a Continuation or Conversion, is subject, at the time thereof, to the satisfaction of the following conditions:
(a)    Notice. The Administrative Agent (and in the case of subpart (iii) below, the applicable LC Issuer) shall have received, as applicable, (i) a Notice of Borrowing meeting the requirements of Section 2.06(b) with respect to any Borrowing (other than a Continuation or Conversion), (ii) a Notice of Continuation or Conversion meeting the requirements of Section 2.10(b) with respect to a Continuation or Conversion, or (iii) an LC Request meeting the requirements of Section 2.05(b) with respect to each LC Issuance.
(b)    No Default; Representations and Warranties. At the time of each Borrowing (other than any Borrowing on the Closing Date, and other than any Continuation or Conversion, but including, subject to Section 1.07, any Borrowing pursuant to Section 2.19) and also after giving effect thereto, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties of the Credit Parties contained herein or in the other Loan Documents shall be true and correct in all material respects (except that if any such representation or warranty contains any materiality qualifier, such representation or warranty shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Borrowing, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects (except that if any such representation or warranty contains any materiality qualifier, such representation or warranty shall be true and correct in all respects) as of the date when made.
(c) Compliance with Anti-Hoarding Restrictions.

(i) During the Restricted Period, after giving effect to the extensions of credit requested to be made on such date and any anticipated use of proceeds thereof within three (3) Business Days of such date, the aggregate amount of Unrestricted cash and Cash Equivalents held by the Borrower and its Domestic Subsidiaries shall not exceed $10,000,000.

(ii) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying as to compliance with, and setting out in reasonable detail the calculations demonstrating compliance with, the conditions set forth above in Section 4.02(c)(i).
The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to the Administrative Agent, the Swing Line Lender, each LC Issuer and each of the Lenders that all of the applicable conditions specified in Section 4.01 and Section 4.02 have been satisfied as of the times referred to in such Sections.
ARTICLE V.

REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent, the Lenders and each LC Issuer to enter into this Agreement and to make the Loans and to issue and to participate in the Letters of Credit provided for herein, the Borrower and the other Credit Parties each makes the following representations and warranties to, and agreements with, the Administrative Agent, the Lenders and each LC Issuer, on and as of the date of the execution and delivery of this Agreement and the date of any Borrowing, all of which shall survive the execution and delivery of this Agreement and each Borrowing:
Section 5.01    Corporate Status. Each of the Borrower and its Restricted Subsidiaries (other than any Immaterial Subsidiaries) (i) is a duly organized or formed and validly existing corporation, partnership or limited liability company, as the case may be, in good standing or in full force and effect under the laws of the jurisdiction of its formation and has the corporate, partnership or limited liability company power and authority, as applicable, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (ii) has duly qualified and is authorized to do business in all jurisdictions where it is required to be so qualified or authorized except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Schedule 5.01 lists, as of the Closing Date, each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), and such Schedule identifies each Subsidiary that is an Unrestricted Subsidiary, Foreign Subsidiary, an Immaterial Subsidiary or a Special Subsidiary as of the Closing Date.
Section 5.02    Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is party. Each Credit Party has duly authorized, executed and delivered each Loan Document to which it is party and each Loan Document to which it is party constitutes the legal, valid and binding agreement and obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
Section 5.03    No Violation. Neither the execution, delivery and performance by any Credit Party of the Loan Documents to which it is party nor compliance with the terms and provisions thereof (i) will contravene any provision of any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority in a manner that would reasonably be expected to result in a Material Adverse Effect, (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or its Restricted Subsidiaries pursuant to the terms of any promissory note, bond, debenture, indenture, mortgage, deed of trust, credit or loan agreement, or any other Material Agreement, in each case to the extent that the same would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or (iii) will violate any provision of the Organizational Documents of the Borrower or its Restricted Subsidiaries.
Section 5.04    Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required as a condition to (i) the execution, delivery and performance by any Credit Party of any Loan Document to which it is a party or any of its obligations thereunder, or (ii) the legality, validity, binding effect or enforceability of any Loan Document to which any Credit Party is a party, except in each case where the failure to obtain such authorization, order, consent, approval, license, authorization, validation, filing, recording, registration, or exemption so would not reasonably be expected to have a Material Adverse Effect.
Section 5.05    Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened with respect to the Borrower or any of its Restricted Subsidiaries (i) that have had, or would reasonably be expected to have, a Material Adverse Effect, or (ii) that question the validity or enforceability of any of the Loan Documents, or of any action to be taken by the Borrower or any of the other Credit Parties pursuant to any of the Loan Documents.
Section 5.06    Use of Proceeds; Margin Regulations.
(a)The Borrower will use the proceeds of (i) the Term Loans made on the Closing Date to finance the Transactions, to pay Transaction Costs and to provide working capital and funds for general corporate purposes and (ii) Revolving Loans, Swing Loans and LC Issuances made on and after the Closing Date to provide working capital and funds for general corporate purposes, in each case, not inconsistent with the terms of this Agreement.
(b)No part of the proceeds of any Credit Event will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System. The Borrower is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. At no time would more than 25% of the value of the assets of the Borrower or of the Borrower and its consolidated Subsidiaries that are subject to any “arrangement” (as such term is used in Section 221.2(g) of such Regulation U) hereunder be represented by Margin Stock.
Section 5.07    Financial Statements.
(a)The Borrower has furnished to the Administrative Agent and the Lenders complete and correct copies of (a) the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of December 31, 2020 and December 31, 2019 and the related audited consolidated statements of income, shareholders’ equity, and cash flows of the Borrower and its consolidated Subsidiaries for each of the fiscal years of the Borrower then ended, in each case accompanied by the report thereon of PricewaterhouseCoopers LLP and (b) the unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of September 30, 2021, June 30, 2021 and March 31, 2021, and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries for each of the fiscal quarters then ended (clauses (a) and (b) collectively, the “Historical Financial Statements”). All such financial statements have been prepared in accordance with GAAP, consistently applied (except as stated therein), and fairly present in all material respects the financial position of the Borrower and its Subsidiaries as of the respective dates indicated and the consolidated results of their operations and cash flows for the respective periods indicated, subject in the case of any such financial statements that are unaudited, to the absence of footnotes and normal year-end audit adjustments.
(b)The consolidated forecasted balance sheet and statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries prepared by the Borrower and delivered to the Administrative Agent and any private-side Lenders (the “Financial Projections”) were prepared on behalf of the Borrower in good faith based upon assumptions believed to be reasonable at the time made after taking into account historical levels of business activity of the Borrower and its Subsidiaries, known trends, including general economic trends, and all other information, assumptions and estimates considered by management of the Borrower and its Subsidiaries to be pertinent thereto; provided, however, that no representation or warranty is made as to the impact of future general economic conditions or as to whether the Borrower’s projected consolidated results as set forth in the Financial Projections will actually be realized, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results for the periods covered by the Financial Projections may differ materially from the Financial Projections.
Section 5.08    Solvency. The Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that the Borrower has incurred to the Administrative Agent, each LC Issuer and the Lenders under the Loan Documents. On the Closing Date (after giving effect to the Transactions) immediately following the making of the Loans and after giving effect to the application of the proceeds of such Loans, the Borrower and its Subsidiaries on a consolidated basis will be Solvent.
Section 5.09    No Material Adverse Change. Since December 31, 2020, there has been no change in the financial condition, business or operations of the Borrower and its Restricted Subsidiaries taken as a whole, except for changes none of which, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect.
Section 5.10    Tax Returns and Payments. The Borrower and each of its Restricted Subsidiaries has filed all federal and state income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it that have become due (including in its capacity as a withholding agent), other than those not yet delinquent and except for those contested in good faith. The Borrower and each of its Restricted Subsidiaries has established on its books such charges, accruals and reserves in respect of taxes, assessments, fees and other governmental charges for all fiscal periods as are required by GAAP.
Section 5.11    Title to Properties, etc. The Borrower and each of its Restricted Subsidiaries has good and marketable title, in the case of Real Property, and good title (or valid Leaseholds, in the case of any leased property), in the case of all other property, to all properties and assets necessary to the conduct of its respective business free and clear of Liens other than Permitted Liens, except in each case where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.12    Lawful Operations, etc. The Borrower and each of its Restricted Subsidiaries: (i) hold all necessary foreign, federal, state, local and other governmental licenses, registrations, certifications, permits and authorizations necessary to conduct its business; and (ii) is in compliance with all requirements imposed by law, regulation or rule, whether foreign, federal, state or local, that are applicable to it, its operations, or its properties and assets, including requirements of Environmental Laws, except, in each case, for any failure to obtain and maintain in effect, or noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.13    Environmental Matters.
(a)The Borrower and each of its Restricted Subsidiaries is in compliance with all Environmental Laws, except to the extent that any such failure to comply (together with any resulting penalties, fines or forfeitures) is not reasonably likely to have a Material Adverse Effect. All licenses, permits, registrations or approvals required for the conduct of the business of the Borrower and its Restricted Subsidiaries under any Environmental Law have been secured and the Borrower and its Restricted Subsidiaries are in substantial compliance therewith, except for such licenses, permits, registrations or approvals the failure to secure or to comply therewith is not reasonably likely to have a Material Adverse Effect. Neither the Borrower nor any of its Restricted Subsidiaries has received written notice, or otherwise knows, that it is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which the Borrower or such Restricted Subsidiary is a party or that would affect the ability of the Borrower or such Restricted Subsidiary to operate any Real Property and no event has occurred and is continuing that, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as are not reasonably likely to, in the aggregate, have a Material Adverse Effect. There are no Environmental Claims pending or, to the best knowledge of any Borrower, threatened against the Borrower or any of its Restricted Subsidiaries or any Real Property of the Borrower or any of its Restricted Subsidiaries wherein an unfavorable decision, ruling or finding is reasonably likely to have a Material Adverse Effect. There are no facts, circumstances, conditions or occurrences on any Real Property now or at any time owned, leased or operated by the Borrower or any of its Restricted Subsidiaries or on any property adjacent to any such Real Property, that are known by the Borrower or as to which the Borrower or any such Restricted Subsidiary has received written notice, that are reasonably likely: (i) to form the basis of an Environmental Claim against the Borrower or any of its Restricted Subsidiaries or any Real Property of the Borrower or any of its Restricted Subsidiaries; or (ii) to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect.
(b)Hazardous Materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, any Real Property of the Borrower or any of its Restricted Subsidiaries or (ii) Released on any such Real Property, in each case where such occurrence or event is not in compliance with Environmental Laws and is reasonably likely to have a Material Adverse Effect.
Section 5.14    Compliance with ERISA. Each Plan is in material compliance with the applicable provisions of ERISA, the Code and other requirements of law. Each Plan under Section 3(1) of ERISA has not been assessed, and is not reasonably expected to have assessed, any material tax or penalty under Code Section 4980H. Each Qualified Plan (i) has received a favorable determination from the IRS applicable to the Qualified Plan’s then current five-year remedial amendment cycle (as described in Revenue Procedure 2007-44) or (ii) is maintained under a prototype or volume submitter plan and may rely upon a favorable opinion or advisory letter issued by the IRS with respect to such prototype or volume submitter plan. Nothing has occurred which would cause the loss of their reliance on the Qualified Plan’s favorable determination letter or opinion letter. No ERISA Event or Foreign Plan Event has occurred or is expected to occur that (either individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.14: (i) there are no pending or to the best of the Borrower’s and ERISA Affiliate’s knowledge, threatened claims, actions or lawsuits with respect to a Plan other than routine claims for benefits provided by the Plans and (ii) neither Borrower nor any Restricted Subsidiary has violated the fiduciary responsibility rules with respect to any Plan. Except as set forth on Schedule 5.14, neither the Borrower nor any Restricted Subsidiary of the Borrower nor any ERISA Affiliate is at the date hereof, or has been at any time within the six years preceding the date hereof, an employer required to contribute to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower nor any Restricted Subsidiary of the Borrower nor any ERISA Affiliate has any contingent liability with respect to any post-retirement “employee welfare benefit plan” (as such term is defined in ERISA) except as has been disclosed to the Administrative Agent and the Lenders in writing.

Section 5.15    Intellectual Property, etc. The Borrower and each of its Restricted Subsidiaries is in the process of obtaining, has obtained or has the right to use all material Patents, Trademarks, service marks, trade names, Copyrights, licenses and other rights with respect to the foregoing intellectual property necessary for the present and planned future conduct of its business, without any known conflict with the rights of others, except for such Patents, Trademarks, service marks, trade names, Copyrights, licenses and rights, the loss of which, and such conflicts which, in any such case individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

Section 5.16    Investment Company Act. Neither the Borrower nor any of its Restricted Subsidiaries is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.
Section 5.17    Insurance. The Borrower and each of its Restricted Subsidiaries maintains insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with industry standards and in each case in compliance with the terms of Section 6.03. With respect to each parcel of Collateral subject to a Mortgage that is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” with respect to which flood insurance has been made available under Flood Insurance Laws, the applicable Credit Party (A) has obtained and will maintain, with financially sound and reputable insurance companies (except to the extent that any insurance company insuring such property ceases to be financially sound and reputable after the Closing Date, in which case, the Borrower shall promptly replace such insurance company with a financially sound and reputable insurance company), such flood insurance in such reasonable total amount as the Administrative Agent may from time to time reasonably require, and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to Flood Insurance Laws and (B) promptly upon request of the Administrative Agent, will deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, evidence of annual renewals of such insurance.
Section 5.18    True and Complete Disclosure.
(a)    All factual information (taken as a whole) furnished by or on behalf of the Borrower or any of its Restricted Subsidiaries in writing to the Administrative Agent or any Lender in connection with this Agreement, other than the Financial Projections (as to which representations are made only as provided in Section 5.07(b)), is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided, except that any such future information consisting of financial projections prepared by the Borrower or any of its Restricted Subsidiaries is only represented herein as being based on good faith estimates and assumptions believed by such persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results.
(b)    As of the Closing Date, the information included in the Beneficial Ownership Certification provided to any Lender on or prior to the Closing Date is true and correct in all respects.
Section 5.19    [Reserved].
Section 5.20    Anti-Corruption Laws and Sanctions.
(a)None of the Borrower nor any of its Subsidiaries nor, to the knowledge of any Responsible Officer of the Borrower, any of their respective directors or officers, or any of their respective employees or agents acting or benefitting in any capacity in connection with this Agreement, (i) is a Person that is owned or controlled by a Sanctioned Person, (ii) is a Sanctioned Person or (iii) is located, organized or resident in a Sanctioned Country.
(b)(i) The Borrower and its Subsidiaries have conducted their businesses in compliance with Anti-Terrorism Law and Anti-Corruption Laws and applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with Anti-Terrorism Law and Anti-Corruption Laws and applicable Sanctions in all material respects, and (ii) no Borrowing or Letter of Credit or use of proceeds thereof will violate Anti-Corruption Laws or applicable Sanctions.
Section 5.21    [Reserved].
Section 5.22    Collateral Documents.
(a)The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Creditors a legal, valid and enforceable security interest in the Collateral (as defined therein), and when UCC financing statements in appropriate form are filed in the offices specified on Schedule 3 to the Security Agreement, each Lien created under the Security Agreement shall constitute a fully perfected Lien (to the extent that such Lien may be perfected by the filing of a UCC financing statement) on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.03 which are prior as a matter of law. When the certificates evidencing all Equity Interests pledged pursuant to the Security Agreement are delivered to the Collateral Agent pursuant to Section 4.01(xii) or the Security Agreement, together with appropriate stock powers or other similar instruments of transfer duly executed in blank, the Liens in such Equity Interests shall be fully perfected first priority security interests, perfected by “control” as defined in the UCC.
(b)When the filings in subsection (a) of this Section are made and when, if applicable, the Patent Security Agreements and the Trademark Security Agreements are filed in the United States Patent and Trademark Office and the Copyright Security Agreements are filed in the United States Copyright Office, each Lien created under the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in the Patents, Trademarks and Copyrights, if any, in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person other than with respect to Liens expressly permitted by Section 7.03 which are prior as a matter of law.
(c)Each Mortgage, when duly executed and delivered by the relevant Credit Party, will be effective to create in favor of the Collateral Agent for the ratable benefit of the Creditors a legal, valid and enforceable Lien on all of such Credit Party’s right, title and interest in and to the Real Property of such Credit Party covered thereby and the proceeds thereof, and when such Mortgage is filed in the real estate records where the respective property subject to a Mortgage is located, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of such Credit Party in such Real Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.03 which are prior as a matter of law.
(d)Except to the extent that flood insurance is maintained as required pursuant to Section 6.03, no Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.
Section 5.23    EEA Financial Institutions. No Credit Party is an EEA Financial Institution.
ARTICLE VI.

AFFIRMATIVE COVENANTS
The Borrower and the other Credit Parties each hereby covenants and agrees that on the Closing Date and thereafter, so long as this Agreement is in effect and until such time as the Commitments have been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Obligations (other than contingent obligations not yet accrued and payable and obligations and liabilities under Designated Hedge Agreements,

Bank Product Obligations and Letters of Credit which have been, in each case, backstopped or Cash Collateralized in an amount equal to 103% of the aggregate LC Outstandings of all Lenders) incurred hereunder and under the other Loan Documents, have been paid in full, as follows:

Section 6.01    Reporting Requirements. The Borrower will furnish to the Administrative Agent:
(a)    Annual Financial Statements. As soon as available and in any event within 100 days (or, if longer, within two Business Days after the last day of any extension or deferral period permitted by the SEC from time to time for the filing of annual reports on Form 10-K or on any applicable equivalent form) after the close of each fiscal year of the Borrower (or, in the case of the fiscal year ended December 31, 2021, prior to May 31, 2022), beginning with the fiscal year ending December 31, 2021, the consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, of stockholders’ equity and of cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, all in reasonable detail and accompanied by management’s discussion and analysis of such financial statements and the opinion with respect to such consolidated financial statements of independent public accountants of recognized national standing selected by the Borrower, which opinion shall be unqualified (other than any qualification that is expressly solely with respect to, or expressly resulting solely from, (A) an upcoming maturity date of any Indebtedness or (B) any potential inability to satisfy a financial maintenance covenant under any Indebtedness on a future date or in a future period) and shall (i) state that such accountants audited such consolidated financial statements in accordance with generally accepted auditing standards, that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and its consolidated subsidiaries as at the end of such fiscal year and the consolidated results of their operations and cash flows for such fiscal year in conformity with generally accepted accounting principles, or (ii) contain such statements as are customarily included in unqualified reports of independent accountants in conformity with the recommendations and requirements of the American Institute of Certified Public Accountants (or any successor organization); provided, however, that the Borrower may also comply with this subpart by publishing, and if so published shall be deemed to have delivered on such date, such statements and reports on its internet website, the Electronic Data Gathering, Analysis and Retrieval system (EDGAR) or any successor filing system of the SEC or in another publicly accessible electronic database and giving the Administrative Agent notice thereof.
(b)    Quarterly Financial Statements. As soon as available and in any event within 60 days (or, if longer, within two Business Days after the last day of any extension or deferral period permitted by the SEC from time to time for the filing of quarterly reports on Form 10-Q or on any applicable equivalent form) after the close of each of the quarterly accounting periods in each fiscal year of the Borrower beginning with the fiscal quarter ending March 31, 2022, the unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such quarterly period and the related unaudited consolidated statements of income and of cash flows for such quarterly period and/or for the fiscal year to date, and setting forth, in the case of such unaudited consolidated statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year and accompanied by management’s discussion and analysis of such financial statements, and which shall be certified on behalf of the Borrower by the Chief Financial Officer of the Borrower, subject to changes resulting from normal year-end audit adjustments; provided, however, that the Borrower may also comply with this subpart by publishing, and if so published shall be deemed to have delivered on such date, such statements and reports on its internet website, EDGAR or in another publicly accessible electronic database and giving the Administrative Agent notice thereof.
(c)    Officer’s Compliance Certificates. At the time of the delivery of the financial statements provided for in subparts (a) and (b) above, a certificate (a “Compliance Certificate”), substantially in the form of Exhibit C, signed by the Chief Financial Officer or Corporate Controller of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof and the actions the Borrower has taken or proposes to take with respect thereto, which certificate shall set forth the then applicable First Lien Net Leverage Ratio and underlying calculations in connection therewith and, solely with respect to Compliance Certificates delivered with financial statements delivered pursuant to Section 6.01(a) (commencing with the fiscal year ending December 31, 2022), calculations of Excess Cash Flow. The Borrower shall deliver each such Compliance Certificate and all financial information and documentation related thereto to the Administrative Agent via electronic mail to jon.hart@truist.com and agency.sercices@truist.com, or as otherwise specified to the Borrower by the Administrative Agent.

(d)    Budgets and Forecasts. Not later than 90 days after the commencement of any fiscal year of the Borrower and its Subsidiaries, commencing with the fiscal year ending December 31, 2022, a consolidated budget in reasonable detail for each of the four fiscal quarters of such fiscal year, and (if and to the extent prepared by management of the Borrower) for any subsequent fiscal years, as customarily prepared by management for its internal use, setting forth, with appropriate discussion, the forecasted balance sheet, income statement, operating cash flows and capital expenditures of the Borrower and its Subsidiaries for the period covered thereby, and the principal assumptions upon which forecasts and budget are based.
(e)    Notices. Promptly, and in any event within five Business Days, after a Responsible Officer of the Borrower obtains knowledge thereof, notice of:
    (i)    the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto; and/or
    (ii)    the commencement of any litigation or governmental or regulatory proceeding pending against the Borrower or any of its Restricted Subsidiaries or the occurrence of any other event, if the same would be reasonably likely to have a Material Adverse Effect; and/or
    (iii)    any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.
(f)    ERISA. As soon as possible, and in any event within 30 days after the Borrower knows or has reason to believe that any of the events or conditions specified below with respect to any Plan or

Foreign Plan has occurred or exists, a statement signed by an Authorized Officer of the Borrower setting forth details respecting such event or condition and the action, if any, that the Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Borrower or an ERISA Affiliate with respect to such event or condition) and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor, the PBGC, any other Governmental Authority or the Multiemployer Plan sponsor with respect thereto:
    (i)    The occurrence of any ERISA Event or Foreign Plan Event that alone, or together with any other ERISA Events or Foreign Plan Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and
    (ii)    the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Borrower or an ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of said Sections.
(g)    SEC Reports and Registration Statements. Promptly after transmission thereof or other filing with the SEC, copies of all registration statements (other than the exhibits thereto and any registration statement on Form S-8 or its equivalent) and all annual, quarterly or current reports that the Borrower or any of its Subsidiaries files with the SEC on Form 10-K, 10-Q or 8-K (or any successor forms); provided, however, that the Borrower may also comply with this subpart by publishing, and if so published shall be deemed to have delivered on such date, such statements and reports on its internet website, EDGAR or in another publicly accessible electronic database and giving the Administrative Agent and each Lender notice thereof.
(h)    Annual, Quarterly and Other Reports. Promptly after transmission thereof to its stockholders, copies of all annual, quarterly and other reports and all proxy statements that the Borrower furnishes to its stockholders generally; provided, however; that the Borrower may also comply with this subpart by publishing, and if so published shall be deemed to have delivered on such date, such statements and reports on its internet website, EDGAR or in another publicly accessible electronic database and giving the Administrative Agent notice thereof.
(i)    Auditors’ Internal Control Comment Letters, etc. Promptly upon receipt thereof, a copy of each letter or memorandum commenting on internal accounting controls and/or accounting or financial reporting policies followed by the Borrower and/or any of its Restricted Subsidiaries which is submitted to the Borrower by its independent accountants in connection with any annual or interim audit made by them of the books of the Borrower or any of its Restricted Subsidiaries.
~~(j)    [Reserved.]~~
(j) Lender Calls. (i) Upon the request of the Administrative Agent, not more than twice during the Restricted Period, within a reasonable period of time following such request and at a mutually agreeable time, and (ii) promptly after the delivery of the information referred to in Section 6.01(a) and (b), as applicable, in each case, the Borrower will hold a conference call with Private-Side Lender Representatives to review the financial performance of the Borrower and its Restricted Subsidiaries. The Borrower shall provide internally available financial statements in a form to be mutually agreed with the Administrative Agent to the Private-Side Lender Representatives in advance of each such conference call.

(k)    [Reserved.]
(l)    Other Information. Within 10 days after a request therefor, such other information or documents (financial or otherwise) relating to the Borrower or any of its Restricted Subsidiaries as the Administrative Agent or any Lender may reasonably request from time to time.
Section 6.02    Books, Records and Inspections.
(a)The Borrower will, and will cause each of its Restricted Subsidiaries (other than any Immaterial Subsidiaries) to, keep proper books of record and account, in which full and correct entries shall be made of all material financial transactions and the assets and business of the Borrower or such Restricted Subsidiary, as the case may be, in accordance with GAAP.

(b)The Borrower will, and will cause each of its Restricted Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any of the Lenders to visit and inspect any of the properties or assets of the Borrower and its Restricted Subsidiaries in whosoever’s possession (but only to the extent the Borrower or such Restricted Subsidiary has the right to do so to the extent in the possession of another Person), to examine the books of account of the Borrower and any of its Restricted Subsidiaries, and make copies thereof and take extracts therefrom, and to discuss the affairs, financials and accounts of the Borrower and of its Restricted Subsidiaries with, and be advised as to the same by, its and their officers and, to the extent a Responsible Officer of the Borrower is given the opportunity to be present, independent accountants and independent actuaries, if any, all to the extent reasonably requested in advance by the Administrative Agent or any of the Lenders and in any event no more than one time per year during normal business hours (provided that no such restrictions shall apply when an Event of Default has occurred and is continuing, except that any such visit or inspection must be during normal business hours).
Section 6.03    Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, (i) maintain insurance coverage by such insurers and in such forms and amounts and against such risks as required to be maintained pursuant to the Collateral Documents and generally consistent with the insurance coverage maintained by the Borrower and its Restricted Subsidiaries as of the Closing Date and all such insurance shall (a) to the extent available, provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof (or 10 days’ prior written notice for any cancellation due to non-payment of premiums), and (b) name the Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Creditors (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable, and (ii) forthwith upon the Administrative Agent’s or any Lender’s written request, furnish to the Administrative Agent or such Lender such information about such insurance as the Administrative Agent or such Lender may from time to time reasonably request, which information shall be prepared in form and detail reasonably satisfactory to the Administrative Agent or such Lender and certified by an Authorized Officer of the Borrower. Without limiting the generality of the foregoing, the Borrower will maintain flood insurance with respect to each Flood Hazard Property, in each case in compliance with and to the extent required by the Flood Insurance Laws or as is otherwise requested by the Administrative Agent, and will deliver to the Administrative Agent evidence of such insurance in form and substance reasonably acceptable to the Administrative Agent.Each such policy of insurance shall (i) to the extent applicable, name the Administrative Agent on behalf of the applicable Lenders as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy with respect to the Collateral (excluding any business interruption insurance policy), contain a loss payable clause or endorsement to the extent available from such insurance carrier that names the Administrative Agent, on behalf of the applicable Lenders as the loss payee thereunder and, to the extent available, provides for at least 30 days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy (or 10 days’ prior written notice for any cancellation due to non-payment of premiums).
Section 6.04    Payment of Taxes and Claims. The Borrower will pay and discharge, and will cause each of its Restricted Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it (including in its capacity as a withholding agent), prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, could, individually or in the aggregate, have a Material Adverse Effect; provided, however, that neither the Borrower nor any of its Restricted Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP. Without limiting the generality of the foregoing, the Borrower will, and will cause each of its Subsidiaries to, pay in full all of its wage obligations to its employees in accordance with the Fair Labor Standards Act (29 U.S.C. Sections 206-207) and any comparable provisions of applicable law.
Section 6.05    Corporate Franchises. The Borrower (a) will do, and will cause each of its Restricted Subsidiaries (other than any Immaterial Subsidiaries) to do, or cause to be done, all things necessary to preserve and keep in full force and effect its corporate existence, rights and authority and (b) will take, and will cause each of its Restricted Subsidiaries (other than any Immaterial Subsidiaries) to take, all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, in each case, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section shall be deemed to prohibit any transaction permitted by Section 7.02.
Section 6.06    Compliance with Statutes, etc. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, other than those the noncompliance with which would not be reasonably expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed (in its reasonable business judgment) to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents which are acting or benefitting in any capacity in connection with this Agreement, with Anti-Terrorism Laws, Anti-Corruption Laws and applicable Sanctions.
Section 6.07    Compliance with Environmental Laws. Without limitation of the covenants contained in Section 6.06:
(a)    The Borrower will comply in all material respects, and will cause each of its Restricted Subsidiaries to comply in all material respects, with all Environmental Laws applicable to its or their ownership, lease or use of all Real Property now or hereafter owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent that such compliance with Environmental Laws is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP, or to the extent that the failure to take such actions would not reasonably be expected to have a Material Adverse Effect.
(b)    The Borrower will keep or cause to be kept, and will cause each of its Restricted Subsidiaries to keep or cause to be kept, all Real Property now or hereafter owned by the Borrower or any of its Restricted Subsidiaries free and clear of any Liens imposed pursuant to Environmental Laws other than Permitted Liens.
(c)    Neither the Borrower nor any of its Restricted Subsidiaries will generate, use, treat, store or Release Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Restricted Subsidiaries or transport or arrange for transport of Hazardous Materials to or from any such Real Property other than in compliance with Environmental Laws and in the ordinary course of business, except for such noncompliance as is not reasonably likely to have a Material Adverse Effect.
(d)    If required to do so under any applicable order issued under any Environmental Law by any Governmental Authority, the Borrower will undertake, and cause each of its Restricted Subsidiaries to undertake, any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries in accordance with, in all material respects, the requirements of all Environmental Laws and in accordance with, in all material respects, such orders of all Governmental Authorities, except to the extent that (x) the failure to take such actions would not reasonably be expected to have a Material Adverse Effect (y) the Borrower or such Restricted Subsidiary is contesting such order in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP.
Section 6.08    Additional Subsidiary Guarantors; Foreign Pledges; Additional Material Real Property; Redesignation of Immaterial Subsidiaries.
(a)In the event that, subsequent to the Closing Date, any Person becomes a wholly-owned Restricted Subsidiary of the Borrower (other than Foreign Subsidiaries, Excluded Foreign Subsidiaries, Immaterial Subsidiaries and Special Subsidiaries) (with any (x) Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Restricted Subsidiary and (y) Restricted Subsidiary ceasing to be a Foreign Subsidiary, Excluded Foreign Subsidiary, Immaterial Subsidiary or Special Subsidiary, in each case, being deemed to constitute the acquisition of a Restricted Subsidiary), whether pursuant to formation, acquisition or otherwise, within 60 days after such Person becomes (or is designated) a wholly-owned Restricted Subsidiary of the Borrower (other than Foreign Subsidiaries, Excluded Foreign Subsidiaries, Immaterial Subsidiaries and Special Subsidiaries) or, if the Administrative Agent determines in its sole discretion that the Borrower is working in good faith, such longer period as the Administrative Agent shall permit, the Borrower will take such action, and will cause each such Subsidiary to take such action, from time to time as shall be necessary to cause such Subsidiary (i) to become a “Subsidiary Guarantor” hereunder pursuant to a written instrument in form and substance reasonably satisfactory to the Administrative Agent, (ii) to grant Liens in favor of the Collateral Agent in all of its personal property by executing and delivering to the Collateral Agent a supplement to the Security Agreement in form and substance reasonably satisfactory to the Collateral Agent, executing and delivering a Diligence Questionnaire, Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement, as applicable, and authorizing and delivering, at the request of the Collateral Agent, such UCC financing statements or similar instruments required by the Collateral Agent to perfect the Liens in favor of the Collateral Agent and granted under any of the Loan Documents, (iii) to cause the applicable Credit Party to pledge all of the Equity Interests of such Subsidiary to the Collateral Agent as security for the Obligations by executing and delivering a supplement to the Security Agreement in form and substance satisfactory to the Collateral Agent, and deliver the original certificates evidencing such pledged Equity Interests to the Collateral Agent, together with appropriate powers executed in blank, (iv) to deliver all such other documentation (including, without limitation, certified organizational documents, resolutions, lien searches, title insurance policies, surveys, environmental reports and legal opinions) and to take all such other actions as such Subsidiary would have been required to deliver and take pursuant to Section 4.01 if such Subsidiary had been a Credit Party on the Closing Date or that such Subsidiary would be required to deliver pursuant to Section 6.08(d) with respect to any Real Property, (v) to deliver such proof of corporate action, incumbency of officers and other documents as is consistent with those delivered by each Subsidiary Guarantor pursuant to Section 4.01 on the Closing Date or as the Administrative Agent shall have reasonably requested and (vi) take all actions necessary to ensure that any pledge described herein or in the Security Agreement provides the Collateral Agent, for the benefit of the Creditors, with a first priority perfected Lien (including, without limitation, delivery of all certificates that evidence such stock or other equity interests and transfer powers duly executed in blank) other than with respect to Liens expressly permitted by Section 7.03 which are prior as a matter of law.
(b)In the event that, subsequent to the Closing Date, any Person becomes a Foreign Subsidiary or an Excluded Foreign Subsidiary, whether pursuant to formation, acquisition or otherwise, (x) the Borrower shall promptly notify the Administrative Agent, the Collateral Agent and the Lenders thereof and (y) to the extent such Foreign Subsidiary or Excluded Foreign Subsidiary is owned directly by any Credit Party, within 60 days after such Person becomes a Foreign Subsidiary or Excluded Foreign Subsidiary or, if the Administrative Agent determine in their sole discretion that the Borrower is working in good faith, such longer period as the Administrative Agent shall permit, the Borrower shall, or shall cause the applicable Credit Party to, (i) pledge all of the Equity Interests of any such Foreign Subsidiary and, in the case of any Excluded Foreign Subsidiary, 65% of the issued and outstanding voting Equity Interests and 100% of the issued and outstanding non-voting Equity Interests of such Excluded Foreign Subsidiary, to the Collateral Agent for the benefit of the Creditors as security for the Obligations; provided, however, that no Credit Party shall be required to enter into any security documents to be governed by, or otherwise take any actions under, the law of jurisdiction of any Foreign Subsidiary or Excluded Foreign Subsidiary. In addition, each such Subsidiary shall authorize the Collateral Agent to file UCC financing statements, in form and substance reasonably satisfactory to the Collateral Agent, with respect to the collateral pledged under the Security Agreement that such Subsidiary has executed.

(c)The Borrower agrees that, following the delivery of any Collateral Documents required to be executed and delivered by this Section, the Collateral Agent shall have a valid and enforceable, first priority perfected Lien (other than with respect to Liens expressly permitted by Section 7.03 which are prior as a matter of law) on the property required to be pledged pursuant to subsections (a) and (b) of this Section (to the extent that such Lien can be perfected by execution, delivery and/or recording of the Collateral Documents or UCC financing statements, or possession of such Collateral), free and clear of all Liens other than Liens expressly permitted by Section 7.03. All actions to be taken pursuant to this Section shall be at the expense of the Borrower or the applicable Credit Party, and shall be taken to the reasonable satisfaction of the Collateral Agent.
(d)To the extent otherwise permitted hereunder, if any Credit Party acquires a fee ownership interest in any Material Real Property after the Closing Date, within 60 days of acquiring such fee ownership interest in such Material Real Property, such Credit Party shall provide to the Collateral Agent Real Property Documents in regard to such Material Real Property. Notwithstanding the foregoing, the Collateral Agent shall not enter into any Mortgage in respect of any real property acquired by the Borrower or any other Credit Party after the Closing Date until (1) the date that occurs fifteen (15) Business Days after the Collateral Agent has delivered to the Lenders (which may be delivered electronically) the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area,” (A) a notification to the Borrower (or applicable Credit Party) of that fact and (if applicable) notification to the Borrower (or applicable Credit Party) that flood insurance coverage is not available and (B) evidence of the receipt by the Borrower (or applicable Credit Party) of such notice; and (iii) if such notice is required to be provided to the Borrower (or applicable Credit Party) and flood insurance is available in the community in which such real property is located, evidence of required flood insurance and (2) the Collateral Agent shall have received written confirmation from the Revolving Lenders that the flood insurance due diligence and flood insurance compliance has been completed by the Revolving Lenders (such written confirmation not to be unreasonably conditioned, withheld or delayed). The Obligations shall, and the Borrower shall take all necessary action to ensure that the Obligations shall, at all times rank at least pari passu in right of payment (to the fullest extent permitted by law) with all other senior Indebtedness of the Borrower and its Restricted Subsidiaries.
(e)If, as of any Immaterial Subsidiary Testing Date, all Immaterial Subsidiaries, together with their respective subsidiaries, exceed 10% of the Total Tangible Assets on such date, then the Borrower shall, within 10 Business Days of the delivery of the applicable Compliance Certificate, redesignate Immaterial Subsidiaries as material Subsidiaries so that all Immaterial Subsidiaries and their respective Subsidiaries comply with the proviso to the definition of “Immaterial Subsidiary.”

Section 6.09    Use of Proceeds. The Borrower will use the proceeds of (a) the Term Loans made on the Closing Date to finance the Transactions, pay Transaction Costs and to provide working capital and funds for general corporate purposes and (b) Revolving Loans, Swing Loans and LC Issuances made on or after the Closing Date to provide working capital and funds for general corporate purposes, in each case, not inconsistent with the terms of this Agreement.
Section 6.10    Further Assurances.
(a)The Borrower will, and will cause each other Credit Party to, and each Credit Party will, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Credit Parties. The Borrower also agrees to provide to the Collateral Agent, from time to time upon request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

(b)Notwithstanding Section 4.01 hereof, each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, execute and deliver the documents and complete the tasks set forth on Schedule 6.11(b) in each case within the time limits specified on such schedule (or such longer period as the Administrative Agent may agree in its sole discretion).
Section 6.11    Maintenance of Properties. The Borrower shall, and shall cause each Restricted Subsidiary to (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and (b) make all necessary repairs thereto and renewals and replacements thereof except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 6.12    Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to obtain and maintain (but not maintain any specific rating) a public corporate family from Moody’s and a public corporate credit rating from S&P and ratings in respect of the Loans provided pursuant to this Agreement from each of Moody’s and S&P.
Section 6.13    Ownership of Subsidiaries. The Borrower shall take such action from time to time as shall be necessary to ensure that at all times it owns, directly or indirectly, all of the issued and outstanding shares of common stock of each of its Restricted Subsidiaries, except as otherwise permitted under Section 7.02 or Section 7.05.
ARTICLE VII.

NEGATIVE COVENANTS
The Borrower and the other Credit Parties each hereby covenants and agrees that on the Closing Date and thereafter, so long as this Agreement is in effect and until such time as the Commitments have been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Obligations (other than contingent obligations not yet accrued and payable and obligations and liabilities under Designated Hedge Agreements, Bank Product Obligations and Letters of Credit which have been, in each case, backstopped or Cash Collateralized in an amount equal to 103% of the aggregate LC Outstandings of all Lenders) incurred hereunder and under the other Loan Documents, have been paid in full, as follows:
Section 7.01    Changes in Business. Neither the Borrower nor any of its Restricted Subsidiaries will engage in any business other than a Similar Business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Borrower and its Restricted Subsidiaries, would be substantially changed from the general nature of the business engaged in by the Borrower and its Restricted Subsidiaries on the Closing Date.
Section 7.02    Consolidation, Merger, Acquisitions, Asset Sales, etc. The Borrower will not, and will not permit any Restricted Subsidiary to, (i) wind up, liquidate or dissolve its affairs, (ii) enter into any merger or consolidation, (iii) make or otherwise effect any Acquisition, or (iv) make or otherwise effect any Asset Sale, except that, if no Default or Event of Default shall have occurred and be continuing or would result therefrom, each of the following shall be permitted:
(a)    the merger, consolidation or amalgamation of (i) any Restricted Subsidiary of the Borrower with or into the Borrower, provided the Borrower is the surviving or continuing or resulting corporation;
(ii) any Immaterial Subsidiary into any other Immaterial Subsidiary, provided that if any such Immaterial     Subsidiary is a Subsidiary Guarantor, such Subsidiary Guarantor shall be the surviving or continuing or resulting Person; (iii) any Restricted Subsidiary of the Borrower with or into any other Restricted Subsidiary, provided that if any such Restricted Subsidiary is a Subsidiary Guarantor, then the surviving or continuing or resulting Person is not a Foreign Subsidiary and is or becomes a Subsidiary Guarantor; (iv) any Foreign Subsidiary of the Borrower with or into any other Foreign Subsidiary of the Borrower; or (v) any Restricted Subsidiary may merge or amalgamate in order to consummate a Permitted Organizational Restructuring, provided that when any Restricted Subsidiary that is a Credit Party is merging or amalgamating with another Restricted Subsidiary, a Credit Party shall be a continuing or surviving Person, as applicable, or the resulting entity shall succeed as a matter of law to all of the Obligations of such Credit Party;
(b)    any Asset Sale by (i) any Domestic Credit Party to any other Domestic Credit Party, (ii) any Subsidiary of the Borrower to any Domestic Credit Party, provided that the aggregate fair market value of all Asset Sales from a Foreign Subsidiary to a Domestic Credit Party shall not at any time exceed the greater of (x) $~~75,000,000~~63,750,000 and (y) 60% of Consolidated EBITDA for the most recently ended Testing Period for which financial statements have been delivered or were required to be delivered; (iii) any Domestic Credit Party (other than the Borrower) to any Subsidiary that is not a Credit Party, provided that the aggregate fair market value of all such Asset Sales shall not at any time exceed the greater of (x) $~~18,750,000~~15,937,500 and (y) 15% of Consolidated EBITDA for the most recently ended Testing Period for which financial statements have been delivered or were required to be delivered; (iv) any Subsidiary that is not a Subsidiary Guarantor to any other Subsidiary that is not a Subsidiary Guarantor or any Foreign Subsidiary; or (v) any Foreign Subsidiary of the Borrower to any other Foreign Subsidiary of the Borrower;
(c)    the Borrower or any Restricted Subsidiary may make any Acquisition that is a Permitted Acquisition, provided that all of the conditions contained in the definition of the term Permitted Acquisition are satisfied;
(d)    the Borrower or any Restricted Subsidiary may consummate any Asset Sale of any Real Property which is not necessary to the conduct of its respective business, provided that the aggregate fair market value of all such Asset Sales shall not at any time exceed the greater of (x) $~~15,000,000~~12,750,000 and (y) 12% of Consolidated EBITDA for the most recently ended Testing Period for which financial statements have been delivered or were required to be delivered;
(e)    in addition to any Asset Sale permitted above, the Borrower or any of its Restricted Subsidiaries may consummate any Asset Sale, provided that the consideration for each such Asset Sale represents fair value and, in the case of any Asset Sale for consideration in excess of the greater of (x) $~~18,750,000~~15,937,500 and (y) 15% of Consolidated EBITDA for the most recently ended Testing Period for which financial statements have been delivered or were required to be delivered, at least 75% of such consideration consists of cash or Cash Equivalents;
(f)    any Subsidiary may be liquidated, dissolved or wound up so long as the Borrower determines in good faith that such liquidation, dissolution or winding up is in the best interest of the Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders;
(g)    the Borrower or any Restricted Subsidiary may make any Acquisition using the Available Amount so long as, on a Pro Forma Basis after giving effect thereto, (i) no Event of Default shall have occurred or be continuing and (ii) immediately after giving effect thereto on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements were required to have been delivered pursuant to Section 6.01, the Total Net Leverage Ratio does not exceed 4.70 to 1.00; and
(h)    the Borrower or any Restricted Subsidiary may consummate any Asset Sale as part of a Permitted Organizational Restructuring.

Section 7.03    Liens. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind of the Borrower or any such Restricted Subsidiary whether now owned or hereafter acquired, except:
(a)    any Standard Permitted Lien;
(b)    Liens in existence on the Closing Date that are listed in Schedule 7.03;
(c)    Liens (i) that are placed upon fixed or capital assets, acquired, constructed or improved by the Borrower or any Restricted Subsidiary, provided that (A) such Liens only secure Indebtedness permitted by Section 7.04(l), (B) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets; and (C) such Liens shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary; or (ii) any Permitted Refinancing in respect thereof; provided further that in the event Indebtedness under Section 7.04(l) is owed to any Person with respect to financing under a single credit facility of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person under such credit facility;
(d)    any Lien granted to the Collateral Agent for the benefit of the Creditors securing the Obligations or any Indebtedness under any Designated Hedge Agreement or in respect of any Bank Product Obligations;
(e)    Liens on property of any Person that becomes a Restricted Subsidiary of the Borrower after the Closing Date pursuant to a Permitted Acquisition, provided that such Liens are in existence at the time such Person becomes a Restricted Subsidiary of the Borrower and were not created in anticipation thereof;
(f)    in addition to any Lien permitted above, Liens created after the Closing Date, provided that the aggregate outstanding amount of Indebtedness secured thereby and incurred after the Closing Date shall not exceed the greater of (x) $~~75,000,000~~63,750,000 and (y) 60% of Consolidated EBITDA for the most recently ended Testing Period for which financial statements have been delivered or were required to be delivered at any time outstanding; provided that if such Liens are on Collateral (other than Liens permitted by Section 7.03(c)), (i) such Liens shall rank junior to the Liens securing the Obligations and (ii) the holders of the Indebtedness secured by such Liens shall have entered into a customary intercreditor agreement reasonably acceptable to the Administrative Agent and the Borrower;
(g)    Liens securing Indebtedness permitted by Section 7.04(i) and (ii), Section 7.04, Section 7.04, Section 7.04(k), and Section 7.04(p); and
(h)    Liens on assets of non-Credit Parties in an aggregate outstanding amount not to exceed the greater of (x) $~~56,250,000~~47,812,500 and (y) 45% of Consolidated EBITDA for the most recently ended Testing Period for which financial statements have been delivered.
For purposes of determining compliance with this Section 7.03: (i) in the event that a Lien (or any portion thereof) meets the criteria of more than one of the categories of permitted Liens described in clauses (a) through (h) above, the Borrower, in its sole discretion, will classify and may reclassify such Lien (or any portion thereof) and will only be required to include the amount and type of such Lien in one of the above clauses; and (ii) at the time of incurrence, the Borrower will be entitled to divide and classify a Lien in more than one of the types of Lien described in this Section 7.03.
Section 7.04    Indebtedness. The Borrower will not, and will not permit any of its Restricted Subsidiaries to (a) create, incur, assume, guarantee or suffer to exist any Indebtedness of the Borrower or any of its Restricted Subsidiaries or (b) issue any Disqualified Equity Interests (other than preferred Equity Interests issued to and held by the Borrower or any Restricted Subsidiary), except:
(a)    Indebtedness incurred under this Agreement and the other Loan Documents;

(b)    the Indebtedness in existence on the Closing Date and identified in Schedule 7.04, and any Permitted Refinancing thereof;

(c)    any intercompany loans (i) made by the Borrower or any Restricted Subsidiary of the Borrower to any Domestic Credit Party; (ii) made by any Foreign Subsidiary of the Borrower to any other Foreign Subsidiary of the Borrower, or (iii) in connection with any Permitted Foreign Subsidiary Investment.
(d)    Guaranty Obligations permitted by Section 7.05 that constitute Indebtedness;
(e)    Indebtedness of any Person that becomes a Restricted Subsidiary of the Borrower after the Closing Date pursuant to a Permitted Acquisition, provided that such Indebtedness is in existence at the time such Person becomes a Restricted Subsidiary of the Borrower and was not created in anticipation thereof;
(f)    Indebtedness and obligations owing under Hedge Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;
(g)    additional Indebtedness of the Borrower or any of its Restricted Subsidiaries to the extent not permitted by any of the foregoing clauses, provided that the aggregate outstanding principal amount of all such Indebtedness does not exceed the greater of (x) $~~75,000,000~~63,750,000 and (y) 60% of Consolidated EBITDA for the most recently ended Testing Period for which financial statements have been delivered or were required to be delivered at any time outstanding;
(h)    so long as immediately after giving effect to the incurrence of such Indebtedness, on a Pro Forma Basis, the Borrower would be in compliance with the financial covenant contained in Section 7.07(a) as of the last day of the Testing Period for which financial statements were required to be delivered pursuant to Section 6.01(b), additional Indebtedness that is (i) secured on a pari passu basis in right of security with the Obligations, so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, the First Lien Net Leverage Ratio on a Pro Forma Basis does not exceed 4.50:1.00, (ii) secured on a junior basis in right of security with the Obligations, so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Secured Net Leverage Ratio on a Pro Forma Basis does not exceed to 5.50:1.00 and (iii) unsecured (including Convertible Bond Indebtedness), so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Total Net Leverage Ratio on a Pro Forma Basis does not exceed to 5.50:1.00, so long as no Event of Default is continuing or would result from the incurrence of such Indebtedness (collectively, “Permitted Ratio Debt”); provided that (i) the aggregate principal amount of Permitted Ratio Debt that may be incurred under this clause (h) by a Restricted Subsidiary that is not a Credit Party, together with any Indebtedness incurred pursuant to Section 7.04(n)(A), shall not exceed the greater of (x) $~~37,500,000~~31,875,000 and (y) 30% of Consolidated EBITDA for the most recently ended Testing Period for which financial statements have been delivered or were required to be delivered at any time outstanding; (ii) such Permitted Ratio Debt does not mature prior to the date that is 91 days after the Latest Maturity Date then in effect and shall not have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of the Term Loans then in effect (other than any Permitted Ratio Debt having an initial maturity date that is equal to or less than one year and incurred as a customary bridge facility (so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies this clause (ii)), (iii) such Permitted Ratio Debt shall not have any mandatory prepayment provisions (other than provisions related to customary asset sale and change of control offers) that could result in prepayments of such Permitted Ratio Debt prior to the Latest Maturity Date then in effect (other than any customary bridge facility (so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies this clause (iii)), (iv) such Permitted Ratio Debt shall have terms and conditions (other than pricing (including, for the avoidance of doubt, any “most favored nation” pricing provision), interest rate margins (including whether such interest is payable in cash or in kind), rate floors, discounts, fees, premiums, prepayment premiums and optional prepayment terms, optional redemption terms and subordination terms; provided that any Permitted Ratio Debt in the form of pari passu term loans shall be subject to the MFN Protection (subject to the MFN Exceptions) to the same extent as Incremental Term Loans), taken as a whole, that are substantially identical to or no more favorable to the lenders or investors providing such Permitted Ratio Debt than the terms and conditions of this Agreement or such terms shall be current market terms (as reasonably determined by the Borrower) for such type of Indebtedness (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence) and (v) if such Permitted Ratio Debt is secured, such Indebtedness shall be subject to a customary intercreditor agreement reasonably acceptable to the Administrative Agent and the Borrower;

(i)    Indebtedness in the form of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created, or related to obligations or liabilities incurred, in the ordinary course of business in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $~~56,250,000~~47,812,500 and (y) 45% of Consolidated EBITDA for the most recently ended Testing Period for which financial statements have been delivered or were required to be delivered;
(j)    Indebtedness in the form of letters of credit that have been backstopped or Cash Collateralized;
(k)    Indebtedness of the Borrower in respect of one or more series of unsecured notes or loans or secured notes or loans that will be secured by the Collateral on a pari passu or junior basis with the Obligations, that are issued or made in lieu of Incremental Term Loans and/or Incremental Revolving Commitments and any extensions, renewals, refinancings and replacements that do not increase the principal amount thereof (the “Incremental Equivalent Debt”) and any Permitted Refinancing thereof; provided that (i) such Incremental Equivalent Debt does not mature prior to the Latest Maturity Date then in effect and shall not have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of the Term Loans then in effect (other than any customary bridge facility (so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies this clause (i)), (ii) (x) such Incremental Equivalent Debt in the form of notes shall not have any mandatory prepayment provisions (other than provisions related to customary asset sale and change of control offers) that could result in prepayments of such Incremental Equivalent Debt prior to the Latest Maturity Date then in effect and (y) such Incremental Equivalent Debt in the form of any term loans may provide for the ability to participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments of the Term Loans, (iii) such Incremental Equivalent Debt shall have terms and conditions (other than pricing (including, for the avoidance of doubt, any “most favored nation” pricing provision), interest rate margins (including whether such interest is payable in cash or in kind), rate floors, discounts, fees, premiums, prepayment premiums and optional prepayment terms, optional redemption terms and subordination terms; provided that any Incremental Equivalent Debt in the form of pari passu term loans shall be subject to the MFN Protection (subject to the MFN Exceptions) to the same extent as Incremental Term Loans), taken as a whole, that are substantially identical to or no more favorable to the lenders or investors providing such Incremental Equivalent Debt than the terms and conditions of this Agreement or such terms shall be current market terms (as reasonably determined by the Borrower) for such type of Indebtedness (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence), (iv) the aggregate principal amount of Incremental Equivalent Debt issued pursuant to this clause (k) shall not exceed the Incremental Amount, less the amount of all Incremental Term Loans and Incremental Revolving Commitments incurred under Section 2.19, and such Incremental Equivalent Debt shall reduce availability under the Incremental Amount on a dollar-for-dollar basis, (v) such Incremental Equivalent Debt shall not be Guaranteed by any Person other than a Credit Party, (vi) in the case of Incremental Equivalent Debt that is secured, the obligations in respect thereof shall not be secured by any Lien on any asset of the Borrower or any Restricted Subsidiary other than any asset constituting Collateral, (vii) at the time of such incurrence, no Default or Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence, (viii) after giving effect to the incurrence of such Incremental Equivalent Debt, on a Pro Forma Basis, the Borrower would be in compliance with the financial covenant contained in Section 7.07(a) as of the last day of the Testing Period for which financial statements were required to be delivered pursuant to Section 6.01(b) and (ix) if such Incremental Equivalent Debt is secured, the agent, trustee or other representative under the credit agreement, indenture or other agreement governing such Incremental Equivalent shall be subject to a customary intercreditor agreement reasonably acceptable to the Administrative Agent and the Borrower;
(l)    Indebtedness (including Capitalized Lease Obligations) of the Borrower or any Restricted Subsidiary financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets (whether through the direct purchase of property or any Person owning such property), and any Permitted Refinancing in respect thereof; provided that such Indebtedness (but not any Permitted Refinancing in respect thereof) is incurred concurrently with or within 270 days after the applicable acquisition, construction, repair, replacement or improvement; provided, further, that, at the time of any such incurrence of Indebtedness and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness (excluding Capitalized Lease Obligations existing on the Closing Date) that is outstanding in reliance on this clause (l) shall not exceed the greater of (x)

$~~37,500,000~~31,875,000 and (y) 30% of Consolidated EBITDA for the most recently ended Testing Period for which financial statements have been delivered or were required to be delivered;
(m)    Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs), in each case, incurred or assumed in connection with any Permitted Acquisition or similar Investments or Asset Sales not prohibited by this Agreement;
(n)    Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor in an aggregate outstanding principal amount at any time not to exceed the sum of (A) the greater of (x) $~~37,500,000~~31,875,000 and (y) 30% of Consolidated EBITDA for the most recently ended Testing Period for which financial statements have been delivered or were required to be delivered (less the aggregate amount of Permitted Ratio Debt incurred by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to Section 7.04(h)) and (B) the greater of (x) $~~18,750,000~~15,937,500 and (y) 15% of Consolidated EBITDA for the most recently ended Testing Period for which financial statements have been delivered or were required to be delivered; provided that amounts incurred under this clause (B) shall be in the form of working capital or other local lines of credit that are not secured by the Collateral and are non-recourse to the Borrower;
(o)    Permitted Unsecured Refinancing Debt and any Permitted Refinancing thereof;
(p)    Permitted First Priority Refinancing Debt and Permitted Junior Lien Refinancing Debt, and any Permitted Refinancing thereof; and
(q)    intercompany Indebtedness incurred in connection with Permitted Organizational Restructurings; provided that Indebtedness of any ~~Loan~~Credit Party to a Restricted Subsidiary that is not a ~~Loan party~~Credit Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent.
For purposes of determining compliance with this Section 7.04: (i) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (p) above, the Borrower, in its sole discretion, will classify and may reclassify (including within the definition of Incremental Amount) such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one of the above clauses; and (ii) at the time of incurrence, the Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in this Section 7.04.
Section 7.05    Investments and Guaranty Obligations. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) make any Investment or (ii) be or become obligated under any Guaranty Obligations, except:
(a)    Investments in cash and Cash Equivalents;
(b)    any endorsement of a check or other medium of payment for deposit or collection, customary trade arrangements with customers consistent with past practices, or any similar transaction in the normal course of business;
(c)    to the extent not permitted by any of the other subparts in this Section, Investments existing as of the Closing Date and described in Schedule 7.05;
(d)    any Guaranty Obligations of the Borrower or any Restricted Subsidiary in favor of the Administrative Agent, each LC Issuer, the Lenders, the Bank Product Providers and/or the Designated Hedge Creditors pursuant to the Loan Documents;
(e)    Investments in Interest Rate Protection Agreements;
(f)    Investments (i) of the Borrower or any of its Restricted Subsidiaries in any Restricted Subsidiary existing as of the Closing Date, (ii) of the Borrower in any Domestic Credit Party made after the Closing Date, (iii) of any Domestic Credit Party in any other Domestic Credit Party (other than the Borrower) made after the Closing Date, or (iv) Investments of any Foreign Subsidiary in any Restricted Subsidiary of the Borrower;

(g)    Permitted Foreign Subsidiary Investments;
(h)    intercompany loans permitted by Section 7.04(c);
(i)    the Acquisitions permitted by Section 7.02;
(j)    any Guaranty Obligation incurred by any Domestic Credit Party with respect to Indebtedness of another Domestic Credit Party which Indebtedness is permitted by Section 7.04;
(k)    any Guaranty Obligation incurred by any Foreign Subsidiary with respect to Indebtedness of another Foreign Subsidiary;
(l)    other Investments by the Borrower or any Restricted Subsidiary of the Borrower in any other Person made after the Closing Date and not permitted pursuant to the foregoing subparts, provided that the maximum cumulative amount of all such Investments that are so made pursuant to this subpart and outstanding at any time shall not exceed an aggregate of the greater of (x) $~~37,500,000~~31,875,000 and (y) 30% of Consolidated EBITDA for the most recently ended Testing Period for which financial statements have been delivered or were required to be delivered, taking into account the repayment of any loans or advances comprising such Investments;
(m)    Investments in Unrestricted Subsidiaries and Similar Businesses in an aggregate principal amount not to exceed the greater of (x) $~~37,500,000~~31,875,000 and (y) 30% of Consolidated EBITDA for the most recently ended Testing Period for which financial statements have been delivered or were required to be delivered at any time outstanding;
(n)    the Borrower may declare and pay or make additional Investments so long as, on a Pro Forma Basis after giving effect thereto, (i) no Event of Default shall have occurred or be continuing and (ii) immediately after giving effect thereto on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements were required to have been delivered pursuant to Section 6.01, the Total Net Leverage Ratio does not exceed 3.40 to 1.00;
(o)    the Borrower may declare and pay or make additional Investments in an aggregate amount not to exceed the Available Amount so long as, on a Pro Forma Basis after giving effect thereto, (i) no Event of Default shall have occurred or be continuing and (ii) immediately after giving effect thereto on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements were required to have been delivered pursuant to Section 6.01, the Total Net Leverage Ratio does not exceed 4.70 to 1.00;
(p)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and other Investments received in connection with the bankruptcy or reorganization of, or settlement, satisfaction or partial satisfaction of delinquent accounts or disputes with, customers and suppliers;
(q)    Investments in connection with any Permitted Organizational Restructuring;
(r)    to the extent constituting Investments, Capped Call Transactions, Convertible Bond Hedge Transactions and Warrant Transactions entered into in connection with Convertible Bond Indebtedness; and
(s)    additional Investments by any ~~Loan~~Credit Party in any Future Escrow Subsidiary constituting Additional Escrow Amounts with respect to such Future Escrow Subsidiary.
For purposes of determining compliance with this Section 7.05: (i) in the event that an Investment (or any portion thereof) meets the criteria of more than one of the categories of permitted Investments described in clauses (a) through (o) above, the Borrower, in its sole discretion, will classify and may reclassify such Investment (or any portion thereof) and will only be required to include the amount and type of such Investment in one of the above clauses; and (ii) at the time of the Investment, the Borrower will be entitled to divide and classify an Investment in more than one of the types of Investments described in this Section 7.05.

Section 7.06    Restricted Payments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:
(a)    the Borrower or any of its Restricted Subsidiaries may declare and pay or make Capital Distributions that are payable solely in additional shares of its common stock (or warrants, options or other rights to acquire additional shares of its common stock);
(b)    (i) any Restricted Subsidiary of the Borrower may declare and pay or make Capital Distributions to any Domestic Credit Party, (ii) any Foreign Subsidiary of the Borrower may declare and pay or make Capital Distributions to any other Foreign Subsidiary, any Special Subsidiary or any Domestic Credit Party and (iii) any Restricted Subsidiary may declare and pay or make Capital Distributions to (x) the Company and its Subsidiaries and (y) any other Person that owns an Equity Interest in such Restricted Subsidiary, in each case of clauses (x) and (y), ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made; and
(c)    the Borrower may declare and pay or make Restricted Payments in an aggregate amount not to exceed the greater of (x) $~~37,500,000~~31,875,000 and (y) 30% of Consolidated EBITDA for the most recently ended Testing Period for which financial statements have been delivered or were required to be delivered;
(d)     the Borrower may declare and pay or make additional Restricted Payments so long as, on a Pro Forma Basis after giving effect thereto, (i) no Event of Default shall have occurred or be continuing and (ii) immediately after giving effect thereto on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements were required to have been delivered pursuant to Section 6.01, the Total Net Leverage Ratio does not exceed 3.40 to 1.00;
(e)    the Borrower may declare and pay a regular dividend or distribution on the common stock or common Equity Interests of the Borrower not to exceed $0.0375 per share of common stock per fiscal quarter;
(f)    the Borrower may declare and pay or make additional Restricted Payments in an aggregate amount not to exceed the Available Amount so long as, on a Pro Forma Basis after giving effect thereto, (i) no Event of Default shall have occurred or be continuing and (ii) immediately after giving effect thereto on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements were required to have been delivered pursuant to Section 6.01, the Total Net Leverage Ratio does not exceed 4.70 to 1.00;
(g)    the Borrower may declare or pay or make Restricted Payments as part of a Permitted Organizational Restructuring;
(h)    the Company and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of its Qualified Equity Interests; and
(i) the Company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and its Subsidiaries.
    Notwithstanding the foregoing, nothing in this Section 7.06 shall restrict the (x) the refinancing or exchange of any Junior Debt for any other Junior Debt maturing no earlier, and not having a shorter Weighted Average Life to Maturity, than the Junior Debt being so refinanced or exchange, (y) the conversion of Junior Debt to common stock or preferred stock (other than Disqualified Equity Interests) of the Borrower or (z) regularly scheduled payments or repayments of interest and principal of Junior Debt at its stated maturity or any mandatory prepayments or offers to purchase thereof.
Section 7.07    Financial Covenant.
(a) With respect to the Revolving Loans only, the Borrower will not permit the Total Net Leverage Ratio as of the last day of any fiscal quarter (beginning with the end of the first fiscal quarter ending after the Closing Date) to exceed (i) 6.50:1.00 for the fiscal quarters ending December 31, 2021 and March 31, 2022, (ii) 6.00:1.00 for the

fiscal quarters ending June 30, 2022 and September 30, 2022 and (iii) 5.50:1.00 for the fiscal quarter ending December 31, 2022 and each fiscal quarter thereafter.

(b) At all times during the Restricted Period, the Borrower will not, and will not permit any of its Restricted Subsidiaries to:

(i) incur any Indebtedness pursuant to Section 2.19 in reliance on clause (a) of the definition of “Incremental Amount” in an aggregate principal amount in excess of $33,000,000;

(ii) create, incur, assume or suffer to exist any Liens pursuant to Section 7.03(f) if the aggregate outstanding amount of Indebtedness secured thereby and incurred after the Closing Date would exceed $25,000,000;

(iii) incur any Indebtedness pursuant to Section 7.04(g) if the aggregate outstanding principal amount of all such Indebtedness incurred in reliance on Section 7.04(g) would exceed $25,000,000;

(iv) incur any Indebtedness pursuant to Section 7.04(n)(A) if the aggregate outstanding principal amount of all such Indebtedness incurred in reliance on Section 7.04(n)(A) would exceed $25,000,000;

(v) incur any Indebtedness pursuant to Section 7.04(n)(B) if the aggregate outstanding principal amount of all such Indebtedness incurred in reliance on Section 7.04(n)(B) would exceed $12,500,000;

(vi) make any Investment pursuant to Section 7.05(l) if the aggregate outstanding amount of all such Investments made in reliance on Section 7.05(l) would exceed $12,500,000;

(vii) make any Investment in reliance on Section 7.05(m);

(viii) make any Restricted Payment in reliance on Section 7.06(c); or

(ix) make any Restricted Payment in reliance on Section 7.06(e).

Section 7.08    Limitation on Certain Restrictive Agreements. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist or become effective, any “negative pledge” covenant or other agreement, restriction or arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or suffer to exist any Lien upon any of its property or assets as security for the Obligations under this Agreement, or (b) the ability of any such Restricted Subsidiary to make Capital Distributions or any other interest or participation in its profits owned by the Borrower or any Restricted Subsidiary of the Borrower, or pay any Indebtedness owed to the Borrower or a Restricted Subsidiary of the Borrower, or to make loans or advances to the Borrower or any of the Borrower’s other Restricted Subsidiaries, or transfer any of its property or assets to the Borrower or any of the Borrower’s other Restricted Subsidiaries, except for such restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Loan Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (iv) customary provisions restricting assignment of any licensing agreement entered into in the ordinary course of business, (v) customary provisions restricting the transfer or further encumbering of assets subject to Liens permitted under Section 7.03(c), (vi) customary restrictions affecting only a Restricted Subsidiary of the Borrower under any agreement or instrument governing any of the Indebtedness of the Borrower or a Restricted Subsidiary permitted pursuant to Section 7.04, (vii) restrictions affecting any Foreign Subsidiary of the Borrower under any agreement or instrument governing any Indebtedness of such Foreign Subsidiary permitted pursuant to Section 7.04, and customary restrictions contained in “comfort” letters and guarantees of any such Indebtedness, (viii) any document relating to Indebtedness secured by a Lien permitted by Section 7.03, insofar as the provisions thereof limit grants of junior liens on the assets securing such Indebtedness, and (ix) any Operating Lease or Capital Lease, insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related leasehold interest to any other Person.
Section 7.09    Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any transaction or series of transactions with any Affiliate (other than, in the case of the Borrower, any Restricted Subsidiary, and in the case of a Restricted Subsidiary, the Borrower or another Restricted Subsidiary) in excess of the greater of (x) $~~7,500,000~~6,375,000 and (y) 6% of Consolidated EBITDA for the most recently ended Testing Period for which financial statements have been delivered or were required to be delivered other than in the ordinary course of business of and pursuant to the reasonable requirements of the Borrower’s or such Restricted Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Restricted Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate, except (i) sales of goods to an Affiliate for use or distribution outside the United States that in the good faith judgment of the Borrower comply with any applicable legal requirements of the Code, (ii) agreements, arrangements and transactions with and payments to current or former officers, directors, employees and shareholders that are either (A) entered into in the ordinary course of business and not otherwise prohibited by any of the provisions of this Agreement, or (B) entered into outside the ordinary course of business, approved by the directors or shareholders of the Borrower, and not otherwise prohibited by any of the provisions of this Agreement or in violation of any law, rule or regulation, (iii) transactions in connection with Permitted Organizational Restructurings and (iv) repurchases of capital stock or other equity interests of the Borrower or its Restricted Subsidiaries as permitted pursuant to Section 7.06.

Section 7.10    Plan Terminations, Minimum Funding, etc. The Borrower will not, and will not permit any Restricted Subsidiary of the Borrower or ERISA Affiliate to, (i) terminate any Title IV Plan so as to result in liability of the Borrower or any ERISA Affiliate to the PBGC in excess of, in the aggregate, the amount that is equal to 5% of the Borrower’s Consolidated Net Worth as of the date of the then most recent financial statements furnished to the Lenders pursuant to the provisions of this Agreement, (ii) cause or permit to occur an ERISA Event or Foreign Plan Event to the extent such ERISA Event or Foreign Plan Event could reasonably be expected to have a Material Adverse Effect or result in the imposition of a lien, or (iii) except as set forth on Schedule 5.14, have an obligation to contribute to, or become a contributing sponsor (as such term is defined in Section 4001 of ERISA) in, any Multiemployer Plan or Multiple Employer Plan.
Section 7.11    Sanctions and Anti-Terrorism Laws. The Borrower will not, and will not permit any Subsidiary to, request any Borrowing or Letter of Credit or use the proceeds of any Borrowing and/or Letter of Credit (a) to fund, finance or facilitate any activities of or business with any Sanctioned Person or in any Sanctioned Country (except as otherwise permitted by law), (b) that will result in a violation by any Person (including any Person participating in the transaction, whether as a Lead Arranger, the Administrative Agent, any Lender (including the Swing Line Lender) or the LC Issuer or otherwise) of Sanctions or (c) that would in any manner violate any Anti-Corruption Laws.
Section 7.12    Organizational Documents. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, consent to any modification, supplement or waiver of any of the provisions of any Organizational Document, which modification, supplement or waiver is materially adverse to the interests of any Lender, without the prior consent of the Administrative Agent (with the approval of the Required Lenders).
Section 7.13    [Reserved.]
Section 7.14    Changes in Fiscal Year or Fiscal Quarters. The Borrower will not make any change in its fiscal year or fiscal quarters; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments, amendments or other modifications to this Agreement that are necessary, in the judgment of the Administrative Agent, to reflect such change in fiscal year.
ARTICLE VIII.

EVENTS OF DEFAULT
Section 8.01    Events of Default. Any of the following specified events shall constitute an Event of Default (each an “Event of Default”):
(a)    Payments: the Borrower shall (i) default in the payment when due (whether at maturity, on a date fixed for a scheduled repayment, on a date on which a required prepayment is to be made, upon acceleration or otherwise) of any principal of the Loans or any reimbursement obligation in respect of any Unreimbursed Drawing; or (ii) default, and such default shall continue for three or more days, in the payment when due of any interest on the Loans, any Fees or any other Obligations (other than an amount related to a Bank Product Obligation); or
(b)    Representations, etc.: any representation, warranty or statement made by the Borrower or any other Credit Party herein or in any other Loan Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect (or, in any respect, if qualified by materiality) on the date as of which made or deemed made;
(c)    Certain Covenants: the Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in Sections 6.01, 6.02(b), 6.03, 6.09, 6.11(b) or Article VII; provided, that any breach of the ~~Financial Covenant~~financial covenants contained in Section 7.07 shall not, by itself, constitute an Event of Default under any Term Loans unless the Revolving Lenders have terminated the Revolving Commitments and have accelerated any Revolving Loans then outstanding as a result of such breach; or

(d)    Other Covenants: any Credit Party shall default in the due performance or observance by it of any term, covenant or agreement contained in this Agreement or any other Loan Document or related to any Bank Product Obligations (other than those referred to in Section 8.01(a) or (b) or (c) above) and such default is not remedied within 30 days after the earlier of (i) an Authorized Officer of any Credit Party obtaining knowledge of such default or (ii) the Borrower receiving written notice of such default from the Administrative Agent or the Required Lenders; or
(e)    Cross Default Under Other Agreements: the Borrower or any of its Restricted Subsidiaries shall (i) default in any payment with respect to any Material Indebtedness (other than the Obligations), and such default shall continue after the applicable grace period, if any, and the delivery of all required notices specified in the agreement or instrument relating to such Material Indebtedness, or (ii) default in the observance or performance of any agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace periods applicable to such observance, performance or condition shall have expired), or any other default shall exist, the effect of which default is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Material Indebtedness to become due prior to its stated maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including an Event of Loss) of the property or assets securing such Indebtedness so long as such asset sale or transfer is permitted hereunder; or (iii) without limitation of the foregoing clauses, default in any payment obligation under a Designated Hedge Agreement, and such default shall continue after the applicable grace period, if any, specified in such Designated Hedge Agreement or any other agreement or instrument relating thereto and the amount owed by the Borrower or such Restricted Subsidiary in connection with such Designated Hedge Agreement exceeds the aggregate principal amount of the greater of (x) $~~37,500,000~~31,875,000 and (y) 30% of Consolidated EBITDA for the most recently ended Testing Period for which financial statements have been delivered (or the Dollar Equivalent thereof); or
(f)    Invalidity of Loan Documents: any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or under such Loan Document or satisfaction in full of all the Obligations (other than contingent obligations not yet accrued and payable and obligations and liabilities under Designated Hedge Agreements, Bank Product Obligations and Letters of Credit which have been, in each case, backstopped or Cash Collateralized in an amount equal to 103% of the aggregate LC Outstandings of all Lenders), ceases to be in full force and effect; or any Credit Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Credit Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
(g)    Judgments: (i) one or more judgments, orders or decrees shall be entered against the Borrower and/or any of its Restricted Subsidiaries involving a liability (other than a liability covered by a creditworthy indemnitor or covered by insurance, as to which the carrier has adequate claims paying ability and has not denied coverage) of the greater of (x) $~~37,500,000~~31,875,000 and (y) 30% of Consolidated EBITDA for the most recently ended Testing Period for which financial statements have been delivered or were required to be delivered more in the aggregate for all such judgments, orders and decrees for the Borrower and its Restricted Subsidiaries, and any such judgments or orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof; or (ii) one or more judgments, orders or decrees shall be entered against the Borrower and/or any of its Restricted Subsidiaries involving a required divestiture of any material properties, assets or business reasonably estimated to have a fair value in excess of the greater of (x) $~~37,500,000~~31,875,000 and (y) 30% of Consolidated EBITDA for the most recently ended Testing Period for which financial statements have been delivered or were required to be delivered (excluding any divestiture required as a matter of law in connection with a Permitted Acquisition), and any such judgments, orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or
(h)    Insolvency Event: any Insolvency Event shall occur with respect to the Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary); or
(i)    ERISA: an ERISA Event or Foreign Plan Event shall occur that, in the reasonable determination of the Required Lenders, when taken together with all other such ERISA Events or Foreign Plan Events, would reasonably be expected to (either individually or in the aggregate) have a Material Adverse Effect; or
(j)    [Reserved];
(k)    Change of Control: if there occurs a Change of Control;
(l)    Collateral Documents: any material provision of the Security Agreement or any other Collateral Document shall for any reason cease to be valid and binding on, or enforceable against, any Credit Party, or any Credit Party shall so state in writing, or any Credit Party shall seek to terminate its obligation under the Security Agreement or any other Collateral Document; or
(m)    Liens: any Lien purported to be created under any Collateral Document shall fail or cease to be, or shall be asserted by any Credit Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Collateral Documents except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to (i) maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or (ii) a Uniform Commercial Code filing (or similar statements or filings in other jurisdictions) having lapsed because a Uniform Commercial Code continuation statement (or similar statements or filings in other jurisdictions) was not filed in a timely manner.
Section 8.02    Remedies. Upon the occurrence of any Event of Default, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent or the Collateral Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, the Collateral Agent or any Lender to enforce its claims against the Borrower or any other Credit Party in any manner permitted under applicable law:
(a)    declare the Commitments terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately without any other notice of any kind;
(b)    declare the principal of and any accrued interest in respect of all Loans, all Unreimbursed Drawings and all other Obligations owing hereunder and/or under any other Loan Document to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;
(c)    terminate any Letter of Credit that may be terminated in accordance with its terms;
(d)    direct the Borrower to pay to the Administrative Agent cash collateral as security for LC Outstandings for subsequent drawings under then outstanding Letters of Credit in an amount equal to the maximum amount of which may be drawn under such Letters of Credit, whereupon the same shall immediately become due and payable; or
(e)    exercise any other right or remedy available under any of the Loan Documents or applicable law;
provided that, if an Event of Default specified in Section 8.01(h) shall occur, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a), (b) and (d) above shall occur automatically without the giving of any such notice.
Section 8.03    Application of Certain Payments and Proceeds. All payments and other amounts received by the Administrative Agent or any Lender through the exercise of remedies hereunder or under the other Loan Documents, including all proceeds from each sale of, or other realization upon, all or any part of the Collateral by any Creditor after an Event of Default, shall, unless otherwise required by the terms of the other Loan Documents or by applicable law, be applied as follows:
(i)first, to the payment of that portion of the Obligations constituting fees, indemnities and expenses and other amounts (including attorneys’ fees and amounts due under Article III) payable to the Administrative Agent and the Collateral Agent in their respective capacities as such;
(ii)second, to the payment of that portion of the Obligations constituting fees, indemnities and expenses (including attorneys’ fees and amounts due under Article III) payable to each Lender or each LC Issuer, ratably among them in proportion to the aggregate of all such amounts;
(iii)third, pro rata to the payment of (A) that portion of the Obligations constituting accrued and unpaid interest on the Loans and Unreimbursed Drawings with respect to Letters of Credit, ratably among the Lenders in proportion to the aggregate of all such amounts and (B) accrued and unpaid interest in respect of Bank Product Obligations and Designated Hedge Agreements;
(iv)fourth, pro rata to the payment of (A) that portion of the Obligations constituting unpaid principal of the Loans and Unreimbursed Drawings, ratably among the Lenders and each LC Issuer in proportion to the aggregate of all such amounts, and (B) the amounts due to Bank Product Providers in respect of Bank Product Obligations and Designated Hedge Creditors under Designated Hedge Agreements;
(v)fifth, to the Administrative Agent for the benefit of each LC Issuer to cash collateralize the Stated Amount of outstanding Letters of Credit;
(vi)sixth, to the payment of all other Obligations of the Credit Parties owing under or in respect of the Loan Documents that are then due and payable to the Administrative Agent, each LC Issuer, the Swing Line Lender, and the Lenders, ratably based upon the respective aggregate amounts of all such Obligations owing to them on such date; and
(vii)finally, any remaining surplus after all of the Obligations (other than contingent obligations not yet accrued and payable and obligations and liabilities under Designated Hedge Agreements, Bank Product Obligations and Letters of Credit which have been, in each case, backstopped or Cash Collateralized in an amount equal to 103% of the aggregate LC Outstandings of all Lenders) have been paid in full, to the Borrower or to whomsoever shall be lawfully entitled thereto.
Notwithstanding the foregoing, (a) no amount received from any Guarantor (including any proceeds of any sale of, or other realization upon, all or any part of the Collateral owned by such Guarantor) shall be applied to any Excluded Swap Obligation of such Guarantor and (b) Bank Product Obligations and amounts due to Designated Hedge Creditors under Designated Hedge Agreements shall be excluded from the application described above if the Administrative Agent have not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the Bank Product Provider or the Designated Hedge Creditor, as the case may be. Each Bank Product Provider or Designated Hedge Provider that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto
ARTICLE IX.

THE ADMINISTRATIVE AGENT
Section 9.01    Appointment. Each Lender hereby irrevocably designates and appoints Truist Bank as Administrative Agent and Collateral Agent and to act as specified herein and in the other Loan Documents, and each such Lender hereby irrevocably authorizes Truist Bank as the Administrative Agent and Collateral Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent agrees to act as such upon the express conditions contained in this Article. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor any fiduciary relationship with any Lender or LC Issuer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Credit Party shall have any rights as a third-party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.
Section 9.02    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, sub-agents or attorneys-in-fact, and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 9.03.
Section 9.03    Exculpatory Provisions. Neither the Administrative Agent nor any of its Related Parties shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Related Parties’ own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any of its Subsidiaries or any of their respective officers contained in this Agreement, any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for any failure of the Borrower or any Subsidiary of the Borrower or any of their respective officers to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document (other than confirming delivery of items expressly required to be delivered to the Administrative Agent by the terms of the Loan Documents), or to inspect the properties, books or records of the Borrower or any Subsidiary of the Borrower. The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default. Neither the Collateral Agent nor the Administrative Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent or the Administrative Agent be responsible or liable to the Creditors for any failure to monitor or maintain any portion of the Collateral.
Section 9.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, e-mail or other electronic transmission, facsimile transmission, telex or teletype message, statement, order or other document or conversation believed by it, in good faith, to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower or any of its Subsidiaries), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or Required Revolving Lenders, as applicable, as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, Required Revolving Lenders or all of the Lenders, as applicable, as to any matter that, pursuant to Section 11.12, can only be effectuated with the consent of all Required Lenders, Required Revolving Lenders or all applicable Lenders, as the case may be), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

Section 9.05    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” If the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the

Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
Section 9.06    Non-Reliance. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including, without limitation, any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and its Subsidiaries. The Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of the Borrower or any of its Subsidiaries that may come into the possession of the Administrative Agent or any of its Related Parties.
Section 9.07    No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrower or any of its Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.
Section 9.08    Collateral and Guaranty Matters. The Lenders irrevocably authorize the Collateral Agent, at its option and in its discretion, and the Collateral Agent agrees with the Borrower that the Collateral Agent shall:
(a)    release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon the termination of all Commitments, the Cash Collateralization of all reimbursement obligations with respect to Letters of Credit in an amount equal to 103% of the aggregate LC Outstandings of all Lenders, and the payment in full of all Obligations (other than contingent obligations not yet accrued and payable, obligations and liabilities under Designated Hedge Agreements, Bank Product Obligations and such Cash Collateralized reimbursement obligations), (ii) that is sold, transferred or otherwise disposed or to be sold, transferred or otherwise disposed to any Person that is not a Credit Party as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 11.12; and
(b)    release any Credit Party from its obligations under the applicable Collateral Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
Notwithstanding anything herein to the contrary, the Liens and Guaranty of a Guarantor shall not be released due to a Subsidiary ceasing to be a wholly-owned Subsidiary of the Borrower as a result of (A) a transfer of its equity interests to any Affiliate of the Borrower for a non-bona fide business purpose for less than fair market value or (B) a non-bona fide transaction the primary purpose of which was to cause such entity to become a non-wholly-owned Subsidiary of the Borrower.
Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any Credit Party from its obligations under the applicable Collateral Documents pursuant to this Section. In each case as specified in this Section, the Collateral Agent is authorized, at the Borrower’s expense, to execute and deliver, without recourse or warranty, to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Collateral Documents, or to release such Credit Party from its obligations under the applicable Collateral Documents, in each case in accordance with the terms of the Loan Documents and this Section.

Section 9.09    Indemnification. The Lenders agree to indemnify the Administrative Agent and its Related Parties, ratably according to their pro rata share of the Aggregate Credit Facility Exposure (excluding Swing Loans), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent or such Related Parties in any way relating to or arising out of this Agreement or any other Loan Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Administrative Agent or such Related Parties under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Borrower; provided, however, that no Lender shall be liable to the Administrative Agent or any of its Related Parties for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the Administrative Agent’s or such Related Parties’ gross negligence or willful misconduct. If any indemnity furnished to the Administrative Agent or any such Related Parties for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section shall survive the payment of all Obligations.
Section 9.10    The Administrative Agent in Individual Capacities. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, its Subsidiaries and their Affiliates as though not acting as the Administrative Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.
Section 9.11    Successor Administrative Agents. The Administrative Agent may resign at any time upon not less than 30 days’ notice to the Lenders, each LC Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the approval of the Borrower (unless an Event of Default under clause (a) or (h) of Section 8.01 has occurred and is continuing), to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and each LC Issuer, appoint a successor Administrative Agent; provided, however, that if the Administrative Agent shall notify the Borrower and the Lenders that no such successor is willing to accept such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent as Collateral Agent on behalf of the Lenders or any LC Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and LC Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.02 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as an Administrative Agent.
Section 9.12    Other Agents. Any Lender identified herein as a Co-Agent, Syndication Agent, Documentation Agent, Lead Arranger, Arranger, Joint-Bookrunner or any other corresponding title, other than “Collateral Agent” or “Administrative Agent,” shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document except those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.
Section 9.13    Defaulting Agents. At any time any Lender serving as the Administrative Agent or an LC Issuer becomes a Defaulting Lender (each, a “Defaulting Agent”), then the Borrower (so long as no Default or Event of Default has occurred and is continuing) or the Required Lenders may, but shall not be required to, direct such Defaulting Agent to resign, and upon the direction of the Borrower (so long as no Default or Event of Default has occurred and is continuing) or the Required Lenders, as the case may be, such Defaulting Agent shall be required to so resign and upon such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. Such resigning Defaulting Agent shall cooperate reasonably and in good faith to effectuate the transfer of the agency to the successor agent, including the execution and delivery of such assignments, modifications, documents, certificates and further assurances as such successor agent may reasonably request.
Section 9.14    Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Collateral Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Collateral Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.
Section 9.15    Collateral Agent. It is understood and agreed that Truist Bank in its capacity as Collateral Agent shall have the same rights, protections, privileges, indemnities and immunities pursuant to this Article IX as Truist Bank in its capacity as Administrative Agent.
Section 9.16    Erroneous Payment.
(a)If the Administrative Agent (x) notifies a Lender or Creditor, or any Person who has received funds on behalf of a Lender or Creditor (any such Lender, Creditor or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Creditor or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.16 and held in trust for the benefit of the Administrative Agent, and such Lender or Creditor shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Lender, Creditor or any Person who has received funds on behalf of a Lender or Creditor (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Creditor, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender or Creditor shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.16(b).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.16(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.16(a) or on whether or not an Erroneous Payment has been made.
(c)Each Lender or Creditor hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Creditor under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Creditor under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).
(d)(i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Term Loans with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Term Loans of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Term Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment.
(ii) Subject to Section 11.06, the Administrative Agent may, in its discretion, sell any Term Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Term Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Term Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e)The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment

Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Creditor, to the rights and interests of such Lender or Creditor, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the ~~Loan~~Credit Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Term Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other ~~Loan~~Credit Party; provided that this Section 9.16 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.
(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(g)Each party’s obligations, agreements and waivers under this Section 9.16 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document.
Section 9.17    Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, (I) unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (II) if such sub-clause (i) is not true with respect to a Lender and such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such

Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that:
(i)none of the Administrative Agent or the Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto),
(ii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, a registered investment adviser, a registered broker-dealer or other person that has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),
(iii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies,
(iv)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and
(v)no fee or other compensation is being paid directly to the Administrative Agent or the Lead Arrangers or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.
(c)Each of the Administrative Agent and the Lead Arrangers hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
For purposes of this Section 9.17, the following definitions apply to each of the capitalized terms below:
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
Section 9.18    Tax Matters. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses, whether or not such Tax is correctly or legally imposed or asserted. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement, any other Loan Document or otherwise against any amount due to the Administrative Agent under this Section 9.18. For purposes of this Section 9.18, the term “Lender” includes any LC Issuer and any Swing Line Lender. Each party’s rights and obligations under this Section 9.18 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement.
ARTICLE X.

GUARANTY
Section 10.01    Guaranty by the Subsidiary Guarantors, etc. Each Subsidiary Guarantor, jointly and severally, irrevocably and unconditionally guarantees to the Administrative Agent, each LC Issuer, the Lenders, each Bank Product Provider and each Designated Hedge Creditor, as applicable, the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all of the Obligations. Such guaranty is an absolute, unconditional, present and continuing guaranty of payment and not of collectibility and is in no way conditioned or contingent upon any attempt to collect from the Borrower or any other Subsidiary or Affiliate of the Borrower, or any other action, occurrence or circumstance whatsoever. If an Event of Default shall occur and be continuing hereunder or any payment default shall occur and be outstanding under any Designated Hedge Agreement or in respect of any Bank Product Obligations, each Subsidiary Guarantor will, immediately upon (and in any event no later than one Business Day following) its receipt of written notice from the Administrative Agent demanding payment hereunder, pay to the Administrative Agent, for the benefit of the Creditors, in immediately available funds, at the applicable Payment Office, such amount of the Obligations as the Administrative Agent shall specify in such notice.
(a)In addition to the foregoing, each Subsidiary Guarantor, jointly and severally, unconditionally and irrevocably, guarantees to the Creditors the payment of any and all Obligations, whether or not due or payable by the obligor thereon, upon the occurrence of an Insolvency Event in respect of the Borrower or such other Credit Party, and unconditionally and irrevocably, jointly and severally, promises to pay the Obligations to the Administrative Agent, for the benefit of the Creditors, on demand, in such currency and otherwise in such manner as is provided in the Loan Documents governing the Obligations.
(b)As a separate, additional and continuing obligation, each Subsidiary Guarantor unconditionally and irrevocably undertakes and agrees, for the benefit of the Creditors, that, should any amounts constituting Obligations not be recoverable from the Borrower or any other Credit Party for any reason whatsoever (including, without limitation, by reason of any provision of any Loan Document or any other agreement or instrument executed in connection therewith being or becoming, at any time, voidable, void, unenforceable, or otherwise invalid under any applicable law), then notwithstanding any notice or knowledge thereof by the Administrative Agent, any other Creditor, any of their respective Affiliates, or any other Person, each Subsidiary Guarantor, jointly and severally, as sole, original and independent obligor, upon demand by the Administrative Agent, will make payment to the Administrative Agent, for the account of the Creditors, of all such obligations not so recoverable by way of full indemnity.

(c)All payments by each Subsidiary Guarantor under this Article X shall be made to the Administrative Agent, for the benefit of the Creditors, in such currency and otherwise in such manner as is provided in the Loan Documents to which such payments relate.
Section 10.02    Subordination.
(a)Any Indebtedness or other obligations or liabilities of the Borrower now or hereafter held by any Subsidiary Guarantor (collectively, “Subordinated Obligations”) are hereby subordinated to the Indebtedness of the Borrower to any Creditor; and such Subordinated Obligations of the Borrower to any Subsidiary Guarantor, if the Administrative Agent, after an Event of Default has occurred, so requests, shall be collected, enforced and received by such Subsidiary Guarantor as trustee for the Administrative Agent and the other Creditors and be paid over to the Administrative Agent, for the benefit of the Creditors, on account of the Indebtedness of the Borrower owing under the Loan Documents to the Administrative Agent and to the other Creditors, but without affecting or impairing in any manner the liability of such Subsidiary Guarantor under the other provisions of this Article X. Prior to the transfer by any Subsidiary Guarantor of any note or negotiable instrument evidencing any Subordinated Obligation of the Borrower to such Subsidiary Guarantor, such Subsidiary Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.
(b)If and to the extent that any Subsidiary Guarantor makes any payment to the Administrative Agent or any other Creditor or to any other Person pursuant to or in respect of this Article X, any reimbursement or similar claim that such Subsidiary Guarantor may have against the Borrower by reason thereof shall be subject and subordinate to the prior termination of all of the Commitments and indefeasible payment in full of all Obligations (other than contingent obligations not yet accrued and payable and obligations and liabilities under Designated Hedge Agreements, Bank Product Obligations and Letters of Credit which have been, in each case, backstopped or Cash Collateralized in an amount equal to 103% of the aggregate LC Outstandings of all Lenders).
Section 10.03    Subsidiary Guarantors’ Obligations Absolute. The obligations of each Subsidiary Guarantor under this Article X shall be absolute and unconditional, shall not be subject to any counterclaim, setoff, deduction or defense based on any claim such Subsidiary Guarantor may have against the Borrower or any other Person, including, without limitation, the Administrative Agent, any other Creditor, any of their respective Affiliates, or any other Guarantor, and shall remain in full force and effect without regard to, and shall not be released, suspended, abated, deferred, reduced, limited, discharged, terminated or otherwise impaired or adversely affected by any circumstance or occurrence whatsoever, other than indefeasible payment in full of, and complete performance of, all of the Obligations (other than contingent obligations not yet accrued and payable and obligations and liabilities under Designated Hedge Agreements, Bank Product Obligations and Letters of Credit which have been, in each case, backstopped or Cash Collateralized in an amount equal to 103% of the aggregate LC Outstandings of all Lenders), including, without limitation:
(a)    any increase in the amount of the Obligations outstanding from time to time, including, without limitation, any increase in the aggregate outstanding amount of the Loans and Letters of Credit above any specific maximum amount referred to in this Agreement as in effect on the date hereof, and any increase in any interest rate, Fee or other amount applicable to any portion of the Obligations or otherwise payable under any Loan Document;
(b)    any direction as to the application of any payment by the Borrower or by any other Person;
(c)    any incurrence of additional Obligations at any time or under any circumstances, including, without limitation, (i) during the continuance of a Default or Event of Default, (ii) at any time when all conditions to such incurrence have not been satisfied, or (iii) in excess of any borrowing base, sublimit or other limitations contained in this Agreement or any of the other Loan Documents;

(d)    any renewal or extension of the time for payment or maturity of any of the Obligations, or any amendment or modification of, or addition or supplement to, or deletion from, this Agreement, any other Loan Document, or any other instrument or agreement applicable to the Borrower or any other Person, or any part thereof, or any assignment, transfer or other disposition of any thereof;
(e)    any failure of this Agreement, any other Loan Document, or any other instrument or agreement applicable to the Borrower or any other Person, to constitute the legal, valid and binding agreement or obligation of any party thereto, enforceable in accordance with its terms, or any irregularity in the form of any Loan Document;
(f)    any waiver, consent, extension, indulgence or other action or inaction (including, without limitation, any lack of diligence, any failure to mitigate damages or marshal assets, or any election of remedies) under or in respect of (i) this Agreement, any other Loan Document, or any such other instrument or agreement, or (ii) any obligation or liability of the Borrower or any other Person;
(g)    any payment made to the Administrative Agent or any other Creditor on the Obligations that the Administrative Agent or any other Creditor repays, returns or otherwise restores to the Borrower or any other applicable obligor pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding;
(h)    any sale, exchange, release, surrender or foreclosure of, or any realization upon, or other dealing with, in any manner and in any order, any property, rights or interests by whomsoever at any time granted, assigned, pledged or mortgaged to secure, or howsoever securing, the Obligations, or any other liabilities or obligations (including any of those hereunder), or any portion of any thereof;
(i)    any release of any security or any guaranty by or at the direction of the Administrative Agent, Collateral Agent or any other Creditor, or any release or discharge of, or limitation of recourse against, any Person furnishing any security or guaranty, including, without limitation, any release or discharge of any Guarantor from this Article X;
(j)    any Insolvency Event relating to the Borrower or to any of its properties or assets;
(k)    any assignment, transfer or other disposition, in whole or in part, by the Borrower or any other Person of its interest in any of the property, rights or interests constituting security for all or any portion of the Obligations or any other Indebtedness, liabilities or obligations;
(l)    any lack of notice to, or knowledge by, any Subsidiary Guarantor of any of the matters referred to above; or
(m)    to the fullest extent permitted under applicable law now or hereafter in effect, any other circumstance or occurrence, whether similar or dissimilar to any of the foregoing, that could or might constitute a defense available to, or a discharge of the obligations of, a guarantor or other surety, other than payment and performance.
Section 10.04    Waivers. Each Subsidiary Guarantor unconditionally waives, to the maximum extent permitted under any applicable law now or hereafter in effect, insofar as its obligations under this Article X are concerned, (a) notice of any of the matters referred to in Section 10.03, (b) all notices required by statute, rule of law or otherwise to preserve any rights against such Subsidiary Guarantor hereunder, including, without limitation, any demand, presentment, proof or notice of dishonor or non-payment of any Obligation, notice of acceptance of the Guaranty provided under this Article X, notice of the incurrence of any Obligation, notice of any failure on the part of the Borrower, any of its Subsidiaries or Affiliates, or any other Person, to perform or comply with any term or provision of this Agreement, any other Loan Document or any other agreement or instrument to which the Borrower or any other Person is a party, or notice of the commencement of any proceeding against any other Person or its any of its property or assets, (c) any right to the enforcement, assertion or exercise against the Borrower or against any other Person or any collateral of any right, power or remedy under or in respect of this Agreement, the other Loan Documents or any other agreement or instrument, and (d) any requirement that such Guarantor be joined as a party to any proceedings against the Borrower or any other Person for the enforcement of any term or provision of this Agreement, the other Loan Documents, or any other agreement or instrument.

Section 10.05    Subrogation Rights. Until such time as the Obligations (other than contingent obligations not yet accrued and payable and obligations and liabilities under Designated Hedge Agreements, Bank Product Obligations and Letters of Credit which have been, in each case, backstopped or Cash Collateralized in an amount equal to 103% of the aggregate LC Outstandings of all Lenders) have been paid in full in cash and otherwise fully performed and all of the Commitments under this Agreement have been terminated, each Subsidiary Guarantor hereby irrevocably waives all rights of subrogation that it may at any time otherwise have as a result of this Article X (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Administrative Agent and/or the other Creditors against the Borrower, any other Guarantor or any other guarantor of or surety for the Obligations and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from the Borrower or any other Guarantor that it may at any time otherwise have as a result of this Article X.
Section 10.06    Separate Actions. A separate action or actions may be brought and prosecuted against any Guarantor whether or not action is brought against any other Guarantor, any other guarantor or the Borrower, and whether or not any other Guarantor, any other guarantor of the Borrower or the Borrower be joined in any such action or actions.
Section 10.07    Subsidiary Guarantors Familiar with Borrower’s Affairs. Each Guarantor confirms that it has made its own independent investigation with respect to the creditworthiness of the Borrower and its other Subsidiaries and Affiliates and is not executing this Agreement in reliance on any representation or warranty by the Administrative Agent or any other Creditor or any other Person acting on behalf of the Administrative Agent or any other Creditor as to such creditworthiness. Each Guarantor expressly assumes all responsibilities to remain informed of the financial condition of the Borrower and its other Subsidiaries and Affiliates and any circumstances affecting (a) the Borrower’s or any other Subsidiary’s Affiliate’s ability to perform its obligations under this

Agreement and the other Loan Documents to which it is a party, or (b) any collateral securing, or any other guaranty for, all or any part of the Borrower’s or such other Subsidiary’s or Affiliate’s payment and performance obligations thereunder; and each Subsidiary Guarantor further agrees that the Administrative Agent and the other Creditors shall have no duty to advise any Subsidiary Guarantor of information known to them regarding such circumstances or the risks such Subsidiary Guarantor undertakes in this Article X.
Section 10.08    Solvency. Each Subsidiary Guarantor represents and warrants to the Administrative Agent and each of the other Creditors that as of the date such Guarantor has become a party to this Agreement, (i) such Subsidiary Guarantor has received consideration that is the reasonable equivalent value of the obligations and liabilities that such Subsidiary Guarantor has incurred to the Administrative Agent and the other Creditors under this Article X and the other Loan Documents to which such Subsidiary Guarantor is a party; (ii) such Subsidiary Guarantor has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is solvent and able to pay its debts as they mature; (iii) such Subsidiary Guarantor owns property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay its debts; and (iv) such Subsidiary Guarantor is not entering into the Loan Documents to which it is a party with the intent to hinder, delay or defraud its creditors.
Section 10.09    Continuing Guaranty; Remedies Cumulative, etc. The guaranty provided under this Article X is a continuing guaranty, all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon, and this Article X shall remain in full force and effect until terminated as provided in Section 10.18. No failure or delay on the part of the Administrative Agent or any other Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies that the Administrative Agent or any other Creditor would otherwise have. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any other Creditor to any other or further action in any circumstances without notice or demand. It is not necessary for, and neither the Administrative Agent nor any other Creditor, undertakes any obligation or duty to, inquire into the capacity or powers of the Borrower or any of its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
Section 10.10    Application of Payments and Recoveries. All amounts received by the Administrative Agent pursuant to, or in connection with the enforcement of, this Article X, together with all amounts and other rights and benefits realized by any Creditor (or to which any Creditor may be entitled) by virtue of this Article X, shall be applied as provided in Section 8.03.

Section 10.11    Enforcement Expenses. The Guarantors hereby jointly and severally agree to pay, to the extent not paid pursuant to Section 11.01, all out-of-pocket costs and expenses of the Administrative Agent and each other Creditor in connection with the enforcement of this Article X and any amendment, waiver or consent relating hereto (including, without limitation, the fees and disbursements of a single counsel employed by the Administrative Agent and the other Creditors for each applicable jurisdiction, unless such counsel has a conflict of interest prohibiting it from representing one or more of the Creditors, in which case the fees and disbursements of separate counsel for such Creditors shall also be paid by the Guarantors as aforesaid).

Section 10.12    Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default after any applicable notice and grace period, each Creditor is hereby authorized at any time or from time to time, without notice to any Subsidiary Guarantor or to any other Person, any such notice being expressly waived, to the fullest extent permitted under applicable law now or hereafter in effect, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Creditor to or for the credit or the account of such Subsidiary Guarantor, against and on account of the obligations and liabilities of such Subsidiary Guarantor to such Creditor under this Article X, irrespective of whether or not the Administrative Agent or such Creditor shall have made any demand hereunder and although said obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured. Each Creditor agrees to promptly notify the relevant

Subsidiary Guarantor after any such set off and application, provided, however, that the failure to give such notice shall not affect the validity of such set off and application.

Section 10.13    Reinstatement. If a claim is ever made upon the Administrative Agent or any other Creditor for recession, repayment, recovery or restoration of any amount or amounts received by the Administrative Agent or any other Creditor in payment or on account of any of the Obligations and any of the aforesaid payees repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property, or (b) any settlement or compromise of any such claim effected by such payee with any such claimant, then and in such event (i) any such judgment, decree, order, settlement or compromise shall be binding upon each Subsidiary Guarantor, notwithstanding any revocation hereof or other instrument evidencing any liability of the Borrower, (ii) each Subsidiary Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or otherwise recovered or restored to the same extent as if such amount had never originally been received by any such payee, and (iii) this Article X shall continue to be effective or be reinstated, as the case may be, all as if such repayment or other recovery had not occurred.
Section 10.14    Sale of Equity Interests of a Guarantor. If all of the capital stock of one or more Subsidiary Guarantors is sold or otherwise disposed of or liquidated in compliance with the requirements of Section 7.02 (or such sale or other disposition has been approved in writing by the Required Lenders (or all Lenders, as applicable, if required by Section 11.12)) and the proceeds of such sale, disposition or liquidation are applied, to the extent applicable, in accordance with the provisions of this Agreement, such Subsidiary Guarantor shall, in accordance with Section 11.12, be released from this Article X and this Article X shall, as to each such Subsidiary Guarantor or Subsidiary Guarantors, terminate, and have no further force or effect.
Section 10.15    Contribution Among Guarantors. Each Subsidiary Guarantor, in addition to the subrogation rights it shall have against the Borrower under applicable law as a result of any payment it makes hereunder, shall also have a right of contribution against all other Subsidiary Guarantors in respect of any such payment pro rata among the same based on their respective net fair value as enterprises, provided any such right of contribution shall be subject and subordinate to the prior payment in full of the Obligations (and such Subsidiary Guarantor’s obligations in respect thereof) (other than contingent obligations not yet accrued and payable and obligations and liabilities under Designated Hedge Agreements, Bank Product Obligations and Letters of Credit which have been, in each case, backstopped or Cash Collateralized in an amount equal to 103% of the aggregate LC Outstandings of all Lenders).
Section 10.16    Full Recourse Obligations; Effect of Fraudulent Transfer Laws, etc. It is the desire and intent of each Subsidiary Guarantor, the Administrative Agent and the other Creditors that this Article X shall be enforced as a full recourse obligation of each Subsidiary Guarantor to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If and to the extent that the obligations of any Subsidiary Guarantor under this Article X would, in the absence of this sentence, be adjudicated to be invalid or unenforceable because of any applicable state or federal law relating to fraudulent conveyances or transfers, then the amount of such Subsidiary Guarantor’s liability hereunder in respect of the Obligations shall be deemed to be reduced ab initio to that maximum amount that would be permitted without causing such Subsidiary Guarantor’s obligations hereunder to be so invalidated.
Section 10.17    [Intentionally Omitted].
Section 10.18    Termination. After the termination of all of the Commitments and when all Loans and other Obligations (other than contingent obligations not yet accrued and payable and obligations and liabilities under Designated Hedge Agreements, Bank Product Obligations and Letters of Credit which have been, in each case, backstopped or Cash Collateralized in an amount equal to 103% of the aggregate LC Outstandings of all Lenders) have been paid in full, this guaranty provided under this Article X will terminate and the Administrative Agent, at the request and expense of the Borrower and/or any of the Subsidiary Guarantors, will execute and deliver to the Subsidiary Guarantors an instrument or instruments acknowledging such termination.
Section 10.19    Enforcement Only by Administrative Agent. The Creditors agree that the guaranty provided under this Article X may be enforced only by the action of the Administrative Agent, acting upon the instructions of the Required Lenders, and that no Creditor shall have any right individually to seek to enforce or to enforce the guaranty provided under this Article X, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent, for the benefit of the Creditors, upon the terms of this Article X.
Section 10.20    Effect of Stay. If acceleration of the time for payment of any amount payable by any Subsidiary Guarantor under any of the Obligations is stayed upon insolvency, bankruptcy or reorganization of such Subsidiary Guarantor, all such amounts otherwise subject to acceleration under the terms of any applicable agreement or instrument evidencing or relating to any of the Obligations shall nonetheless be payable by such Subsidiary Guarantor under this Article forthwith on demand by the Administrative Agent.
ARTICLE XI.

MISCELLANEOUS
Section 11.01    Payment of Expenses etc. The Borrower agrees to pay (or reimburse the Administrative Agent, the Lenders or their Affiliates, as the case may be, for) all of the following: (i) whether or not the transactions contemplated hereby are consummated, for all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with the negotiation, preparation, syndication, administration and execution and delivery of the Loan Documents and the documents and instruments referred to therein and the syndication of the Commitments, including, without limitation, the reasonable and documented fees and disbursements of one outside counsel to the Administrative Agent and one counsel in each relevant jurisdiction; (ii) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Lenders in connection with any amendment, waiver or consent relating to any of the Loan Documents that are requested by any Credit Party, including, without limitation, the reasonable and documented fees and disbursements of one outside counsel to the Administrative Agent and one counsel in each relevant jurisdiction; (iii) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Lenders and their Affiliates in connection with the enforcement of any of the Loan Documents or the other documents and instruments referred to therein, including, without limitation, the reasonable and documented fees and disbursements of one outside counsel to the Administrative Agent and the Lenders, one counsel in each relevant jurisdiction and, if reasonably necessary or advisable in the judgment of the affected person in the case of an actual or perceived conflict of interest, an additional counsel in each such applicable jurisdiction; and (iv) subject to Section 3.03, any and all present and future stamp and other similar taxes with respect to the foregoing matters and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to any such indemnified Person) to pay such taxes.
Section 11.02    Indemnification. The Borrower agrees to indemnify the Administrative Agent, each Lender, and their respective Related Parties (collectively, the “Indemnitees”) from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses reasonably incurred by any of them, or asserted against any of them by any Person (including without limitation the Borrower or any Subsidiary) as a result of, or arising out of, or in any way related to, or by reason of (i) any investigation, litigation or other proceeding related to the entering into and/or performance of any Loan Document or the use of the proceeds of any Loans hereunder or the consummation of any transactions contemplated in any Loan Document, other than any such investigation, litigation or proceeding arising out of transactions solely between any of the Lenders or the Administrative Agent, transactions solely involving the assignment by a Lender of all or a portion of its Loans and Commitments, or the granting of participations therein, as provided in this Agreement, or arising solely out of any examination of a Lender by any regulatory or other Governmental Authority having jurisdiction over it, or (ii) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries, the Release, generation, storage, transportation or handling of Hazardous Materials at any location, whether or not owned or operated by the Borrower or any of its Subsidiaries, if the Borrower or any such Subsidiary could have or is alleged to have any responsibility in respect thereof, any Environmental Claim asserted against the Borrower or any of its Subsidiaries or any liability of the Borrower or any of its Subsidiaries arising under or pursuant to any Environmental Law, including, in the case of each of (i) and (ii) above, without limitation, the reasonable documented fees and disbursements of counsel (such costs of counsel to be limited to one counsel to the Administrative Agent for each applicable jurisdiction and one single counsel for all other Indemnitees for each applicable jurisdiction unless such counsel has an actual or perceived conflict of interest prohibiting it from representing one or more of such Indemnitees, in which case the fees and disbursements of separate counsel for such Indemnitees shall also be paid by the Borrower as aforesaid) incurred in connection with any such investigation, litigation or other proceeding; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, liabilities, claims, damages or expenses (x) are determined by a court of competent jurisdiction in a final and non-appealable decision to have resulted from (1) the gross negligence, willful misconduct or bad faith of the Person to be indemnified or of any other Indemnitee who is such Person or a Related Party of such Person or (2) a material breach of the Loan Documents by such the Person to be indemnified or of any other Indemnitee who is such Person or a Related Party of such Person, (y) arise out of disputes solely among Indemnitees not involving any act or omission of any Credit Party or any of their respective Related Parties (other than a dispute against the Administrative Agent, Collateral Agent or any Arranger in their capacities as such) or (z) any settlement entered into by such Indemnitees without the prior written consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned), but if settled with the Borrower’s written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such investigation, litigation or other proceeding, each Credit Party agrees to indemnify and hold harmless each Indemnified Party from and against any and all losses, liabilities, claims, damages or expenses (including reasonable and documented or invoiced legal or other out-of-pocket expenses) reasonably incurred by any Indemnified Party by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 11.02. To the extent that the undertaking to indemnify, pay or hold harmless any Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities that is permissible under applicable law. This Section 11.02 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, or liabilities arising from any non-Tax claim.
Section 11.03    Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender and each LC Issuer is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender or such LC Issuer (including, without limitation, by branches, agencies and Affiliates of such Lender or LC Issuer wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations and liabilities of the Borrower to such Lender or LC Issuer under this Agreement or under any of the other Loan Documents, including, without limitation, all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not such Lender or LC Issuer shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender and LC Issuer agrees to promptly notify the Borrower after any such set off and application, provided, however, that the failure to give such notice shall not affect the validity of such set off and application.
Section 11.04    Equalization.
(a)Equalization. If at any time any Lender receives any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise) that is applicable to the payment of the principal of, or interest on, the Loans (other than Swing Loans), LC Participations, Swing Loan Participations or Fees (other than Fees that are intended to be paid solely to the Administrative Agent or an LC Issuer and amounts payable to a Lender under Article III), of a sum that with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount.
(b)Recovery of Amounts. If any amount paid to any Lender pursuant to subparts (i) or (ii) above is recovered in whole or in part from such Lender, such original purchase shall be rescinded, and the purchase price restored ratably to the extent of the recovery.
(c)Consent of Borrower. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
The provisions of this Section 11.04 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement where such terms expressly provide for or contemplate non-ratable payments to a Lender or (ii) any payment obtained by a Lender pursuant to Section 2.18 or as consideration for any assignment or participation pursuant to Section 11.06. For purposes of clause (b) of the definition of Excluded Taxes, a Lender that acquires a participation pursuant to this Section 11.04 shall be treated as having acquired an interest in such participation on the earlier date on which it acquired the applicable interest(s) in the Commitment(s) or Loan(s) to which such participation relates.

Section 11.05    Notices.
(a)Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subpart (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
(i)if to the Borrower, to it at 30 Corporate Drive, Suite 200, Burlington, Massachusetts 01803, Attention: Corporate Secretary (Facsimile No. (781) 270-1299);
(ii)if to any other Credit Party, to it c/o the Borrower at 30 Corporate Drive, Suite 200, Burlington, Massachusetts 01803, Attention: Corporate Secretary (Facsimile No. (781) 270-1299);
(iii)if to the Administrative Agent, to it at the applicable Notice Office; and
(iv)if to a Lender, to it at its address (or facsimile number) set forth next to its name on the signature pages hereto or, in the case of any Lender that becomes a party to this Agreement by way of assignment under Section 11.06, to it at the address set forth in the Assignment Agreement to which it is a party;
(b)Receipt of Notices. Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent and receipt has been confirmed by telephone. Notices delivered through electronic communications to the extent provided in subpart (c) below shall be effective as provided in said subpart (c).
(c)Electronic Communications. Notices and other communications to the Administrative Agent, an LC Issuer or any Lender hereunder and required to be delivered pursuant to Sections 6.01(a), (b), (c), (d), (g), (h) or (i) may be delivered or furnished by electronic communication (including e-mail and Internet or intranet web sites) pursuant to procedures approved by the Administrative Agent (an “Approved Electronic Platform”). The Administrative Agent and the Borrower may, in their discretion, agree in a separate writing to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as return e-mail or other written acknowledgement, but not by the “return receipt requested” function), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet web site shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the web site address therefor.
(d)Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to each of the other parties hereto in accordance with Section 11.05(a).
(e)Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Loan notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 11.06    Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and other Revolving Facility Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)    in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitments, Revolving Loans and other Revolving Facility Exposure at the time owing to it, (y) an assignment of the entire remaining amount of an assigning Term Loan Lender’s Term Loan Commitment or Term Loans at any time owing to it, or (z) in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and,
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment of a Class (which for this purpose includes Loans and Revolving Facility Exposure outstanding thereunder) or, if the applicable Class of Commitments is not then in effect, the principal outstanding balance of the applicable Class of Loans and Revolving Facility Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date) shall not be less than (x) $1,000,000 and in minimum increments of $1,000,000 in the case of Revolving Loans and Revolving Commitments and (y) $5,000,000 and in minimum increments of $1,000,000 in the case of Term Loans and Term Loan Commitments, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed),
(ii)Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, other Revolving Facility Exposure or the Commitments assigned, except that this subsection (b)(ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Commitments on a non-pro rata basis.
(iii)No consent shall be required for any assignment except to the extent required by subsection (b)(i) (B) of this Section and, in addition:
(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed; provided that it shall not be unreasonable for the Borrower to refuse consent to any Person that is not engaged in the making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is of a Term Loan to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent with five (5) Business Days after having received notice thereof;
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is of a Term Loan to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender; and

(C)the consent of the LC Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.
(iv)The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment Agreement, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 3.03(g).
(v)No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries (except, for the avoidance of doubt, assignments pursuant to Section 2.13(e) or Section 11.06(g)) or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)No such assignment shall be made to a natural person.
(vii)In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the LC Issuer, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.04, 3.02, 3.03 and 11.02 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower.
(c)The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and related interest) of the Loans and Revolving Facility Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding any notice to the contrary. The Register shall be available for inspection by such Lender (but only to entries with respect to itself), at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent Truist Bank serve in such capacity, Truist Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”
(d)Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swing Line Lender or the LC Issuer, sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the LC Issuer, the Swing Line Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of such Lender; (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder; (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment; (iv) change any of the provisions of Section 11.12(a) or the definition of “Required Lenders” or “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; (v) release all or substantially all of the guarantors, or limit the liability of such guarantors, under any guaranty agreement guaranteeing any of the Obligations; or (vi) release all or substantially all collateral (if any) securing any of the Obligations. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.04, 3.02, and 3.03 (subject to the requirements and limitations therein, including the requirements under Section 3.03(g) (it being understood that the documentation required under Section 3.03(g) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) shall be subject to Section 3.05(b) as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.04 or 3.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.05 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.03 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and related interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall not have any responsibility for maintaining a Participant Register.
(e)[Reserved].
(f)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)Notwithstanding anything to the contrary in this Section 11.06, any Lender may, so long as no Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to the Borrower or one of its Subsidiaries on a non-pro rata basis through open market purchases on a non-pro rata basis; provided that (x) such purchases are not financed with Borrowings of Revolving Loans and (y) any Term Loans so repurchased shall be immediately canceled.
Section 11.07    No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrower and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, the making of a Loan or any LC Issuance shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any LC Issuer may have had notice or knowledge of such Default or Event of Default at the time. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that the Administrative Agent or any Lender would otherwise have.
Section 11.08    Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.
(a)THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO EACH HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK GOVERNS THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the Supreme Court of the State of New York sitting in New York City or in the United States District Court of the Southern District of New York, and, by execution and delivery of this Agreement, each of the parties hereto hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto hereby further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the applicable party at its address for notices pursuant to Section 11.05, such service to become effective 30 days after such mailing or at such earlier time as may be provided under applicable law. Nothing herein shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower and/or any of the Credit Parties in any other jurisdiction.
(b)Each of the parties hereto hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to in Section 11.08(a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (INCLUDING, WITHOUT LIMITATION, ANY AMENDMENTS, WAIVERS OR OTHER MODIFICATIONS RELATING TO ANY OF THE FOREGOING), OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.
Section 11.09    Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, including via facsimile transmission or other electronic transmission (including .PDF), each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent. This Agreement, any Loan Document and each communication, including communications required to be in writing, may be in the form of an Electronic Record (as defined below) and may be executed using Electronic Signatures (as defined below). Each of the ~~Loan~~Credit Parties and each of the Creditors agrees that any Electronic Signature on or associated with any communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any communication entered into by Electronic Signature will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Creditors may, at its option, create one or more copies of any communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Creditors shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any ~~Loan~~Credit Party and/or any Creditor without further verification and (ii) upon the request of the Administrative Agent or any Creditor, any Electronic Signature shall be promptly followed by a manually executed, original counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
Section 11.10    Integration. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, for their respective own accounts and benefit and/or for the account, benefit of, and distribution to, the Lenders, constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof or thereof.
Section 11.11    Headings Descriptive. The headings of the several Sections and other portions of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
Section 11.12    Amendment or Waiver.
(a)Except as provided in Section 2.19 with respect to any Incremental Amendment, Section 2.20 with respect to any Refinancing Amendment or Section 7.14 with respect to a change in the fiscal year of the Borrower, neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, changed, waived or otherwise modified unless such amendment, change, waiver or other modification is in writing and signed by the Borrower, the Administrative Agent, and the Required Lenders or by the Administrative Agent acting at the written direction of the Required Lenders; provided, however, that
(i)no change, waiver or other modification shall:
(A)increase the amount of any Commitment of any Lender hereunder (other than as provided in Section 2.19), without the written consent of such Lender or increase the Total Revolving Commitment without the consent of all the Revolving Lenders;
(B)(i) extend or postpone the Revolving Facility Termination Date (other than as provided in Section 2.16(a)) without the written consent of each Revolving Lender, (ii) extend or postpone the Term Loan Maturity Date (other than as provided in Section 2.16(b)) without the written consent of each Term Loan Lender, (iii) extend or postpone the expiration date of any Letter of Credit beyond the latest expiration date for a Letter of Credit provided for herein without the written consent of the LC Issuer and each Revolving Lender which is an LC Participant in such Letter of Credit, or (iv) extend or postpone any scheduled expiration or termination date provided for herein that is applicable to a Commitment of any Lender (other than as provided in Section 2.16), without the written consent of such Lender;

(C)extend the date for any scheduled principal payment or mandatory prepayment of any Loan made by any Lender or reduce the principal amount of any Loan made by any Lender, or reduce the rate or extend the time of payment of, or excuse the payment of, interest thereon (other than as a result of (x) waiving the applicability of any post-default increase in interest rates or (y) any amendment or modification of defined terms used in financial covenants), without the written consent of such Lender;
(D)reduce the amount of any Unreimbursed Drawing as to which any Lender is an LC Participant, or reduce the rate or extend the time of payment of, or excuse the payment of, interest thereon (other than as a result of waiving the applicability of any post-default increase in interest rates or to amend the definition of “Default Rate”), without the written consent of such Lender; or
(E)reduce the rate or extend the time of payment of, or excuse the payment of, any Fees or other amounts payable hereunder (including, without limitation, amounts under Section 11.02) or under any other Loan Document to which any Lender is entitled hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates or to amend the definition of “Default Rate”), without the written consent of such Lender;
(F)while any Term Loans or Term Loan Commitments remain outstanding (A) amend, modify or waive Section 4.02 or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require the Revolving Lenders to make Revolving Loans when such Lenders would not otherwise be required to do so, (B) change the amount of the Swing Line Commitment, (C) change the LC Commitment Amount or (D) amend, modify or waive Section 7.07 (or any Default or Event of Default thereunder), in each case, without the prior written consent of the Required Revolving Lenders, and in the case of clause (D) of this paragraph, written consent of the Required Lenders shall not be required

(ii)no change, waiver or other modification or termination shall, without the written consent of each Lender affected thereby,
(A)release the Borrower from any of its obligations hereunder;
(B)release the Borrower from its guaranty obligations under Article X or release any Credit Party from the Guaranty to which it is a party, except, in the case of a Subsidiary Guarantor, in accordance with a transaction permitted under this Agreement;
(C)release all or any substantial portion of any collateral securing the Obligations, except in connection with a transaction permitted under this Agreement;
(D)amend, modify or waive any provision of this Section 11.12, Section 8.03, or any other provision of any of the Loan Documents pursuant to which the consent or approval of all Lenders, or a number or specified percentage or other required grouping of Lenders or Lenders having Commitments, is by the terms of such provision explicitly required or amend, modify or waive any provision of this Agreement requiring pro rata treatment of Lenders;
(E)reduce the percentage specified in, or otherwise modify, the definition of Required Lenders or Required Revolving Lenders;
(F)consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; or
(G)prior to the occurrence of an Event of Default under Section 8.01(h), (x) subordinate, or have the effect of subordinating the Obligations under the Loan Documents to any other Indebtedness or other obligation or (y) subordinated, or have the effect of subordinating, the Liens securing the Obligations under the Loan Documents to Liens securing any other Indebtedness or other obligation.

Any waiver or consent with respect to this Agreement given or made in accordance with this Section shall be effective only in the specific instance and for the specific purpose for which it was given or made.
(b)No provision of Section 2.05 or any other provision in this Agreement specifically relating to Letters of Credit may be amended without the consent of any LC Issuer adversely affected thereby.
(c)No provision of Article IX may be amended without the consent of the Administrative Agent and no provision of Section 2.04 may be amended without the consent of the Swing Line Lender.
(d)To the extent the Required Lenders (or all of the Lenders, as applicable, as shall be required by this Section) waive the provisions of Section 7.02 with respect to the sale, transfer or other disposition of any property or assets, or any property are assets are sold, transferred or disposed of as permitted by Section 7.02, and such property or assets includes all of the capital stock of a Subsidiary that is a party to a Guaranty such Subsidiary shall be released from such Guaranty; and the Administrative Agent shall be authorized to take actions deemed appropriate by it to effectuate the foregoing.
(e)Notwithstanding anything in this Section 11.12 to the contrary, any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into solely by the Borrower, the Administrative Agent and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 11.12 if such Class of Lenders were the only Class of Lenders hereunder at the time.
(f)Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (i) the Commitment of such Lender may not be increased or extended without the consent of such Lender and (ii) any amendment, waiver or consent requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender in a manner that is materially and disproportionately adverse to such Defaulting Lender compared with other affected Lenders shall require the consent of such Defaulting Lender.

(g)Additional Amendment Provisions.
(i)Nothing herein shall be deemed to prohibit an amendment and/or amendment and restatement of this Agreement consented to by the Required Lenders, the Borrower and the Administrative Agent (A) to add one or more additional credit facilities to this Agreement (it being understood that no Lender shall have any obligation to provide or to commit to provide all or any portion of any such additional credit facility) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents, and (B) to effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent to provide for such additional credit facility.
(ii)In addition, notwithstanding anything to the contrary in this Section 11.12, any Refinancing Amendment shall be effective in accordance with Section 2.20.
(h)Notwithstanding anything to the contrary herein, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Credit Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender (other than (x) any Lead Arranger, (y) any Lender that is a Regulated Bank and (z) any Affiliate of any thereof) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to any Loans and/or Commitments or with respect to any other tranche, class or series of Indebtedness for borrowed money incurred or issued by the Borrower or any of its Subsidiaries at such time of determination (including commitments with respect to any revolving credit facility) (each such item of Indebtedness, including the Loan and Commitments, “Specified Indebtedness”) (each, a “Net Short Lender”) shall have no right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders (including in any plan of reorganization). For purposes of determining whether a Lender has a “net short position” on any date of determination:
(i)derivative contracts with respect to any Specified Indebtedness and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars,
(ii)notional amounts in other currencies shall be converted to the dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination,
(iii)derivative contracts in respect of an index that includes any Credit Party or any instrument issued or guaranteed by any of the Credit Parties shall not be deemed to create a short position with respect to such Specified Indebtedness, so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Credit Parties and any instrument issued or guaranteed by any of the Credit Parties, collectively, shall represent less than 5.0% of the components of such index,
(iv)derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the relevant Specified Indebtedness if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (x) the relevant Specified Indebtedness are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the relevant Specified Indebtedness would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) any of the Credit Parties (or its successor) is designated as a “Reference Entity” under the terms of such derivative transactions, and

(v)credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to any Specified Indebtedness if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of such Specified Indebtedness, or as to the credit quality of any Credit Party other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Credit Parties and any instrument issued or guaranteed by any of the Credit Parties, collectively, shall represent less than 5.0% of the components of such index.
In connection with any such determination, each Lender shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise (other than a proceeding under any Debtor Relief Law) be deemed to have represented and warranted to the Borrower and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Administrative Agent shall be entitled to conclusively rely on each such representation and deemed representation and shall have no duty to (x) inquire as to or investigate the accuracy of any such representation or deemed representation, (y) verify any statements in any officer’s certificates delivered to it or (z) otherwise make any calculations, investigations or determinations with respect to any derivative contracts and/or net short positions). In addition, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Net Short Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Net Short Lender, (y) have any liability with respect to or arising out of any assignment or participation of commitments or loans, or disclosure of confidential information, to any Net Short Lender or (z) have any liability with respect to or arising out of the voting in any amendment or waiver to any Loan Document by any Net Short Lender.

Section 11.13    Survival of Indemnities. All indemnities set forth herein including, without limitation, in Article III (subject to the limitations set forth Section 3.04(d)), Section 9.09 or Section 11.02 shall survive the execution and delivery of this Agreement and the making and repayment of the Obligations.
Section 11.14    Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender; provided, however, that the Borrower shall not be responsible for costs arising under Section 3.01 resulting from any such transfer (other than a transfer pursuant to Section 3.05) to the extent not otherwise applicable to such Lender prior to such transfer.
Section 11.15    Confidentiality.
(a)The Administrative Agent, each LC Issuer and the Lenders agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (1) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (2) to any direct or indirect contractual counterparty in any Hedge Agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section, (3) to the extent requested by any regulatory authority, (4) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (5) to any other party to this Agreement, (6) to any other creditor of any Credit Party that is a direct or intended beneficiary of any of the Loan Documents, (7) in connection with the exercise of any remedies hereunder or under any of the other Loan Documents, or any suit, action or proceeding relating to this Agreement or any of the other Loan Documents or the enforcement of rights hereunder or thereunder, (8) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in any of its rights or obligations under this Agreement, (9) with the consent of the Borrower, (10) subject to an agreement containing provisions substantially the same as those of this Section 11.15, to any actual or prospective counterparty (or its advisors) to any credit insurance, securitization, swap or derivative transaction relating to the Borrower and its obligations or (11) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section, or (ii) becomes available to the Administrative Agent, any LC Issuer or any Lender on a non-confidential basis from a source other than a Credit Party and not otherwise in violation of this Section.
(b)As used in this Section, “Confidential Information” shall mean all non-public information provided to the Administrative Agent, the Collateral Agent, any LC Issuer or any Lender (collectively, the “Restricted Persons” and, each a “Restricted Person”) by the Borrower relating to the Borrower or its business in connection with such Restricted Person’s evaluation of whether to become a Lender hereunder or obtained by such Restricted Person pursuant to or in connection with this Agreement.
(c)Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information. The Borrower hereby agrees that the failure of the Administrative Agent, any LC Issuer or any Lender to comply with the provisions of this Section shall not relieve the Borrower, or any other Credit Party, of any of its obligations under this Agreement or any of the other Loan Documents.
Section 11.16    Limitations on Liability of the LC Issuers. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit. Neither any LC Issuer nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by an LC Issuer against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the LC Obligor shall have a claim against an LC Issuer, and an LC Issuer shall be liable to such LC Obligor, to the extent of any direct, but not consequential, damages suffered by such LC Obligor that such LC Obligor proves were caused by (i) such LC Issuer’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (ii) such LC Issuer’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, an LC Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation.
Section 11.17    General Limitation of Liability. No claim may be made by any Credit Party, any Lender, the Administrative Agent, any LC Issuer or any other Person against the Administrative Agent, any LC Issuer, or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrower, each Lender, the Administrative Agent and each LC Issuer hereby, to the fullest extent permitted under applicable law, waive, release and agree not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in their favor.
Section 11.18    No Duty. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by the Administrative Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of the Administrative Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower, to any of its Subsidiaries, or to any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. The Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.
Section 11.19    Lenders and Agent Not Fiduciary to Borrower, etc. The relationship among the Borrower and its Subsidiaries, on the one hand, and the Administrative Agent, each LC Issuer and the Lenders, on the other hand, is solely that of debtor and creditor, and the Administrative Agent, each LC Issuer and the Lenders have no fiduciary or other special relationship with the Borrower and its Subsidiaries, and no term or provision of any Loan Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.
Section 11.20    Survival of Representations and Warranties. All representations and warranties herein shall survive the making of Loans and all LC Issuances hereunder, the execution and delivery of this Agreement, the Notes and the other documents the forms of which are attached as Exhibits hereto, the issue and delivery of the Notes, any disposition thereof by any holder thereof, and any investigation made by the Administrative Agent or any Lender or any other holder of any of the Notes or on its behalf. All statements contained in any certificate or other document delivered to the Administrative Agent or any Lender or any holder of any Notes by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or otherwise specifically for use in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder, made as of the respective dates specified therein or, if no date is specified, as of the respective dates furnished to the Administrative Agent or any Lender.
Section 11.21    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.21, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by the Bankruptcy Code, then such provisions shall be deemed to be in effect only to the extent not so limited.
Section 11.22    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action, event, condition or circumstance is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations or restrictions of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or event, condition or circumstance exists.
Section 11.23    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Base Rate to the date of repayment, shall have been received by such Lender.
Section 11.24    Judgment Currency. If the Administrative Agent, on behalf of the Lenders, obtains a judgment or judgments against the Borrower or any other Credit Party in a Designated Foreign Currency, the obligations of the Borrower or such Credit Party in respect of any sum adjudged to be due to the Administrative Agent or the Lenders hereunder or under the Notes (the “Judgment Amount”) shall be discharged only to the extent that, on the Business Day following receipt by the Administrative Agent of the Judgment Amount in the Designated Foreign Currency, the Administrative Agent, in accordance with normal banking procedures, may purchase Dollars with the Judgment Amount in such Designated Foreign Currency. If the amount of Dollars so purchased is less than the amount of Dollars that could have been purchased with the Judgment Amount on the date or dates the Judgment Amount (excluding the portion of the Judgment Amount which has accrued as a result of the failure of the Borrower or any other Credit Party to pay the sum originally due hereunder or under the Notes when it was originally due hereunder or under the Notes) was originally due and owing (the “Original Due Date”) to the Administrative Agent or the Lenders hereunder or under the Notes (the “Loss”), the Borrower and the other Credit Parties each agrees as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against the Loss, and if the amount of Dollars so purchased exceeds the amount of Dollars that could have been purchased with the Judgment Amount on the Original Due Date, the Administrative Agent or such Lender agrees to remit such excess to the Borrower.

Section 11.25    USA Patriot Act. Each Lender subject to the USA Patriot Act hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

Section 11.26    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until this Agreement has been terminated. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
Section 11.27    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any the applicable Resolution Authority.

Section 11.28    Acknowledgment Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support,” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 11.28, the following terms have the following meanings:
(i)“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
(ii)“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
(iii)“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
(iv)“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
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